Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-218795

PROSPECTUS

Eldorado Resorts, Inc.

OFFER TO EXCHANGE ANY AND ALL OUTSTANDING

6% SENIOR NOTES DUE 2025 (THE “EXISTING NOTES”)

($375,000,000 IN AGGREGATE PRINCIPAL AMOUNT OUTSTANDING)

FOR

6% SENIOR NOTES DUE 2025 (THE “EXCHANGE NOTES”) AND

GUARANTEES OF THE EXCHANGE NOTES BY THE GUARANTORS NAMED HEREIN

Eldorado Resorts, Inc., a Nevada corporation (together with its consolidated subsidiaries, “ERI”, “Company”, “us”, “we”, or “our”), hereby offers to exchange all of its currently outstanding 6% Senior Notes due 2025 (the “Existing Notes”) tendered in accordance with the procedures described in this prospectus, and not withdrawn, for an equal principal amount of its registered 6% Senior Notes due 2025 (the “Exchange Notes” and along with the Existing Notes, the “Notes”). We are offering to exchange the Existing Notes for the Exchange Notes to satisfy our obligations under the registration rights agreement that we entered into in connection with the sale of the Existing Notes pursuant to Rule 144A and Regulation S under the Securities Act.

The exchange offer will expire at midnight, New York City time, on July 24, 2017, the 20th business day following the date of this prospectus, unless extended in our sole and absolute discretion (the “Expiration Date”).

Terms of the Exchange Offer

•	We are offering to exchange up to $375,000,000 aggregate principal amount of the Exchange Notes for an equal principal amount of the Existing Notes that are validly tendered and not withdrawn prior to the expiration of the exchange offer.

•	You may withdraw tendered Existing Notes at any time prior to the expiration of the exchange offer.

•	The terms of the Exchange Notes are identical in all material respects (including principal amount, interest rate, maturity and redemption rights) to the Existing Notes for which they may be exchanged, except that the exchange notes generally will not be subject to transfer restrictions or be entitled to registration rights. The Exchange Notes will represent the same debt as the Existing Notes and will be issued under the same indenture under which the Existing Notes were issued, dated as of March 29, 2017, and supplemented as of May 1, 2017, among the Company, the Guarantors and U.S. Bank National Association, as trustee (the “Indenture”).

•	The Exchange Notes are guaranteed on a senior unsecured basis (each, a “guarantee”) by each of our existing and future direct and indirect restricted subsidiaries other than immaterial subsidiaries (the “Guarantors”) as described in this prospectus.

•	The exchange of Existing Notes for Exchange Notes pursuant to the exchange offer will not be a taxable event for U.S. federal income tax purposes. See the discussion under the caption “Certain U.S. Federal Income Tax Considerations.”

•	There is no existing market for the Exchange Notes to be issued, and we do not intend to apply for listing or quotation on any securities exchange or market.

•	The exchange offer is not conditioned upon a minimum aggregate principal amount of Existing Notes being tendered. The exchange offer, however, is subject to certain conditions including that the exchange offer does not violate applicable laws or any applicable interpretation of the staff of the Securities and Exchange Commission (the “SEC”).

You should consider the “Risk Factors” beginning on page 16 of this prospectus before you decide whether to participate in the exchange offer.

None of the SEC or any state securities commission has approved or disapproved of the Exchange Notes or the exchange offer or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Each broker-dealer that receives Exchange Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act of 1933, as amended, or the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Existing Notes where such Existing Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

The date of this prospectus is June 26, 2017

In making your investment decision, you should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with any other information. If you receive any other information, you should not rely on it. This prospectus is current as of the date hereof. You should not assume that the information contained or incorporated by reference in this prospectus is accurate as of any date other than the date of such information.

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FORWARD-LOOKING STATEMENTS

This prospectus, any accompanying prospectus supplement and the documents incorporated by reference herein and therein may contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements include statements regarding our strategies, objectives and plans for future development or acquisitions of properties or operations, as well as expectations, future operating results and other information that is not historical information. Terms or phrases such as “anticipates,” “believes,” “projects,” “plans,” “intends,” “expects,” “might,” “may,” “estimates,” “could,” “should,” “would,” “will likely continue,” and variations of such words or similar expressions are intended to identify forward-looking statements. Forward-looking statements speak only as of the date they are made, and we assume no duty to update forward-looking statements. Although our expectations, beliefs and projections are expressed in good faith and with what we believe is a reasonable basis, there can be no assurance that these expectations, beliefs and projections will be realized. There are a number of risks and uncertainties that could cause our actual results to differ materially from those expressed in the forward-looking statements which are included elsewhere in this report. Other factors beyond those listed below could also adversely affect us. Such risks, uncertainties and other important factors include, but are not limited to:

•	our substantial indebtedness and significant financial commitments could adversely affect our results of operations and our ability to service such obligations;

•	restrictions and limitations in agreements governing our debt could significantly affect our ability to operate our business and our liquidity;

•	our facilities operate in very competitive environments and we face increasing competition;

•	our operations are particularly sensitive to reductions in discretionary consumer spending and are affected by changes in general economic and market conditions;

•	our gaming operations are highly regulated by governmental authorities and the cost of complying or the impact of failing to comply with such regulations;

•	changes in gaming taxes and fees in jurisdictions in which we operate;

•	risks relating to pending claims or future claims that may be brought against us;

•	changes in interest rates and capital and credit markets;

•	our ability to comply with certain covenants in our debt documents;

•	the effect of disruptions to our information technology and other systems and infrastructure;

•	construction factors relating to maintenance and expansion of operations;

•	our ability to attract and retain customers;

•	weather or road conditions limiting access to our properties;

•	the effect of war, terrorist activity, natural disasters and other catastrophic events;

•	the intense competition to attract and retain management and key employees in the gaming industry;

•	the ability to successfully integrate the operations, technologies and employees of ERI and Isle of Capri Casinos, Inc.;

•	the ability to realize growth opportunities and cost synergies from the Isle Acquisition (defined below) in a timely manner or at all; and

•	the other factors described in or incorporated by reference into “Risk Factors” in this prospectus.

In light of these and other risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus, any accompanying prospectus supplement and the documents incorporated by reference herein might not occur. Forward-looking statements speak only as of the date they are made, even if subsequently made available on our website or otherwise, and we do not intend to update publicly any forward-looking statement to reflect events or circumstances that occur after the date on which the statement is made, except as may be required by law.

You should also be aware that while we from time to time communicate with securities analysts, we do not disclose to them any material non-public information, internal forecasts or other confidential business information. Therefore, you should not assume that we agree with any statement or report issued by any analyst, irrespective of the content of the statement or report. To the extent that reports issued by securities analysts contain projections, forecasts or opinions, those reports are not our responsibility and are not endorsed by us.

For additional contingencies and uncertainties, see “Risk Factors.”

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a Registration Statement on Form S-4 under the Securities Act with respect to the Exchange Notes. This prospectus, which forms a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits thereto, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and the Exchange Notes, reference is made to the Registration Statement. Any statements made in this prospectus concerning the provisions of certain documents are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement submitted to the SEC. The Registration Statement, the exhibits forming a part thereof and the reports and other information filed by us with the SEC in accordance with the Exchange Act may be inspected, without charge, at the Public Reference Section of the SEC located at 100 F. Street, N.E., Washington, D.C., 20549. Copies of all or any portion of the material may be obtained from the Public Reference Section of the SEC upon payment of the prescribed fees. The SEC also maintains a website on the World Wide Web that contains periodic reports, proxy and information statements and other information at http://www.sec.gov.

We file annual, quarterly, and other reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy any materials we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public through the SEC’s website at http://www.sec.gov. General information about us, including our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as any amendments and exhibits to those reports, are available free of charge through our website at http://www.eldoradoresorts.com as soon as reasonably practicable after we file them with, or furnish them to, the SEC. Information on our website or publicly filed is not incorporated into this prospectus or our other securities filings and is not a part of this prospectus.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is an important part of this prospectus. The incorporated documents contain significant information about us, our business and our finances. This prospectus incorporates by reference the following documents and reports:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2016;

•	our Quarterly Report on Form 10-Q for the period ended March 31, 2017;

•	the information specifically incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2016 from our definitive proxy statement on Schedule 14A filed with the SEC on May 1, 2017;

•	our Current Reports on Form 8-K or Form 8-K/A filed on January 25, 2017, March 13, 2017, March 15, 2017, March 22, 2017, March 29, 2017, April 17, 2017, April 27, 2017, May 1, 2017, May 2, 2017, May 22, 2017 and June 15, 2017 (both current reports filed on such date); and

•	Exhibit 99.1 of Isle of Capri Casinos, Inc.’s Annual Report on Form 10-K for the fiscal year ended April 24, 2016.

We also specifically incorporate by reference any documents filed by us with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than portions of these documents that are either (1) described in paragraph (e) of Item 201 of Registration S-K or paragraphs (d)(1)-(3) and (e)(5) of Item 407 of Regulation S-K promulgated by the SEC or (2) furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K, unless otherwise indicated therein) after the date of this prospectus and prior to the termination of the offerings under this prospectus. The information contained in any such document will automatically be considered part of this prospectus from the date the document is filed with the SEC. Any information contained in this prospectus or in any document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to have been modified or superseded to the extent that a statement contained in this prospectus, in any other document we subsequently file with the SEC that is also incorporated or deemed to be incorporated by reference in this prospectus or in the applicable prospectus supplement, modifies or supersedes the original statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to be a part of this prospectus. In no event, however, will any of the information that we “furnish” to the SEC in any current report on Form 8-K or any other report or filing be incorporated by reference into, or otherwise included in, this prospectus.

You may request a copy of any documents incorporated by reference in this prospectus, at no cost, by writing or telephoning us at the following address and telephone number:

Eldorado Resorts, Inc.

Attention: Investor Relations

100 West Liberty Street, Suite 1150

Reno, Nevada 89501

Tel: (775) 328-0112

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus.

TO OBTAIN TIMELY DELIVERY OF ANY REQUESTED INFORMATION, YOU MUST MAKE ANY REQUEST NO LATER THAN JULY 17, 2017, WHICH IS FIVE BUSINESS DAYS PRIOR TO THE EXPIRATION DATE OF THE EXCHANGE OFFER.

SUMMARY

This summary highlights selected information contained or incorporated by reference in this prospectus. This summary does not contain all of the information you should consider before tendering your Existing Notes in the exchange offer. Before making your decision, you should read carefully (i) this entire prospectus, including the section entitled “Risk Factors,” (ii) all other information contained in and incorporated by reference in this prospectus, including the risks and uncertainties described under “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2016 and in our subsequent filings with the SEC, (iii) the other documents to which we refer and (iv) our financial statements and notes to those financial statements incorporated by reference herein. This prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors. See “Forward-Looking Statements” for information relating to these forward-looking statements.

Overview

The Company

ERI is a gaming and hospitality company that owns and operates 20 gaming facilities located in Ohio, Louisiana, Nevada, Pennsylvania, West Virginia, Colorado, Florida, Iowa, Mississippi and Missouri, featuring over 21,000 slot machines and video lottery terminals (“VLTs”), more than 500 table games and over 7,000 hotel rooms. ERI’s primary source of revenue is generated by gaming operations, but ERI uses hotels, restaurants, bars, entertainment, racing, retail shops and other services to attract customers to its properties. ERI was founded in 1973 in Reno, Nevada as a family business by the Carano family.

ERI’s principal executive offices are located at 100 West Liberty Street, Suite 1150, Reno, Nevada 89501 and the telephone number at that location is (775) 328-0100.

We own and operate the following properties:

•	Eldorado Resort Casino Reno (“Eldorado Reno”) —An 814-room hotel, casino and entertainment facility connected via an enclosed skywalk to Silver Legacy and Circus Reno located in downtown Reno, Nevada that includes 1,142 slot machines, 46 table games and an 11 table poker room;

•	Silver Legacy Resort Casino (“Silver Legacy”) —A 1,711-room themed hotel and casino connected via an enclosed skywalk to Eldorado Reno and Circus Reno that includes 1,212 slot machines and 63 table games;

•	Circus Circus Reno (“Circus Reno”) —A 1,571-room hotel-casino and entertainment complex connected via an enclosed skywalk to Eldorado Reno and Silver Legacy that includes 695 slot machines and 27 table games;

•	Eldorado Resort Casino Shreveport (“Eldorado Shreveport”) —A 403-room, all suite art deco-style hotel and tri-level riverboat dockside casino situated on the Red River in Shreveport, Louisiana that includes 1,387 slot machines, 52 table games and an eight table poker room;

•	Mountaineer Casino, Racetrack & Resort (“Mountaineer”) —A 354-room hotel, casino and entertainment facility and live thoroughbred horse racing located on the Ohio River at the northern tip of West Virginia’s northwestern panhandle that includes 1,510 slot machines, 36 table games and a 10 table poker room;

•	Presque Isle Downs & Casino (“Presque Isle Downs”) —A casino and live thoroughbred horse racing facility with 1,594 slot machines, 32 table games and a seven table poker room located in Erie, Pennsylvania;

•	Eldorado Gaming Scioto Downs (“Scioto Downs”) —A modern “racino” offering 2,206 video lottery terminals (“VLT”) and harness racing located 15 minutes from downtown Columbus, Ohio;

•	Isle Casino Hotel-Black Hawk—A land-based casino on an approximately 10-acre site in Black Hawk, Colorado that includes 1,086 slot machines, 25 table games, a nine table poker room and a 238-room hotel;

•	Lady Luck Casino-Black Hawk—A land based casino across the intersection from Isle Casino Hotel in Black Hawk, Colorado, that includes 455 slot machines, 10 table games, five poker tables and a 164-room hotel with a parking structure connecting Isle Casino Hotel-Black Hawk and Lady Luck Casino-Black Hawk;

•	Pompano—A casino and harness racing track on an approximately 223-acre owned site in Pompano Beach, Florida, that includes 1,446 slot machines and a 42 table poker room;

•	Bettendorf—A land-based single-level casino located off of Interstate 74 in Bettendorf, Iowa that includes 969 slot machines and 19 table games with two hotel towers with 509 hotel rooms;

•	Waterloo—A single-level land-based casino in Waterloo, Iowa that includes 948 slot machines, 25 table games, four poker tables and a 195-room hotel;

•	Isle of Capri Casino Hotel Lake Charles—A gaming vessel on an approximately 19 acre site in Lake Charles, Louisiana, with 1,157 slot machines, 49 table games, including 13 poker tables and two hotels offering 493 rooms;

•	Lula—Two dockside casinos in Lula, Mississippi with 885 slot machines and 21 table games, two on-site hotels with a total of 451 rooms and a 28-space RV Park;

•	Vicksburg—A dockside casino in Vicksburg, Mississippi that includes 613 slot machines, 7 table games and a hotel with a total of 89 rooms;

•	Boonville—A single-level dockside casino in Boonville, Missouri that includes 914 slot machines, 20 table games and a 140-room hotel;

•	Cape Girardeau—A dockside casino and pavilion and entertainment center in Cape Girardeau, Missouri that includes 930 slot machines, 22 table games and 4 poker tables;

•	Caruthersville—A riverboat casino located along the Mississippi River in Caruthersville, Missouri that includes 557 slot machines and nine table games;

•	Kansas City—A dockside casino located close to downtown Kansas City, Missouri offering 977 slot machines and 18 table games; and

•	Nemacolin—A casino property located on the 2,000 acre Nemacolin Woodlands Resort in Western Pennsylvania that includes 597 slot machines and 29 table games.

On August 22, 2016, Isle entered an agreement to sell Isle of Capri Casino Hotel Lake Charles for aggregate consideration of $134.5 million, subject to certain adjustments. The transaction is expected to be completed in 2017, subject to Louisiana Gaming Board approval and other customary closing conditions.

Isle Acquisition

On May 1, 2017, we completed our previously announced acquisition (the “Isle Acquisition”) of Isle of Capri Casinos, Inc., a Delaware corporation (“Isle”), pursuant to the Agreement and Plan of Merger, dated as of September 19, 2016 (the “Merger Agreement”), by and among ERI, Isle, Eagle I Acquisition Corp., a Delaware corporation and direct wholly owned subsidiary of the Company, and Isle of Capri Casinos LLC (f/k/a Eagle II Acquisition Company LLC), a Delaware limited liability company and direct wholly owned subsidiary of the Company (“Escrow Issuer”).

Pursuant to the Merger Agreement, as a result of the Isle Acquisition, each share of common stock, par value $0.01 per share, of Isle (“Isle Stock”), became converted into the right to receive, at the election of the holders of such shares of Isle Stock, subject to adjustment and proration and reallocation as described in the Merger Agreement, $23.00 in cash per share of Isle Stock (the “Cash Consideration”) or 1.638 shares of our Common Stock (the “Stock Consideration”).

Holders of 33,291,780 shares of Isle Stock elected to receive the Stock Consideration (“Stock Election Shares”), holders of 6,885,654 shares of Isle Stock elected to receive the Cash Consideration (“Cash Election Shares”), and holders of the remaining shares of Isle Stock did not make any election (“No Election Shares”). As a result and in accordance with the adjustment, proration and reallocation procedures described in the Merger Agreement, (x) each holder of Cash Election Shares and No Election Shares became entitled to receive Cash Consideration in respect of such Cash Election Shares and No Election Shares and (y) each holder of Stock Election Shares became entitled to receive Stock Consideration in respect of 52.2% of the Stock Election Shares held by such holder and Cash Consideration in respect of the remaining 47.8% of the Stock Election Shares held by such holder.

In connection with the Isle Acquisition, Escrow Issuer entered into the Indenture with respect to the issuance of the Existing Notes and a new Credit Agreement by and among Escrow Issuer, as initial borrower, JPMorgan Chase Bank, N.A., as administrative agent, and the lenders party thereto dated as of April 17, 2017 (the “ERI Credit Facility”), consisting of a $1.45 billion term loan (the “Term Loan”) and a $300.0 million revolving credit facility. The proceeds from the Term Loan and proceeds from the issuance of the Existing Notes, were placed in escrow pending satisfaction of certain conditions, including consummation of the Isle Acquisition. In connection with the consummation of the Isle Acquisition on May 1, 2017, the escrowed funds were released and ERI assumed Escrow Issuer’s obligations under the ERI Credit Facility, the Indenture and the Existing Notes, and certain of ERI’s subsidiaries executed guarantees of ERI’s obligations under the ERI Credit Facility and the Indenture.

SUMMARY DESCRIPTION OF THE EXCHANGE OFFER

On March 29, 2017, Escrow Issuer issued and sold $375,000,000 in aggregate principal amount of the Existing Notes in transactions exempt from registration under the Securities Act. In connection with such transactions, Escrow Issuer entered into a Registration Rights Agreement, dated March 29, 2017 (the “Registration Rights Agreement”) with the initial purchasers of the Existing Notes. In the Registration Rights Agreement, Escrow Issuer agreed to register under the Securities Act an offer of our new Exchange Notes in exchange for our Existing Notes. On May 1, 2017, ERI assumed Escrow Issuer’s obligations under the Existing Notes, the Indenture and the Registration Rights Agreement. In this prospectus, we refer to the Existing Notes and the Exchange Notes together as the “Notes.” You should read the discussion in the section entitled “Summary Description of the Exchange Notes” for information regarding the Notes.

Existing Notes	6% Senior Notes due 2025.

Exchange Notes	6% Senior Notes due 2025 which have been registered under the Securities Act. The form and the terms of the Exchange Notes will be identical in all material respects to those of the Existing Notes, except that the transfer restrictions and registration rights relating to the Existing Notes will not apply to the Exchange Notes.

Exchange Offer	We are offering to issue up to $375 million aggregate principal amount of the Exchange Notes in exchange for a like principal amount of the Existing Notes to satisfy our obligations under the Registration Rights Agreement. The Existing Notes were sold in transactions in reliance upon the exemptions from registration provided by Rule 144A and Regulation S under the Securities Act.

Expiration Date; Tenders	The exchange offer will expire at midnight, New York City time, on July 24, 2017, the twentieth business day following the date of this prospectus, unless extended in our sole and absolute discretion. By tendering your Existing Notes, you represent to us that:

•	you are not our “affiliate,” as defined in Rule 405 under the Securities Act or if you are our “affiliate” as defined in Rule 405 under the Securities Act and you are engaging in or intend to engage in or have an arrangement or understanding with any person to participate in a distribution of the Exchange Notes to be acquired pursuant to the exchange offer, you will not rely on the applicable interpretations of the SEC and will comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction;

•	any Exchange Notes you receive in the exchange offer are being acquired by you in the ordinary course of your business;

•	at the time of the commencement of the exchange offer, neither you nor anyone receiving Exchange Notes from you, has any arrangement or understanding with any person to participate in the distribution, as defined in the Securities Act, of the Exchange Notes in violation of the Securities Act;

•	if you are a broker-dealer, you will receive the Exchange Notes for your own account in exchange for Existing Notes that were acquired by you as a result of your market-making or other trading activities and that you will deliver a prospectus in connection with any resale of the Exchange Notes you receive. For further information regarding resales of the Exchange Notes by participating broker-dealers, see the discussion under the caption “Plan of Distribution”; and

•	if you are not a broker-dealer, you are not engaged in, and do not intend to engage in, the distribution of the Exchange Notes, as defined in the Securities Act.

Withdrawal; Non-Acceptance	You may withdraw any Existing Notes tendered in the exchange offer at any time prior to midnight, New York City time, on July 24, 2017. To be effective, a written notice of withdrawal must be received by the Exchange Agent, at the address set forth under the caption “The Exchange Offer—Exchange Agent.” For further information regarding the withdrawal of any tendered Existing Notes, see “The Exchange Offer—Withdrawal Rights.”

Conditions to the Exchange Offer	As described more fully in this prospectus, consummation of the exchange offer is subject to the satisfaction or waiver of certain conditions. We reserve the right to terminate or amend the exchange offer at any time before the expiration date if various specified events occur.

Procedure for Tending Existing Notes	For a description of the procedure for tendering Existing Notes, see “The Exchange Offer—Procedures for Tendering Existing Notes” and the letter of transmittal.

Consequences of Failure to Exchange	For a description of the consequences of failing to exchange your Existing Notes pursuant to the exchange offer, see “Risk Factors—Certain Risks Related to the Exchange Offer.”

Use of Proceeds	We will not receive any proceeds from the exchange offer. In consideration for issuing the Exchange Notes in exchange for the Existing Notes as described in this prospectus, we will receive, retire and cancel the Existing Notes.

Broker-Dealers	Each broker-dealer that receives Exchange Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The letter of transmittal states that by so acknowledging and delivering a prospectus, a broker-dealer will not be deemed to admit that it is an underwriter within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Existing Notes which were received by the broker-dealer as a result of market making or other trading activities. See “Plan of Distribution” for more information.

Taxation	The exchange of Existing Notes for Exchange Notes will not be a taxable transaction for U.S. federal income tax purposes. For more information, see “Certain U.S. Federal Income Tax Considerations.”

SUMMARY DESCRIPTION OF THE EXCHANGE NOTES

The summary below describes the principal terms of the Exchange Notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. See the “Description of the Exchange Notes” section of this prospectus for a more detailed description of the terms and conditions of the Exchange Notes.

Issuer	Eldorado Resorts, Inc.

Exchange Notes Offered	$375,000,000 aggregate principal amount of 6% Senior Notes due 2025.

Maturity	April 1, 2025.

Interest Rate	6.000% per annum.

Interest Payment Dates	Interest on the Notes will be payable in cash semi-annually in arrears on April 1 and October 1 of each year, commencing on October 1, 2017.

Gaming Redemption	The Notes are subject to redemption imposed by gaming laws and regulations of applicable gaming regulatory authorities. See “Description of the Exchange Notes—Gaming redemption.”

Ranking	The Notes and the guarantees are our and the Guarantors’ general senior unsecured obligations and will:

•	rank senior in right of payment to all existing and future subordinated indebtedness of the Company and the Guarantors;

•	rank equally in right of payment with all existing and future senior indebtedness of the Company and the Guarantors, including the obligations under the Company’s 7% Senior Notes due 2023 (the “7% Notes”);

•	be effectively subordinated to any existing and future secured debt of the Company and the Guarantors, including indebtedness under the ERI Credit Facility (as defined in “Description of the Exchange Notes”) to the extent of the value of the collateral securing such indebtedness; and

•	be structurally subordinated to all existing and future indebtedness and other liabilities of the Company’s non-guarantor subsidiaries (other than indebtedness and liabilities owed to the Company or Guarantors).

As of March 31, 2017, after giving effect to the Isle Acquisition:

•	we and the Guarantors had approximately $2,326 million of total indebtedness outstanding, of which approximately $1,576 million is secured, and $175 million of availability under our revolving credit facility.

•	the non-guarantor subsidiaries did not have any outstanding indebtedness or other liabilities (excluding intercompany liabilities).

Guarantees	The Notes will be fully and unconditionally guaranteed, jointly and severally, on a senior unsecured basis by each of our current and future restricted subsidiaries other than immaterial subsidiaries. The guarantees may be released under certain circumstances.

Asset Sale Proceeds	If we or our restricted subsidiaries engage in asset sales, we generally must either invest the net cash proceeds from such sales in our business within a period of time, prepay secured debt or make an offer to purchase an amount of the Notes equal to the excess net cash proceeds. The purchase price of the Notes will be 100% of their principal amount plus accrued and unpaid interest.

Optional Redemption	We may, at our option, redeem some or all of the Notes at any time on or after April 1, 2020, at the redemption prices listed under “Description of the Exchange Notes—Optional redemption.” Prior to April 1, 2020, we may also redeem some or all of the Notes at a price equal to 100% of the principal amount of the Notes redeemed plus accrued and unpaid interest to the date of redemption, plus a “make-whole” premium. Prior to April 1, 2020, we may redeem up to 35% of the original principal amount of the Notes with proceeds of certain equity offerings. See “Description of the Exchange Notes—Optional redemption.”

Change of Control; Mandatory Offer to Repurchase	If a Change of Control (as defined in “Description of the Exchange Notes”) occurs, we must offer to repurchase the Notes at a redemption price equal to 101% of the principal amount thereof plus any accrued and unpaid interest to, but not including, the repurchase date.

Certain Covenants	The Indenture contains covenants that, among other things, limit the ability of the Company and its restricted subsidiaries to:

•	pay dividends or distributions or make certain other restricted payments or investments;

•	incur or guarantee additional indebtedness or issue disqualified stock or create subordinated indebtedness that is not subordinated to the Notes or the guarantees;

•	create liens;

•	transfer and sell assets;

•	merge, consolidate, or sell, transfer or otherwise dispose of all or substantially all of our assets;

•	enter into certain transactions with affiliates;

•	engage in lines of business other than its core business and related businesses; and

•	create restrictions on dividends or other payments by our restricted subsidiaries.

In addition, the Indenture contains covenants relating to additional subsidiary guarantees in certain circumstances and the furnishing of customary reports to the noteholders. Unrestricted subsidiaries are not subject to the restrictive covenants in the Indenture.

These covenants are subject to a number of important limitations and exceptions. See “Description of the Exchange Notes—Certain covenants.”

Risk Factors	See “Risk Factors” and the other information in this prospectus for a discussion of the factors you should carefully consider before deciding to tender your Existing Notes in the exchange offer.

Selected Historical Consolidated Financial Information

The summary historical consolidated financial data presented below as of and for the three months ended March 31, 2017 and 2016 have been derived from ERI’s unaudited condensed consolidated financial statements, which are incorporated by reference in this prospectus. The summary historical consolidated financial data presented below for the fiscal years ended December 31, 2016, 2015 and 2014 have been derived from ERI’s audited consolidated financial statements, which are incorporated by reference in this prospectus.

On September 19, 2014 (the “MTR Merger Date”), a wholly-owned subsidiary of ERI merged into Eldorado Holdco LLC (“Holdco”), the parent of Eldorado Resorts, and MTR Gaming. Effective upon this merger (the “MTR Merger”), Holdco, Eldorado Resorts and MTR Gaming became wholly-owned subsidiaries of ERI. The MTR Merger has been accounted for as a reverse acquisition of MTR Gaming by Holdco under accounting principles generally accepted in the United States. As a result, Holdco is considered the acquirer of MTR Gaming for accounting purposes. The historical financial information included in the following table for periods prior to the MTR Merger Date are those of Eldorado Resorts and its subsidiaries. The presentation of information herein for periods prior to the MTR Merger Date and after the MTR Merger Date are not fully comparable because the results of operations for MTR Gaming are not included for periods prior to the MTR Merger Date.

You should read the financial information presented below in conjunction with our consolidated financial statements and accompanying notes as well as “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” incorporated by reference in this prospectus.

The summary pro forma condensed combined financial information has been prepared to illustrate the effects of certain adjustments that are expected to have a continuing impact on the results of operations related to the Isle Acquisition, as if the Isle Acquisition had occurred on January 1, 2016. Preparation of unaudited pro forma condensed combined financial information is based on estimates and assumptions deemed appropriate by ERI. The pro forma information is unaudited and is not necessarily indicative of the results that actually would have occurred if the Isle Acquisition had been consummated as of January 1, 2016, nor does it purport to represent the financial position and results of operations for future periods. The pro forma adjustments are based upon currently available information and upon certain assumptions that we believe are reasonable.

	Unaudited Pro forma		Three months ended March 31,		Year ended December 31,
	Three months	Fiscal Year
	ended	ended
	March 31,	December 31,
	2017	2016	2017	2016	2016	2015(1)	2014(2)	2013	2012
			(unaudited)
(dollars in millions, except operating data)
Consolidated Statement of Operations Data:
Operating revenues:
Casino	$347.0	$1,488.8	$162.8	$169.1	$693.0	$614.2	$298.8	$192.4	$200.3
Pari-mutuel commissions	3.6	19.6	0.6	0.7	8.6	9.0	2.0	—	—
Food and beverage	50.0	228.6	29.5	33.7	142.0	97.7	68.2	60.6	59.3
Hotel	22.5	115.6	18.0	20.2	94.3	37.5	28.0	26.9	26.2
Other	11.5	57.2	8.6	10.9	45.2	26.1	13.2	10.4	10.4

Total revenues	434.6	1,909.8	219.5	234.6	983.1	784.5	410.2	290.3	296.2
Less promotional allowances	(39.8)	(192.3)	(18.6)	(21.0)	(90.3)	(64.8)	(48.4)	(43.1)	(41.5)

Net operating revenues	394.8	1,717.5	200.9	213.6	892.8	719.7	361.8	247.2	254.7

	Unaudited Pro forma		Three months ended March 31,		Year ended December 31,
	Three months	Fiscal Year
	ended	ended
	March 31,	December 31,
	2017	2016	2017	2016	2016	2015(1)	2014(2)	2013	2012
			(unaudited)
(dollars in millions, except operating data)
Operating expenses:
Casino	176.2	751.5	90.5	96.3	390.3	357.6	167.8	101.9	104.0
Pari-mutuel commissions	3.6	18.7	1.2	1.3	9.8	10.0	2.4	—	—
Food and beverage	24.0	109.5	17.4	19.7	81.9	52.6	37.4	29.0	29.1
Hotel	7.8	36.1	6.6	7.1	30.7	11.3	8.5	7.9	8.0
Other	15.9	71.2	5.3	6.1	26.9	15.3	9.3	7.3	7.3
Marketing and promotions	23.0	95.5	10.1	9.6	40.6	31.2	22.0	17.8	18.7
General and administrative	58.0	237.0	31.8	31.7	130.2	96.9	58.7	43.7	44.9
Corporate	12.3	46.0	6.6	6.9	19.9	16.5	4.6	—	—
Preopening Expense	—	0.8	—	—	—	—	—	—	—
Depreciation and amortization	28.8	116.4	15.6	16.2	63.4	56.9	28.6	17.0	17.7

Operating expenses	349.6	1,482.7	185.0	194.9	793.7	648.3	339.3	224.6	229.7

Loss on sale or disposition of property	—	(0.8)	—	—	(0.8)	—	(0.1)	(0.2)	(0.2)
Acquisition charges	—	—	(1.6)	(0.5)	(9.2)	(2.5)	(7.4)	(3.2)	—
Equity in (loss) income of unconsolidated affiliates(3)	(0.2)	—	(0.2)	—	—	3.5	2.7	3.4	(9.0)

Operating income	45.0	234.0	14.1	18.3	89.1	72.4	17.7	22.6	15.8
Other income (expense):
Interest expense, net	(27.4)	(109.0)	(12.7)	(13.0)	(50.9)	(61.6)	(30.7)	(15.7)	(16.1)
Gain on valuation of unconsolidated affiliate	—	—	—	—	—	35.6	—	12.0	—
Gain on termination of supplemental executive retirement plan	—	—	—	—	—	—	0.7	—	—
Loss on early retirement of debt, net	—	(0.2)	—	—	(0.2)	(1.9)	(0.1)	—	—

Total other expense	(27.4)	109.1	(12.7)	(13.1)	(51.1)	(27.9)	(30.1)	(3.7)	(16.8)

Net income (loss) before income taxes	17.6	124.8	1.5	5.2	38.0	44.5	(12.4)	18.9	(1.0)
(Provision) benefit for income taxes(4)	(5.4)	(16.4)	(0.5)	(1.8)	(13.2)	69.6	(1.8)	—	—

Net income (loss)	12.2	108.4	1.0	3.4	24.8	114.1	(14.2)	18.9	(1.0)
Less net income attributable to non-controlling interest(5)	—	—	—	—	—	—	(0.1)	—	—

Net income (loss) attributable to ERI(5)	$12.2	$108.4	$1.0	$3.4	$24.8	$114.1	$(14.3)	$18.9	$(1.0)

	Unaudited Pro forma	Three months ended March 31,		Year ended December 31,
	Three months
	ended
	March 31,
	2017	2017	2016	2016	2015(1)	2014(2)	2013	2012
		(unaudited)
Operating Data(7):
Number of hotel rooms(8)	7,132	4,853	4,853	4,853	4,853	1,571	1,217	1,217
Average hotel occupancy rate(9)	51.5%	49.3%	57.4%	63.1%	77.9%	84.1%	85.1%	84.1%
Number of slot machines(8)	21,280	9,778	9,934	9,746	10,281	8,665	2,738	2,779
Number of table games(8)	510	254	258	256	263	177	100	97

	Unaudited Pro forma	As of March 31,		As of December 31,
	March 31, 2017	2017	2016	2016	2015	2014	2013	2012
		(unaudited)
(dollars in millions)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$272.3	$44.6	$44.1	$61.0	$78.3	$87.6	$29.8	$25.3
Total assets	3,611.2	1,645.8	1,286.1	1,294.0	1,325.0	1,171.6	270.2	262.5
Total debt	2,325.8	1,191.0	856.6	823.2	892.2	778.9	170.8	176.1
Stockholders’ equity	816.0	301.5	275.0	298.5	270.7	151.6	75.6	61.0

	Three months ended March 31,		Year ended December 31,
	2017	2016	2016	2015(1)
(dollars in millions)
Other Data:
Adjusted EBITDA(6)	$33.4	$38.3	$168.3	$160.6

(1)	On July 7, 2015, Eldorado Resorts entered into the Purchase and Sale Agreement (the “Reno Purchase Agreement”) with subsidiaries of MGM Resorts International to purchase the 50% interest in the Silver Legacy Joint Venture held by Galleon, Inc. and the assets constituting Circus Reno. On November 24, 2015 (the “Reno Acquisition Date”), Eldorado Resorts acquired all of the assets and properties of Circus Reno and the 50% membership interest in the Silver Legacy Joint Venture owned by Galleon, Inc. (the “Reno Acquisition”). The total purchase consideration was $223.6 million. Following the consummation of the Reno Acquisition, the Silver Legacy Joint Venture became a wholly-owned indirect subsidiary of ERI.
(2)	On the MTR Merger Date, a wholly-owned subsidiary of ERI merged into Holdco, the parent of Eldorado Resorts, and MTR Gaming. Effective upon the MTR Merger, Holdco, Eldorado Resorts and MTR Gaming became wholly-owned subsidiaries of ERI.
(3)	Except as explained in note (4) below, equity in income of unconsolidated affiliates prior to the Reno Acquisition Date represents (a) Eldorado Resorts’ 48.1% joint venture interest in the Silver Legacy Joint Venture (or, prior to the MTR Merger Date, its 50% interest in Eldorado Limited Liability Company (“ELLC”)) and (b) for periods prior to September 1, 2014, Eldorado Resorts’ 21.3% interest in Tamarack Crossing, LLC (“Tamarack”). Since ERI operates in the same line of business as the Silver Legacy and Tamarack, each with casino and/or hotel operations, ERI’s equity in the income of such affiliates is included in operating income.
(4)	Prior to September 19, 2014, Holdco was taxed as a partnership under the Internal Revenue Code of 1986, as amended (the “Code”) pursuant to which income taxes were primarily the responsibility of the partners. On September 18, 2014, as part of the MTR Merger, ERI became a C Corporation subject to the federal and state corporate-level income taxes at prevailing corporate tax rates. While taxed as a partnership, Holdco was not subject to federal income tax liability. Because holders of membership interests in Holdco were required to include their respective shares of Holdco and Eldorado Resorts’ taxable income (loss) in their individual income tax returns, Eldorado Resorts made distributions to its member, Holdco and Holdco made distributions to its members to cover such liabilities.
(5)	Prior to the Reno Acquisition Date, non-controlling interest represented the minority partners’ share of ELLC’s 50% joint venture interest in the Silver Legacy Joint Venture. The non-controlling interest in ELLC was owned by certain Holdco equity holders and was approximately 4%. The non-controlling interest in the Silver Legacy was 1.9%. ERI acquired the remaining 50% joint venture interest pursuant to the Reno Acquisition and exercised its rights to acquire the non-controlling interest of ELLC.
(6)

Adjusted EBITDA, a non-GAAP financial measure, has been presented as a supplemental disclosure because it is a widely used measure of performance and basis for valuation of companies in our industry and we believe that this non-GAAP supplemental information will be helpful in understanding ERI’s ongoing operating results. ERI defines Adjusted EBITDA as operating income (loss) before depreciation and amortization, stock based compensation, (gain) loss on the sale or disposal of property, equity in income of unconsolidated affiliates, acquisition charges, S-1 expenses and other regulatory gaming assessments, to the extent that such items existed in the periods presented. Adjusted EBITDA is not a measure of performance or liquidity calculated in accordance with GAAP, is unaudited and should not be considered an alternative to, or more meaningful than, net income (loss) as an indicator of operating performance. Uses of cash flows that are not reflected in Adjusted EBITDA include capital expenditures, interest payments, income taxes, debt principal repayments and certain regulatory gaming assessments, which can be significant. As a result, Adjusted EBITDA should not be considered as a measure of liquidity. Other companies that provide EBITDA information may calculate EBITDA differently than ERI does. The definition of “Adjusted EBITDA” may not be the same as the definitions used in any of ERI’s debt agreements. Set forth below is a quantitative reconciliation of ERI’s Adjusted EBITDA to net income (loss), which we believe is the most comparable financial measure calculated in accordance with GAAP, for each of the years ended December 31, 2016 and 2015 and for each of the three months ended March 31, 2017 and 2016 (unaudited, in thousands).

	Year ended December 31, 2016
	Operating income (loss)	Depreciation and amortization	Stock-based compensation(c)	Transaction expenses(d)	Severance expense	Other(e)	Adjusted EBITDA
Nevada	$41,620	$20,220	$—	$—	$230	$263	$62,333
Louisiana	23,378	7,861	—	—	—	(41)	31,198
Eastern(b)	53,610	34,887	—	—	305	1,033	89,835
Corporate	(29,490)	481	3,341	9,182	1,461	(55)	(15,080)

Total	$89,118	$63,449	$3,341	$9,182	$1,996	$1,200	$168,286

	Year ended December 31, 2015
	Operating income (loss)	Depreciation and amortization	Stock-based compensation(c)	Transaction expenses(d)	Severance expense	Other(e)	Adjusted EBITDA
Nevada	$13,989	$9,547	$—	$—	$115	$(3,457)	$20,194
Louisiana	21,423	7,621	—	—	25	(18)	29,051
Eastern	56,491	39,341	—	—	163	(273)	95,722
Corporate	(19,387)	412	1,488	3,069	75	54	(14,289)

Total Excluding Pre-Reno Acquisition	$72,516	$56,921	$1,488	$3,069	$378	$(3,694)	$130,678

Pre-Reno Acquisition(a)	19,850	10,008	—	—	20	2	29,880

Total Including Pre-Reno Acquisition(f)	$92,366	$66,929	$1,488	$3,069	$398	$(3,692)	$160,558

	Three months ended March 31, 2017
	Operating income (loss)	Depreciation and amortization	Stock-based compensation(c)	Transaction expenses(d)	Severance expense	Other(e)	Adjusted EBITDA
Nevada	$1,526	$4,643	$—	$—	$160	$—	$6,329
Louisiana	5,918	1,932	—	—	—	—	7,850
Eastern	15,042	8,880	—	—	—	156	24,078
Corporate	(8,337)	149	1,733	1,614	(11)	—	(4,852)

Total	$14,149	$15,604	$1,733	$1,614	$149	$156	$33,405

	Three months ended March 31, 2016
	Operating income (loss)	Depreciation and amortization	Stock-based compensation(c)	Transaction expenses(d)	Severance expense	Other(e)	Adjusted EBITDA
Nevada	$5,565	$5,463	$—	$—	$—	$(34)	$10,994
Louisiana	6,502	1,946	—	—	—	(1)	8,447
Eastern(b)	13,731	8,684	—	—	—	491	22,906
Corporate	(7,535)	111	1,454	518	1,445	—	(4,007)

Total	$18,263	$16,204	$1,454	$518	$1,445	$456	$38,340

(a)	Figures for the year ended December 31, 2015 represent the results of Silver Legacy and Circus Reno for the period beginning on January 1, 2015 and ending on November 24, 2015, the date that the acquisition of such properties was consummated. Such figures are based on the unaudited historical internal financial statements of such entities and have not been reviewed by ERI’s auditors.
(b)	Effective January 1, 2016, the Ohio Lottery Commission enacted a regulatory change which resulted in the establishment of a $1.0 million progressive slot liability and a corresponding decrease in net slot win in during the first quarter of 2016. The changes are non-cash and related primarily to prior years. The net non-cash impact to Adjusted EBITDA was $0.6 million for each of the year ended December 31, 2016 and the three months ended March 31, 2016.
(c)	Included in stock-based compensation expense is $0.8 million and $0.5 million of additional stock-based compensation expense as a result of severance related restricted stock units becoming fully vested during the year ended December 31, 2016 and the three months ended March 31, 2016, respectively.
(d)	Transaction expenses represent acquisition costs related to the Isle Acquisition, the MTR Merger and the Reno Acquisition and also include a credit of $2.0 thousand for the year ended December 31, 2016 and for the three months ended March 31, 2016, and an expense of $0.6 million for the year ended December 31, 2015 and for the three months ended March 31, 2016 related to S-1 offering costs.
(e)	Other is comprised of (gain) loss on the sale or disposal of property, equity in income of unconsolidated affiliate and other regulatory gaming assessments, including the item listed in footnote (b) above.
(f)	Results of operations for the year ended December 31, 2015 include the operations of Silver Legacy and Circus Reno, which were acquired by ERI on November 24, 2015, as if the acquisition occurred on January 1, 2015. Such presentation does not conform with GAAP or the Securities and Exchange Commission rules for pro forma presentation; however, we have included the combined information because we believe it provides a meaningful comparison for the periods presented.
(7)	Excludes the operating data of the Silver Legacy, Circus Reno and Tamarack prior to the Reno Acquisition Date for each period presented.
(8)	As of the end of each period presented. Total table games does not include poker games, and total slot machines includes VLTs.
(9)	For each period presented.

Ratio of Earnings to Fixed Charges

The ratio of earnings to fixed charges is computed by dividing earnings and distributions from unconsolidated affiliates by fixed charges. For this purpose, earnings consist of net income from continuing operations before income taxes and (income) loss from unconsolidated affiliates and non-controlling interests, plus fixed charges, less capitalized interest and less net income attributable to noncontrolling interest. Fixed charges consist of interest expense and capitalized interest.

	Year ended December 31,					Three months ended March 31,
(dollars in thousands)	2012	2013	2014	2015	2016	2016	2017
Ratio of earnings to fixed charges	1.6x	2.1x	—	1.7x	1.7x	1.4x	1.1x
Deficiency in earnings to cover fixed charges	—	—	14,544	—	—	—	—

RISK FACTORS

In this section, we describe risks associated with our business capital structure and the exchange offer. You should carefully consider the risk factors set forth below as well as the risk factors contained in “Part I, Item 1A. Risk Factors” included in our Annual Report on Form 10-K for the year ended December 31, 2016 and incorporated herein by reference, the other information contained under “Forward-Looking Statements” and elsewhere in this prospectus before tendering your Notes in the exchange offer. Any of the following risks, as well as other risks and uncertainties, could materially and adversely affect our business, financial condition or results of operations and thus cause the value of the Notes to decline. The risks and uncertainties described below are not the only risks facing our company. Additional risks and uncertainties not currently known to us or those we currently view to be immaterial may also materially and adversely affect our business, financial condition or results of operations. In such a case, you may lose all or part of your investment in the Notes.

Risks Related to the Notes and Our Substantial Indebtedness

We have a substantial amount of indebtedness, which could have a material adverse effect on our financial condition and our ability to obtain financing in the future and to react to changes in our business

We have, and after giving effect to the offering of the Notes will continue to have, a substantial amount of debt, which requires significant principal and interest payments. As of March 31, 2017, after giving effect to the Isle Acquisition, we and our restricted subsidiaries had approximately $2,326 million of total indebtedness outstanding, of which approximately $1,576 million was secured, and $175 million of availability under our revolving credit facility.

This indebtedness may have important negative consequences for us, including:

•	limiting our ability to satisfy our obligations;

•	increasing our vulnerability to general adverse economic and industry conditions;

•	limiting our flexibility in planning for, or reacting to, changes in our businesses and the markets in which we operate;

•	placing us at a competitive disadvantage compared to competitors that have less debt;

•	increasing our vulnerability to, and limiting our ability to react to, changing market conditions, changes in our industry and economic downturns;

•	limiting our ability to obtain additional financing to fund working capital requirements, capital expenditures, debt service, general corporate or other obligations;

•	subjecting us to a number of restrictive covenants that, among other things, limit our ability to pay dividends and distributions, make acquisitions and dispositions, borrow additional funds, and make capital expenditures and other investments;

•	restricting our and our wholly-owned subsidiaries’ ability to make dividend payments and other payments;

•	limiting our ability to use operating cash flow in other areas of our business because we must dedicate a significant portion of these funds to make principal and/or interest payments on our outstanding debt;

•	exposing us to interest rate risk due to the variable interest rate on borrowings under the ERI Credit Facility;

•	causing our failure to comply with the financial and restrictive covenants contained in our current or future indebtedness, which could cause a default under such indebtedness and which, if not cured or waived, could have a material adverse effect on us and could force us into bankruptcy or liquidation; and

•	affecting our ability to renew gaming and other licenses necessary to conduct our business.

Future interest expense will be significantly higher than historic interest expense as a result of higher levels of indebtedness incurred to consummate the Isle Acquisition. Our ability to make payments on our debt and potential to pay dividends on our common stock, which we have not historically done, will depend on our ability to generate cash in the future, which will depend on many factors beyond our control. We cannot assure you that:

•	our business will generate sufficient cash flow from operations to service and repay our debt, pay dividends on our common stock and fund working capital and planned capital expenditures;

•	future borrowings will be available under our credit facilities or any future credit facilities in an amount sufficient to enable us to repay our debt, pay dividends on our common stock and fund working capital and planned capital expenditures; or

•	we will be able to refinance any of our debt on commercially reasonable terms or at all.

If we cannot generate sufficient cash from our operations to meet our debt service obligations, we may need to reduce or delay capital expenditures, the development of our business generally and any acquisitions. If we become unable to meet our debt service and repayment obligations, we would be in default under the terms of our credit agreement, which would allow our lenders to declare all outstanding borrowings to be due and payable. If the amounts outstanding under our credit facilities were to be accelerated, we cannot assure you that our assets would be sufficient to repay in full the money owed.

Despite our current indebtedness levels, we and our subsidiaries may still incur significant additional indebtedness. Incurring more indebtedness could increase the risks associated with our substantial indebtedness

We and our subsidiaries may be able to incur substantial additional indebtedness, including additional secured indebtedness, in the future. The terms of the Indenture, the 7% Notes Indenture and the ERI Credit Facility will restrict, but will not completely prohibit, us from doing so. As of March 31, 2017, after giving effect to the Isle Acquisition, we had $175 million of undrawn availability under our revolving credit facility. In addition, the Indenture will allow us to issue additional Notes under certain circumstances which will also be guaranteed by the Guarantors. The Indenture will also allow us to incur certain other additional secured and unsecured debt and does not prevent us from incurring other liabilities that do not constitute indebtedness. See “Description of the Exchange Notes.”

If new debt or other liabilities are added to our current debt levels, the related risks that we and our subsidiaries now face could intensify.

We are a holding company and will depend on our subsidiaries for dividends, distributions and repayment of our indebtedness, including the Notes

We are structured as a holding company, a legal entity separate and distinct from our subsidiaries. Our only significant asset is the capital stock or other equity interests of our operating subsidiaries. As a holding company, we conduct all of our business through our subsidiaries. Consequently, our principal source of cash flow, including cash flow to pay interest on the Notes and make payments on our other indebtedness, will be dividends and distributions from our subsidiaries. If our subsidiaries are unable to make dividend payments or distributions to us and sufficient cash or liquidity is not otherwise available, we may not be able to pay interest or principal on the Notes. Unless they are Guarantors of the Notes, our subsidiaries will not have any obligation to pay amounts due on the Notes or to make funds available for that purpose. Our subsidiaries may not be able to, or be permitted to, make distributions to enable us to make payments in respect of our indebtedness, including the Notes. Each of our subsidiaries is a distinct legal entity and, under certain circumstances, legal and contractual restrictions may limit our ability to obtain cash from our subsidiaries. In addition, while the Indenture will limit the ability of our restricted subsidiaries to restrict the payment of dividends or make other intercompany payments to us, these limitations will be subject to certain qualifications and exceptions. In the event that we do not receive distributions from our subsidiaries, we may be unable to make required principal and interest payments on our indebtedness, including the Notes.

The Notes and the Note Guarantees are unsecured obligations of ERI and the Guarantors, respectively. As such, the Notes and the Note Guarantees are effectively subordinated to any of our or the Guarantors’ existing and future secured debt, to the extent of the value of the collateral securing such indebtedness

Our obligations under the Notes and the Guarantors’ obligations under the Note Guarantees are not secured by any of our or the Guarantors’ assets. As a result, the Notes and the Note Guarantees are effectively subordinated to our and the Guarantors’ existing and any future secured indebtedness, including indebtedness under the ERI Credit Facility and any other secured indebtedness incurred in the future, to the extent of the value of the collateral securing such indebtedness, which includes substantially all of our assets that may be pledged as collateral pursuant to applicable gaming laws. As of March 31, 2017, after giving effect to the Isle Acquisition, we had $1,576 million of secured indebtedness (including the obligations under the ERI Credit Facility). In addition, we may incur additional secured debt in the future. In the event of bankruptcy, insolvency, dissolution, liquidation or reorganization, or upon a default in payment on, or the acceleration of, any of our secured indebtedness, holders of our secured debt could foreclose on the pledged assets to the exclusion of holders of the Notes, even if an event of default exists under the Indenture at such time and, as a result, such holders of our secured debt would be paid before holders of the Notes receive any amounts due under the Notes to the extent of the value of the collateral securing such indebtedness. In that event, holders of the Notes may not be able to recover any or all of the principal or interest due under the Notes and holders of the Notes may receive less, ratably, than the holders of secured debt in the event of our or the Guarantors’ bankruptcy, insolvency, liquidation, dissolution or reorganization.

Furthermore, if the holders of our secured debt foreclose upon and sell the pledged equity interests in any Guarantor, then that Guarantor will be released from its Note Guarantee automatically and immediately upon such sale. In any such event, because the Notes are not be secured by any of our assets or the equity interests in the Guarantors, it is possible that there would be no assets remaining from which your claims could be satisfied or, if any assets remained, they might be insufficient to satisfy your claims in full.

The agreements governing our indebtedness impose significant operating and financial restrictions on us

The agreements governing our indebtedness, including the ERI Credit Facility, the Indenture and the 7% Notes Indenture, contain covenants that limit our ability and the ability of our restricted subsidiaries to:

•	incur additional debt or issue certain preferred shares;

•	pay dividends on or make other distributions in respect of our capital stock or make other restricted payments;

•	make certain investments;

•	sell or transfer certain assets;

•	create liens on certain assets to secure debt;

•	consolidate, merge, sell or otherwise dispose of all or substantially all of our assets;

•	enter into certain transactions with our affiliates; and

•	allow to exist certain restrictions on the ability of our subsidiaries to pay dividends or make other payments to us.

All of these covenants may adversely affect our ability to finance our operations, meet or otherwise address our capital needs, pursue business opportunities, react to market conditions or otherwise restrict activities or business plans. A breach of any of these covenants could result in a default in respect of the related indebtedness. If a default occurs, the relevant lenders could elect to declare the indebtedness, together with accrued interest and other fees, to be immediately due and payable and proceed against any collateral securing that indebtedness.

We may not have sufficient cash flows from operating activities to service our indebtedness and meet our other cash needs and may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful

Our ability to make payments on and to refinance our indebtedness will depend on our ability to generate cash in the future. Our ability to generate cash will be subject to general economic, financial, competitive, legislative, regulatory and other factors, some of which are beyond our control. Our future cash flow, cash on hand or available borrowings may not be sufficient to meet our obligations and commitments. If we are unable to generate sufficient cash flow from operations in the future to service our indebtedness and to meet our other commitments, we will be required to adopt one or more alternatives, such as refinancing or restructuring our indebtedness (including the Notes), selling material assets or operations or seeking to raise additional debt or equity capital. These actions may not be effected on a timely basis or on satisfactory terms or at all, or these actions may not enable us to continue to satisfy our capital requirements. In addition, the ERI Credit Facility, the Indenture, the 7% Notes Indenture and any of our other existing or future debt agreements contain and will contain restrictive covenants that may prohibit us from adopting any of these alternatives. Our failure to comply with these covenants could result in an event of default which, if not cured or waived, could result in the acceleration of all our debts. See “Description of the Exchange Notes.”

If we cannot make scheduled payments on our debt, we will be in default, and as a result, holders of the Notes and certain of our other indebtedness could declare all outstanding principal and interest to be due and payable, the lenders under the ERI Credit Facility could terminate their commitments to loan money and the lenders under such facility could foreclose against the assets securing the borrowings under such agreements and we could be forced into bankruptcy or liquidation, which, in each case, could result in your losing all or a portion of your investment in the Notes.

We may not be able to repurchase the Notes upon a change of control or pursuant to an asset sale offer

Upon a change of control, as defined under the Indenture, the holders of Notes will have the right to require us to offer to purchase all of the Notes then outstanding at a price equal to 101% of their principal amount plus accrued and unpaid interest to the repurchase date. In order to obtain sufficient funds to pay the purchase price of the outstanding Notes, we expect that we would have to refinance the Notes. We cannot assure you that we would be able to refinance the Notes on reasonable terms, if at all. Our failure to offer to purchase all outstanding Notes or to purchase all validly tendered Notes would be an event of default under the Indenture. Such an event of default may cause the acceleration of our other debt. Our other debt also may contain restrictions on repayment requirements with respect to specified events or transactions that constitute a change of control under the Indenture.

In addition, in certain circumstances specified in the Indenture, we are required to commence an asset sale offer, as defined in the Indenture, pursuant to which we will be obligated to purchase the applicable Notes at a price equal to 100% of their principal amount plus accrued and unpaid interest. Our other debt may contain restrictions that would limit or prohibit us from completing any such asset sale offer. Our failure to purchase any such Notes when required under the Indenture is an event of default under the Indenture.

Holders of the Notes may not be able to determine when a change of control giving rise to their right to have the Notes repurchased has occurred following a sale of “substantially all” of our assets

The definition of “change of control” in the Indenture includes a phrase relating to the sale of “all or substantially all” of our assets. There is no precise established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of Notes to require us to repurchase its Notes as a result of a sale of less than all of our assets to another person may be uncertain.

If we default under the ERI Credit Facility or the 7% Notes, we may not be able to service our debt obligations

In the event of a default under the 7% Notes, the credit agreement governing the ERI Credit Facility or certain other indebtedness, the lenders could elect to declare all amounts borrowed, together with accrued and unpaid interest and other fees, to be due and payable, cease making further loans and institute foreclosure proceedings against our assets, and we could be forced into bankruptcy or liquidation. If such acceleration occurs, thereby permitting an acceleration of amounts outstanding under the Notes, we may not be able to repay the amounts due under the Notes and our other outstanding indebtedness. This could have serious consequences to the holders of the Notes and to our financial condition and results of operations, and could cause us to become bankrupt or insolvent. If a default occurred under the credit facilities of one of our unrestricted subsidiaries, the subsidiary or subsidiaries party to such credit facility might have to take actions that could result in the diminution or elimination of our equity interest in such subsidiary.

Unrestricted subsidiaries will not be subject to the restrictive covenants in the Indenture

Only ERI and its restricted subsidiaries are subject to the restrictive covenants in the Indenture. None of the unrestricted subsidiaries are subject to the restrictive covenants in the Indenture. As a result, any such unrestricted subsidiaries will be able to engage in many of the activities that we and the Guarantors will be prohibited or limited from doing under the terms of the Indenture. These actions could be detrimental to our ability to make payments of principal and interest under the Notes when due and to comply with our other obligations under the Notes and could reduce the amount of our assets that would be available to satisfy your claims should we default on the Notes.

Because each Guarantor’s liability under its guarantees may be reduced to zero, voided or released under certain circumstances, you may not receive any payments from some or all of the Guarantors

Holders of the Notes will have the benefit of the guarantees of the Guarantors. However, the guarantees by the Guarantors will be limited to the maximum amount that the Guarantors are permitted to guarantee under applicable law. As a result, a Guarantor’s liability under its guarantee could be reduced to zero, depending upon the amount of other obligations of such Guarantor. Further, under the circumstances discussed more fully below, a court under federal and state fraudulent conveyance and transfer statutes could void the obligations under a guarantee or further subordinate it to all other obligations of the Guarantor. See “—The Notes or the Note Guarantees may not be enforceable because of fraudulent conveyance or fraudulent transfer laws and, as a result, you may be required to return payments received by you in respect of the Notes or the Note Guarantees.” In addition, you will lose the benefit of a particular guarantee if it is released under certain circumstances described under this section “—Risks Related to the Notes and Our Substantial Indebtedness.”

The Notes or the Note Guarantees may not be enforceable because of fraudulent conveyance or fraudulent transfer laws and, as a result, you may be required to return payments received by you in respect of the Notes or the Note Guarantees

The issuance of the Notes by the Company, or the incurrence of the Note Guarantees by the Guarantors (including any future note guarantees) may be subject to review under U.S. federal bankruptcy law or relevant state fraudulent conveyance or fraudulent transfer laws if a bankruptcy case or lawsuit is commenced by or on behalf of the Company or the Guarantors or our or their unpaid creditors. Under these laws, if in such a case or lawsuit a court were to find that, at the time the Company issued the Notes or such Guarantor incurred a guarantee of the Notes, the Company or such Guarantor:

•	issued the Notes or incurred the guarantee of the Notes with the intent of hindering, delaying or defrauding current or future creditors;

•	received less than reasonably equivalent value or fair consideration for issuing the Notes or incurring the Note Guarantee;

•	was insolvent or was rendered insolvent;

•	was engaged, or about to engage, in a business or transaction for which its remaining assets constituted unreasonably small capital to carry on its business; or

•	intended to incur, or believed that it would incur, debts and obligations beyond its ability to pay as such debts and obligations matured (as all of the foregoing terms are defined in or interpreted under the relevant fraudulent conveyance or transfer statutes), then such court could avoid the Notes or the Note Guarantee of such Guarantor or subordinate the amounts owing under the Notes or such Note Guarantee to the Company’s or such Guarantor’s presently existing or future debt, or take other actions detrimental to you.

As a general matter, value is given for a transfer or an obligation if, in exchange for the transfer or obligation, property is transferred or a valid antecedent debt is satisfied. Based on financial and other information, we believe that the Notes and the Note Guarantees have been incurred for proper purposes and in good faith and that we and each Guarantor are solvent, have sufficient capital for carrying on our or its business and are able to pay our or its indebtedness as it matures. We cannot assure you, however, that a court reviewing these matters would agree with us. A legal challenge to the Notes or a Note Guarantee on fraudulent conveyance or fraudulent transfer grounds may focus on the benefits, if any, realized by us or the Guarantors as a result of the issuance of the Note Guarantees. Specifically, a court would likely find that a Guarantor did not receive reasonably equivalent value or fair consideration for its Note Guarantee if the Guarantor did not substantially benefit directly or indirectly from the issuance of the Notes. Thus, it may be asserted (and a court may consequently determine) that the Guarantors incurred their Note Guarantees for ERI’s benefit and did not themselves receive a direct or indirect benefit from the issuance of the Notes, such that they incurred the obligations under the Note Guarantees for less than reasonably equivalent value or fair consideration.

The measure of insolvency for purposes of the foregoing considerations will vary depending upon the law of the jurisdiction that is being applied in any proceeding. Generally, a company would be considered insolvent if, at the time it incurred the debt or issued the guarantee:

•	the sum of its debts (including contingent liabilities) is greater than its assets, at fair valuation;

•	the present fair saleable value of its assets is less than the amount required to pay the probable liability on its total existing debts and liabilities (including contingent liabilities) as they become absolute and matured; or

•	it could not pay its debts as they became due.

In addition, any payment by the Company pursuant to the Notes or by a Guarantor under a Note Guarantee made at a time the Company or such Guarantor were found to be insolvent could be voided and required to be returned to the Company or such Guarantor or to a fund for the benefit of the Company or such Guarantor’s creditors if such payment is made to an insider within a one-year period prior to a bankruptcy filing or within 90 days for any outside party and such payment would give such insider or outsider party more than such party would have received in a distribution under the Bankruptcy Code in a hypothetical Chapter 7 case. In addition, any future guarantee in favor of the holders of the Notes might be avoidable by such Guarantor (as debtor-in-possession) or by its trustee in bankruptcy or other third parties if certain events or circumstances exist or occur. For instance, if the entity granting the future guarantee was insolvent at the time of the grant and if such grant was made within 90 days before that entity commenced a bankruptcy proceeding (or one year before commencement of a bankruptcy proceeding if the creditor that benefited from the guarantee is an “insider” under the U.S. Bankruptcy Code), and the granting of the future guarantee enabled the Noteholders to receive more than they would if the Guarantor were liquidated under Chapter 7 of the U.S. Bankruptcy Code, then such guarantee could be avoided as a preferential transfer. Guarantees granted after the issue date may be treated under bankruptcy law as if they were delivered to guarantee previously existing indebtedness. In bankruptcy proceedings commenced within 90 days of the issuance of a guarantee, any such guarantee given to guarantee previously existing indebtedness is more likely to be avoided as a preference by the bankruptcy court than if delivered and promptly recorded on the issue date. Accordingly, if any Guarantor were to file for bankruptcy protection after the issue date of the Notes and the guarantees had been granted less than 90 days before the commencement of such bankruptcy proceeding, such guarantees of the Notes may be particularly subject to challenge as a result of having been delivered after the issue date. To the extent that such challenge succeeded, the holders of the Notes would lose the benefit of the guarantee that the collateral was intended to provide.

We cannot assure you as to what standard a court would apply in determining whether we or the Guarantors were solvent at the relevant time or that a court would agree with our conclusions in this regard, or, regardless of the standard that a court uses, that it would not determine that the Company or a Guarantor were indeed insolvent on that date; that any payments to the holders of the Notes (including under the Note Guarantees) did not constitute preferences, fraudulent transfers or conveyances on other grounds; or that the issuance of the Notes and the Note Guarantees would not be subordinated to the Company’s or any Guarantor’s other debt.

If a Note Guarantee is avoided as a fraudulent conveyance or found to be unenforceable for any reason, you will not have a claim against that obligor and will only be a creditor of ERI or any Guarantor to the extent the obligation of ERI or such Guarantor is not set aside or found to be unenforceable. Sufficient funds to repay the Notes may not be available from these other sources, including the remaining obligors, if any; accordingly, in the event of a finding that a fraudulent transfer or conveyance occurred, you may not receive any repayment on the Notes. You may also be required to return payments you have received with respect to such Note Guarantees.

Each Note Guarantee contains a provision intended to limit the Guarantor’s liability to the maximum amount that it could incur without causing the incurrence of obligations under its Note Guarantee to be a fraudulent transfer. This provision may not be effective (as a legal matter or otherwise) to protect the Note Guarantees from being avoided under applicable fraudulent transfer laws or may reduce the Guarantor’s obligation to an amount that effectively makes the Note Guarantee worthless. In a Florida bankruptcy court decision (which was subsequently reinstated by the United States Court of Appeals for the Eleventh Circuit on different grounds), this kind of provision was found to be ineffective to protect the guarantees.

Finally, as a court of equity, a bankruptcy court may subordinate the claims in respect of the Notes or Note Guarantees to other claims against ERI or the Guarantors, respectively, under the principle of equitable subordination if the court determines that (a) the holder of Notes engaged in some type of inequitable conduct, (b) the inequitable conduct resulted in injury to our other creditors or conferred an unfair advantage upon the holders of Notes and (c) equitable subordination is not inconsistent with the provisions of the Bankruptcy Code.

You may be required to sell your Notes if any gaming authority finds you unsuitable to hold them

Gaming authorities have the authority generally to require that any beneficial owner of our securities, including the Notes, file an application and be investigated for a finding of suitability. If a record or beneficial owner of a Note is required by any gaming authority to be found suitable, such owner will be required to apply for a finding of suitability within 30 days after request of such gaming authority or within such other time prescribed by such gaming authority. The applicant for a finding of suitability must pay all costs of the investigation for such finding of suitability. If a record or beneficial owner is required to be found suitable and is not found suitable, such record or beneficial owner may be required pursuant to the terms of the Notes or law to dispose of the Notes. See “Description of the Exchange Notes—Gaming redemption.”

Certain Risks Related to the Exchange Offer

If you do not properly tender your Existing Notes, you will continue to hold unregistered Existing Notes and your ability to transfer Existing Notes will be adversely affected

We will only issue Exchange Notes in exchange for Existing Notes that are timely received by the Exchange Agent (as defined herein) together with all required documents, including a properly completed and signed letter of transmittal. Therefore, you should allow sufficient time to ensure timely delivery of the Existing Notes and you should carefully follow the instructions on how to tender your Existing Notes. Neither we nor the Exchange Agent are required to tell you of any defects or irregularities with respect to your tender of the Existing Notes. If you do not tender your Existing Notes or if we do not accept your Existing Notes because you did not tender your Existing Notes properly, then, after we consummate the exchange offer, you may continue to hold Existing Notes that are subject to the existing transfer restrictions. In addition, if you tender your Existing Notes for the purpose of participating in a distribution of the Exchange Notes, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the Exchange Notes. If you are a broker-dealer that receives Exchange Notes for your own account in exchange for Existing Notes that you acquired as a result of market-making activities or any other trading activities, you will be required to acknowledge that you will deliver a prospectus in connection with any resale of such Exchange Notes. After the exchange offer is consummated, if you continue to hold any Existing Notes, you may have difficulty selling them because there will be less Existing Notes outstanding. In addition, if a large amount of Existing Notes are not tendered or are tendered improperly, the limited amount of Exchange Notes that would be issued and outstanding after we consummate the exchange offer could lower the market price of such Exchange Notes.

Your ability to transfer the Exchange Notes may be limited by the absence of an active trading market

The Exchange Notes are new securities for which there currently is no market. Although the initial purchasers in the private placement of the Existing Notes have informed us that they intend to make a market in the Exchange Notes, they are not obligated to do so and any such market making may be discontinued at any time without notice. In addition, the market making activity may be limited during the pendency of the exchange offer.

Accordingly, there can be no assurance as to the development or liquidity of any market for the Exchange Notes. We do not intend to apply for listing of the Exchange Notes on any securities exchange or for quotation through the Nasdaq National Market.

Markets for non-investment grade debt, such as the Exchange Notes, have historically been subject to disruptions that have caused substantial volatility in the prices of securities similar to the Exchange Notes. We cannot assure you that the market, if any, for the Exchange Notes will be free from similar disruptions, and any such disruptions may adversely affect the prices at which you may sell your Exchange Notes.

USE OF PROCEEDS

We will not receive any proceeds from the issuance of the Exchange Notes in the exchange offer. In consideration for issuing the Exchange Notes as contemplated in this prospectus, we will receive in exchange a like principal amount of Existing Notes, the terms of which are identical in all material respects to the Exchange Notes, except that the Exchange Notes will have a different CUSIP number and will not contain terms with respect to transfer restrictions, registration rights or additional interest upon a failure to fulfill certain obligations under the registration rights agreement. The Existing Notes surrendered in exchange for the Exchange Notes will be retired and cancelled and cannot be reissued. Accordingly, the issuance of the Exchange Notes will not result in any change in our capitalization.

THE EXCHANGE OFFER

Purpose of the Exchange Offer

The Existing Notes were sold to qualified institutional buyers pursuant to Rule 144A under the Securities Act and to non-U.S. persons outside the United States in reliance on Regulation S under the Securities Act. In connection with the sale of the Existing Notes, Escrow Issuer entered into the Registration Rights Agreement with J.P. Morgan Securities LLC, as representative of the initial purchasers of the Existing Notes. On May 1, 2017, we executed a joinder to the Registration Rights Agreement, pursuant to which we agreed to be deemed the issuer under the Registration Rights Agreement, be bound by all the covenants, agreements and acknowledgments applicable to such party and perform all obligations and duties required as an issuer thereunder.

Among other things, the Registration Rights Agreement requires us to register the Exchange Notes under the federal securities laws and offer to exchange the Exchange Notes for the Existing Notes. The Exchange Notes will be issued without a restrictive legend and generally may be resold without registration under the federal securities laws. We are extending the exchange offer to each registered holder of outstanding Existing Notes or persons who hold Existing Notes through The Depository Trust Company (“DTC Participants”) in order to comply with the Registration Rights Agreement. Under some circumstances set forth in the Registration Rights Agreement, holders of Existing Notes, including holders who are not permitted to participate in the exchange offer or who may not freely sell Exchange Notes received in the exchange offer, may require us to file and cause to become effective, a shelf registration statement covering resales of the Existing Notes by these holders.

Each broker-dealer that receives Exchange Notes for its own account in exchange for Existing Notes, where such Existing Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See “Plan of Distribution.”

Terms of the Exchange Offer; Period for Tendering Existing Notes

Subject to terms and conditions detailed in this prospectus, we will accept for exchange Existing Notes that are properly tendered on or prior to the Expiration Date and not withdrawn as permitted below. The term “Expiration Date” means midnight, New York City time, July 24, 2017, the twentieth business day following the date of this prospectus. We may, however, in our sole discretion, extend the period of time that the exchange offer is open, in which case the term “Expiration Date” will mean the latest time and date to which the exchange offer is extended.

As of the date of this prospectus, $375 million aggregate principal amount of Existing Notes are outstanding. We are sending this prospectus, together with the letter of transmittal, to all registered holders of Existing Notes that we are aware of on the date hereof.

We expressly reserve the right, at any time, to extend the period of time that the exchange offer is open, and delay acceptance for exchange of any Existing Notes, by giving oral (if oral, to be promptly confirmed in writing) or written notice of an extension to the holders of the Existing Notes and the Exchange Agent (as described below). During any extension, all Existing Notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us. Any Existing Notes not accepted for exchange for any reason will be returned without expense to the tendering holder as promptly as practicable after the expiration or termination of the exchange offer.

Existing Notes tendered in the exchange offer must be in minimum denominations of principal amount of $2,000 and any integral multiple of $1,000 thereof.

We expressly reserve the right to amend or terminate the exchange offer, and not to exchange any Existing Notes, upon the occurrence of any of the conditions to the exchange offer specified under “—Conditions to the Exchange Offer.” We will give oral (if oral, to be promptly confirmed in writing) or written notice of any extension, amendment, non-acceptance or termination to the holders of the Existing Notes and the Exchange Agent as promptly as practicable. In the case of any extension, we will notify the trustee and the Exchange Agent and issue a notice by means of a press release or other public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

Shelf Registration Statement

If (i) because of any change in law or in currently prevailing interpretations of the staff of the SEC, we are not permitted to effect the exchange offer, (ii) the exchange offer has not been consummated by February 22, 2018 or (iii) upon receipt of a written request from any of the initial purchasers representing that such initial purchaser holds Existing Notes that are or were ineligible to be exchanged in the exchange offer, then the Company shall file a “shelf” registration statement providing for the registration of, and the sale on a continuous basis by the holders of, all of the Registrable Securities (the “Shelf Registration Statement”). “Registrable Securities” mean the Notes (together with the Guarantees) that may not be sold without restriction under federal or state securities law.

The Registration Rights Agreement provides that we:

(a) will use our reasonable best efforts to cause to be filed the Shelf Registration Statement with the SEC as soon as practicable after the time such obligation to file arises;

(b) will use our reasonable best efforts to cause the Shelf Registration Statement to become or be declared effective under the Securities Act; and

(c) will use our reasonable best efforts to keep such Shelf Registration Statement continuously effective until the Existing Notes cease to be Registrable Securities.

A holder that sells Notes pursuant to the Shelf Registration Statement generally would be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement which are applicable to such a holder (including certain indemnification obligations). We will provide a copy of the Registration Rights Agreement to prospective investors upon request.

If (i) the exchange offer is not completed on or prior to February 22, 2018, (ii) in the event we are required to file a Shelf Registration Statement and such Shelf Registration Statement is not declared effective on or prior to February 22, 2018, or (iii) in the event we are required to file a Shelf Registration Statement and such Shelf Registration Statement has become effective and thereafter ceases to be effective, or the prospectus contained in such Shelf Registration Statement ceases to be usable at any time during the period in which we are required to keep the Shelf Registration Statement effective pursuant to the terms of the Registration Rights Agreement, and such failure to remain effective or usable (A) exists for more than 30 days in any 12-month period (whether or not consecutive) or (B) occurs on more than two occasions in any 12-month period, then, in each case, commencing on the day thereafter, additional interest shall accrue on the Notes over and above the stated interest at a rate of 0.25% per annum for the first 90 days immediately following such date, such additional interest rate increasing by an additional 0.25% per annum at the beginning of each subsequent 90-day period up to a maximum increase of 1.00% per annum.

Procedures for Tendering Existing Notes

All of the Existing Notes are held in book-entry form through the facilities of the Depositary Trust Company (“DTC”). Holders who own Existing Notes and wish to exchange them in the exchange offer should follow the instructions below.

Beneficial owners who hold Existing Notes in a brokerage or custodian account through a custodian or nominee, including a broker, dealer, bank or trust company, will need to timely instruct their custodian or nominee to exchange their Existing Notes on or prior to the Expiration Time, in the manner described below (or as otherwise instructed by such custodian or nominee) and upon the terms and conditions set forth in this prospectus and the letter of transmittal. Beneficial owners should refer to any materials forwarded by the custodian or nominee to determine how they can timely instruct their custodian or nominee to take these actions.

In order to participate in the exchange offer, beneficial owners must instruct their nominee or custodian to participate on their behalf. Each beneficial owner’s nominee or custodian should arrange for the DTC Participant holding the Existing Notes through its DTC account to submit those Existing Notes for exchange in the exchange offer to the Exchange Agent prior to the Expiration Time.

Beneficial owners who hold their Existing Notes through a broker or bank should ask their broker or bank if they will be charged a fee to exchange their Existing Notes through the broker or bank.

The exchange offer is being conducted using DTC’s ATOP procedures. Accordingly, DTC Participants must submit their Existing Notes for exchange in the exchange offer in accordance with DTC’s ATOP procedures. Since all Existing Notes must be exchanged by book-entry transfer to the applicable DTC account of the Exchange Agent, the beneficial owner’s bank, broker, dealer, trust company, or other nominee must execute exchange through ATOP. Financial institutions that are DTC Participants must execute exchanges through ATOP by transmitting acceptance of the exchange offer to DTC on or prior to the Expiration Time.

DTC will verify acceptance of the exchange offer, execute a book-entry transfer of the exchanged Existing Notes into the applicable DTC account of the Exchange Agent, and send to the Exchange Agent a “book-entry confirmation,” which shall include an Agent’s Message transmitted by DTC to and received by the Exchange Agent and forming part of a book-entry confirmation, which states that DTC has received an express acknowledgment from a DTC Participant exchanging Existing Notes that the DTC Participant has received and agrees to be bound by the terms of the letter of transmittal as though a signatory thereof and that the Company may enforce such agreement against the DTC Participant.

Acceptance of Existing Notes for Exchange; Delivery of Exchange Notes

Upon the terms and subject to the conditions of the exchange offer, the acceptance for exchange of Existing Notes validly tendered and not withdrawn and the issuance of the Exchange Notes will be made promptly following the expiration date. For the purposes of the exchange offer, we shall be deemed to have accepted for exchange validly tendered Existing Notes when, as and if we had given notice of acceptance to the Exchange Agent.

The Exchange Agent will act as agent for the tendering holders of Existing Notes for the purposes of receiving Exchange Notes from us and causing the Existing Notes to be assigned, transferred and exchanged. Upon the terms and subject to the conditions of the exchange offer, delivery of Exchange Notes to be issued in exchange for accepted Existing Notes will be made by the Exchange Agent promptly after acceptance of the tendered Existing Notes. Existing Notes not accepted for exchange by us will be returned without expense to the tendering holders or in the case of Existing Notes tendered by book-entry transfer into the Exchange Agent’s account at DTC promptly following the expiration date or, if we terminate the exchange offer prior to the expiration date, promptly after the exchange offer is terminated.

Book-Entry Transfer

The Existing Notes were issued as global securities in fully registered form without interest coupons. Beneficial interests in the global securities, held by direct or indirect participants in DTC, are shown on, and transfers of these interests are effected only through, records maintained in book-entry form by DTC with respect to its participants.

The Exchange Agent will establish an account with respect to the book-entry interests at DTC for purposes of the exchange offer promptly after the date of this prospectus. You must deliver your book-entry interest by book-entry transfer to the account maintained by the Exchange Agent at DTC. Any financial institution that is a participant in DTC’s systems may make book-entry delivery of book-entry interests by causing DTC to transfer the book-entry interests into the Exchange Agent’s account at DTC in accordance with DTC’s procedures for transfer.

To validly participate in the exchange offer, DTC Participants must (i) deliver Existing Notes by means of book-entry transfer into the applicable DTC account of the Exchange Agent, (ii) transmit electronic confirmation through ATOP, whereby an Agent’s Message will be sent to the Exchange Agent, and (iii) deliver any other required documentation to the Exchange Agent.

By taking these actions with respect to the exchange offer, the holder and his or her custodian or nominee will be deemed to have agreed (i) to the terms and conditions of the exchange offer as set forth in the prospectus and the letter of transmittal and (ii) that the Company and the Exchange Agent may enforce the terms and conditions against such holder and such holder’s custodian or nominee.

The Exchange Agent will not accept any exchange materials other than the DTC Participant’s Agent’s Message.

General Provisions

The method of delivery of Existing Notes and all other documents or instructions including, without limitation, the Agent’s Message and the letter of transmittal, is at the beneficial owner’s risk. An exchange will be deemed to have been received only when the DTC Participant (i) delivers Existing Notes by means of book-entry transfer into the applicable DTC account of the Exchange Agent, (ii) transmits electronic confirmation through ATOP, whereby an Agent’s Message will be sent to the Exchange Agent, and (iii) delivers any other required documentation to the Exchange Agent.

All questions concerning the validity, form, exchanges (including time of receipt), and acceptance of exchanged Existing Notes will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all exchanges of Existing Notes not in proper form or any Existing Notes the acceptance for exchange of which may, in the opinion of its counsel, be unlawful. The Company also reserves the absolute right to waive any defect or irregularity in exchanges of Existing Notes, whether or not similar defects or irregularities are waived in the case of other tendered securities. The interpretation of the terms and conditions by the Company shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with exchanges of Existing Notes in the exchange offer must be cured within such time as the Company shall determine. None of the Company, the Exchange Agent or any other person will be under any duty to give notification of defects or irregularities with respect to exchanges of Existing Notes in the exchange offer, nor shall any of them incur any liability for failure to give such notification.

Exchanges of Existing Notes in the exchange offer will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Existing Notes received by the Exchange Agent that are not validly exchanged and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the DTC Participant, unless otherwise provided in the letter of transmittal, as soon as practicable following the Expiration Time or the withdrawal or termination of the exchange offer.

Exchanges of Existing Notes in the exchange offer pursuant to any of the procedures described in this prospectus and in the instructions in the letter of transmittal and acceptance of such Existing Notes by the

Company will constitute a binding agreement between the holder and the Company upon the terms and conditions of the exchange offer. Any submitted Existing Notes that are not accepted in the exchange offer for any reason will be returned by crediting the account maintained at DTC from which such Existing Notes were submitted.

We have not provided guaranteed delivery provisions in connection with the exchange offer. Existing Notes being exchanged must be delivered to the Exchange Agent in accordance with the procedures described in this prospectus, on or prior to the Expiration Time.

Terms and Conditions of the Letter of Transmittal

The letter of transmittal contains, among other things, the following terms and conditions, which are part of the exchange offer.

The party tendering Existing Notes for Exchange Notes, transfers and exchanges the Existing Notes to us and irrevocably constitutes and appoints the Exchange Agent as the transferor’s agent and attorney-in-fact to cause the Existing Notes to be assigned, transferred and exchanged.

The transferor represents and warrants that it has full power and authority to tender, exchange, sell, assign and transfer the Existing Notes, and that, when the same are accepted for exchange, we will acquire good, marketable and unencumbered title to the tendered Existing Notes, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims. The transferor also warrants that it will, upon request, execute and deliver any additional documents deemed by us or the Exchange Agent to be necessary or desirable to complete the exchange, assignment and transfer of tendered Existing Notes. All authority conferred by the transferor will survive the death or incapacity of the transferor and every obligation of the transferor shall be binding upon the heirs, legal representatives, successors, assigns, executors and administrators of such transferor.

If the transferor is not a broker-dealer, it represents that it is not engaged in, and does not intend to engage in, a distribution of Exchange Notes. If the transferor is a broker-dealer that will receive Exchange Notes for its own account in exchange for Existing Notes, it represents that the Existing Notes to be exchanged for Exchange Notes were acquired by it as a result of market-making activities or other trading activities, and acknowledges that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of Exchange Notes acquired in the exchange offer; however, by so acknowledging and by delivering a prospectus, the transferor will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

Withdrawal Rights

Existing Notes tendered in the exchange offer may be withdrawn at any time prior to the expiration date.

For a withdrawal to be effective, a written or facsimile transmission of notice of withdrawal must be timely received by the Exchange Agent at its address set forth below under “—Exchange Agent” on or prior to the expiration date. Any notice of withdrawal must specify the person named in the letter of transmittal as having tendered Existing Notes to be withdrawn, the certificate numbers of Existing Notes to be withdrawn, the aggregate principal amount of Existing Notes to be withdrawn (which must be an authorized denomination), that the holder is withdrawing his election to have the Existing Notes exchanged, and the name of the registered holder of such Existing Notes, if different from that of the person who tendered the Existing Notes. Additionally, the signature on the notice of withdrawal must be guaranteed by an eligible institution (except in the case of Existing Notes tendered for the account of an eligible institution). The Exchange Agent will return the properly withdrawn Existing Notes promptly following receipt of notice of withdrawal. Our determination regarding the validity of notices of withdrawals, including time of receipt, will be final and binding on all parties.

If Existing Notes have been tendered pursuant to the procedures for book-entry transfer, the notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawal of Existing Notes, in which case a notice of withdrawal will be effective if delivered to the Exchange Agent by written or facsimile transmission. Withdrawals of tenders of Existing Notes may not be rescinded. Existing Notes properly withdrawn will not be deemed validly tendered for purposes of the exchange offer, but may be retendered at any subsequent time on or prior to the expiration date by following any of the procedures described herein.

Conditions to the Exchange Offer

Notwithstanding any other provision of the exchange offer, or any extension of an exchange offer, we will not be required to issue Exchange Notes with respect to any properly tendered Existing Notes not previously accepted and may terminate the exchange offer (by oral (if oral, to be promptly confirmed in writing) or written notice to the Exchange Agent and by timely public announcement communicated, unless otherwise required by applicable law or regulation, by making a press release) or, at our option, modifying or otherwise amending the exchange offer, if the exchange offer, or the making of any exchange by a note holder, would violate (i) applicable law or (ii) any applicable SEC policy or interpretation of the staff of the SEC.

The foregoing conditions are for our sole benefit and may be asserted by us with respect to all or any portion of the exchange offer regardless of the circumstances (including any action or inaction by us) giving rise to such condition or may be waived by us in whole or in part at any time or from time to time in our sole discretion. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, and each right will be deemed an ongoing right which may be asserted at any time or from time to time.

In addition, we will not accept for exchange any Existing Notes tendered, and no Exchange Notes will be issued in exchange for any Existing Notes, if at such time any stop order shall be threatened or in effect with respect to the registration statement of which this Prospectus constitutes a part or qualification under the Trust Indenture Act of 1939, as amended (the “TIA”) of the Indenture.

Exchange Agent

U.S. Bank National Association has been appointed as the Exchange Agent for the exchange offer. All executed letters of transmittal should be directed to the Exchange Agent at the address set forth below. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery should be directed to the Exchange Agent addressed as follows:

By Registered or Certified Mail, Overnight Courier or Regular Mail, or Delivery by Hand:

U.S. Bank National Association

Global Corporate Trust Services

Attn: Corporate Actions

111 Fillmore Ave. East, EP-MN-WS2N

St. Paul, MN 55107

By Facsimile:

For Eligible Institutions only

(651) 466-7372

For Information or Confirmation

by Telephone:

(800) 934-6802

Delivery of the letter of transmittal to an address other than as set forth above or transmission of such letter of transmittal via facsimile other than as set forth above does not constitute a valid delivery.

Solicitations of Tenders; Expenses

We have not retained any dealer-manager or similar agent in connection with the exchange offer and will not make any payments to brokers, dealers or others for soliciting acceptances of the exchange offer. We will, however, pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for reasonable out-of-pocket expenses. We will also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding tenders for their customers. We will pay for the expenses incurred in connection with the exchange offer, including the fees and expenses of the Exchange Agent and printing, accounting and legal fees.

No person has been authorized to give any information or to make any representations in connection with the exchange offer other than those contained in this prospectus. If given or made, information or representations should not be relied upon as having been authorized by us. Neither the delivery of this prospectus nor any exchange made based upon this prospectus shall, under any circumstance, create any implication that there has been no change in our affairs since the respective dates as of which information is given. The exchange offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Existing Notes in any jurisdiction in which the making of the exchange offer or the acceptance of the exchange offer would not be in compliance with the laws of such jurisdiction. However, we may, at our discretion, take such action as we deem necessary to make the exchange offer in any such jurisdiction and extend the exchange offer to holders of Existing Notes in such jurisdiction. In any jurisdiction of which the securities laws or blue sky laws require the exchange offer to be made by a licensed broker or dealer, the exchange offer is being made on our behalf by one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

Appraisal Rights

Holders of Existing Notes will not have dissenters’ rights or appraisal rights in connection with the exchange offer.

Other

Participation in the exchange offer is voluntary and holders should carefully consider whether to accept. Holders of the Existing Notes are urged to consult their financial and tax advisors in making their own decisions on what action to take.

As a result of the making of, and upon acceptance for exchange of all validly tendered Existing Notes pursuant to the terms of this exchange offer, we will have fulfilled a covenant contained in the Registration Rights Agreement. Holders of the Existing Notes who do not tender their certificates in the exchange offer will continue to hold such certificates and will be entitled to all the rights and limitations under the Indenture pursuant to which the Existing Notes were issued, except for any such rights under the Registration Rights Agreement which by their terms terminate or cease to have further effect as a result of the making of this exchange offer. All untendered Existing Notes will continue to be subject to the restrictions on transfer set forth in the Existing Notes and the Indenture. To the extent that Existing Notes are tendered and accepted in the exchange offer, the trading market, if any, for any Existing Notes that remain outstanding could be adversely affected.

We may in the future seek to acquire untendered Existing Notes in open market or privately negotiated transactions, through a subsequent exchange offer or otherwise. We have no present plan to acquire any Existing Notes which are not tendered in the exchange offer.

Consequences of Exchanging or Failing to Exchange Outstanding Notes

If you do not exchange your Existing Notes for Exchange Notes in the exchange offer, your Existing Notes will continue to be subject to the provisions of the Indenture regarding transfer and exchange of the Existing Notes and the restrictions on transfer of the Existing Notes described in the legend on your certificates. These transfer restrictions are required because the Existing Notes were issued under an exemption from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Existing Notes may not be offered or sold unless registered under the Securities Act, except under an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not plan to register the Existing Notes under the Securities Act.

Based on interpretations by the staff of the SEC, as set forth in no-action letters issued to third parties, we believe that the Exchange Notes you receive in the exchange offer may be offered for resale, resold or otherwise transferred without compliance with the registration and prospectus delivery provisions of the Securities Act. However, you will not be able to freely transfer the Exchange Notes if:

•	you are our “affiliate,” as defined in Rule 405 under the Securities Act,

•	you are not acquiring the Exchange Notes in the exchange offer in the ordinary course of your business,

•	you have an arrangement or understanding with any person to participate in the distribution, as defined in the Securities Act, of the Exchange Notes you will receive in the exchange offer,

•	you are holding Existing Notes that have, or are reasonably likely to have, the status of an unsold allotment in the initial offering, or

•	you are a broker-dealer that received Exchange Notes for its own account in the exchange offer in exchange for Existing Notes that were acquired as a result of market-making or other trading activities.

We do not intend to request the SEC to consider, and the SEC has not considered, the exchange offer in the context of a similar no-action letter. As a result, we cannot guarantee that the staff of the SEC would make a similar determination with respect to the exchange offer as in the circumstances described in the no-action letters discussed above. Each holder, other than a broker-dealer, must acknowledge that it is not engaged in, and does not intend to engage in, a distribution of the Exchange Notes and has no arrangement or understanding to participate in a distribution of the Exchange Notes. If you are our affiliate, are engaged in or intend to engage in a distribution of the Exchange Notes or have any arrangement or understanding with respect to the distribution of the Exchange Notes you will receive in the exchange offer, you may not rely on the applicable interpretations of the staff of the SEC and you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction involving the Exchange Notes. If you are a participating broker-dealer, you must acknowledge that you will deliver a prospectus in connection with any resale of the Exchange Notes. In addition, to comply with state securities laws, you may not offer or sell the Exchange Notes in any state unless they have been registered or qualified for sale in that state or an exemption from registration or qualification is available and is complied with. The offer and sale of the Exchange Notes to “qualified institutional buyers” (as defined in Rule 144A of the Securities Act) is generally exempt from registration or qualification under state securities laws. We do not plan to register or qualify the sale of the Exchange Notes in any state where an exemption from registration or qualification is required and not available.

DESCRIPTION OF THE EXCHANGE NOTES

You can find the definitions of certain terms used in this description under the caption “—Certain Definitions.” In this description, the words “we,” “us,” “our” or “Issuer” refer only to Eldorado Resorts, Inc. and not to any of its Subsidiaries.

Escrow Issuer issued the Existing Notes under the Indenture. On May 1, 2017, we executed a Supplemental Indenture to the Indenture, pursuant to which we assumed all of Escrow Issuer’s obligations under the Existing Notes and the Indenture. We will issue the Exchange Notes under the Indenture. The terms of the Exchange Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “TIA”). The terms of the Exchange Notes are identical in all material respects to the Existing Notes except that, upon completion of the exchange offer, the transfer restrictions and registration rights relating to the Existing Notes will not apply to the Exchange Notes.

The following description is a summary of the material provisions of the Indenture. It does not restate such agreement in its entirety. We urge you to read the Indenture because it, and not this description, defines your rights as holders of the Exchange Notes. Certain defined terms used in this description but not defined below under “—Certain Definitions” have the meanings assigned to them in the Indenture.

The registered holder of a Note will be treated as the owner of it for all purposes. Only registered holders will have rights under the Indenture.

Brief description of the Exchange Notes and the Note Guarantees

The Exchange Notes

•	will be general senior unsecured obligations of the Issuer;

•	will rank pari passu in right of payment with all of our existing and future senior Indebtedness, including the ERI Credit Facility and the 7% Notes;

•	will rank senior in right of payment to any existing and future subordinated Indebtedness of the Issuer;

•	will be effectively subordinated in right of payment to all of our existing and future secured Indebtedness, including the ERI Credit Facility, to the extent of the value of the assets securing such Indebtedness; and

•	will be unconditionally guaranteed by the Guarantors.

The Note Guarantees

The Exchange Notes will be jointly and severally guaranteed by the Guarantors. The Exchange Note Guarantees:

•	will be general senior unsecured obligations of the applicable Guarantor;

•	will rank pari passu in right of payment to all of the applicable Guarantor’s existing and future senior Indebtedness, including the applicable Guarantor’s guarantees under the ERI Credit Facility and the 7% Notes;

•	will rank senior in right of payment to any existing and future subordinated Indebtedness of the applicable Guarantor;

•	will be effectively subordinated to all secured Indebtedness of each Guarantor, including the applicable Guarantor’s guarantees under the ERI Credit Facility, to the extent of the value of the assets securing such Indebtedness; and

•	will be structurally subordinated to all liabilities of any Subsidiary of a Guarantor that is not a Guarantor.

The 7% Notes Indenture, the Indenture and the ERI Credit Facility permit us and the Guarantors to incur additional indebtedness, including secured indebtedness. The Notes and the Note Guarantees are effectively subordinated to our obligations and the obligations of the Guarantors under the ERI Credit Facility and any future secured indebtedness that we or the Guarantors incur, to the extent of the value of the collateral securing the ERI Credit Facility or such other indebtedness. See “Risk Factors—Risks Related to the Notes and Our Substantial Indebtedness—Despite our current indebtedness levels, we and our subsidiaries may still incur significant additional indebtedness. Incurring more indebtedness could increase the risks associated with our substantial indebtedness.”

Under the circumstances described below under the caption “—Certain covenants—Designation of Restricted and Unrestricted Subsidiaries,” we will be permitted to designate certain of the Restricted Subsidiaries as “Unrestricted Subsidiaries.” Our Unrestricted Subsidiaries and subsidiaries or other entities owned by our Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the Indenture and will not guarantee the Notes.

Principal, maturity and interest

The Notes are issued in the aggregate principal amount of $375.0 million. The Issuer may issue additional Notes (“Additional Notes”) under the Indenture from time to time after this offering. Any issuance of Additional Notes is subject to compliance with all of the covenants in the Indenture, including the covenant described below under the caption “—Certain covenants—Incurrence of indebtedness and issuance of preferred stock.” The Exchange Notes offered hereby and any Additional Notes subsequently issued under the Indenture will be treated as a single class for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. The Notes and any Additional Notes will be substantially identical with respect to redemption and matters requiring approval of the holders of the Notes and will benefit on a pari passu basis from the Note Guarantees. The Issuer will issue Notes in minimum denominations of $2,000 and integral multiples of $1,000 in excess of $2,000. The Notes will mature on April 1, 2025. Interest on the Notes will accrue at the rate of 6.000% per annum and will be payable semi-annually in arrears on April 1 and October 1, commencing on October 1, 2017. Interest on overdue principal and interest will accrue at a rate that is 1% per annum higher than the then applicable interest rate on the Notes. The Issuer will make each interest payment to the holders of record on the immediately preceding March 15 and September 15, respectively.

Interest on the Notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of receiving payments on the Notes

If a holder of Notes has given wire transfer instructions to the Issuer, the Issuer will pay all principal, interest and premium, if any, on that holder’s Notes in accordance with those instructions. All other payments on the Notes will be made at the office or agency of the paying agent and registrar within the contiguous United States unless the Issuer elects to make interest payments by check mailed to the noteholders at their addresses set forth in the register of holders.

Paying agent and registrar for the Notes

The trustee will initially act as paying agent and registrar. The Issuer may change the paying agent or registrar without prior notice to the holders of the Notes, and the Issuer or any of its Subsidiaries may act as paying agent or registrar.

Transfer and exchange

A holder may transfer or exchange Notes in accordance with the provisions of the Indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of Notes. Holders will be required to pay all taxes due on transfer. The Issuer and the registrar will not be required to transfer or exchange any note selected for redemption. Also, the Issuer and the registrar will not be required to transfer or exchange any note for a period of 15 days before a selection of Notes to be redeemed. Any transferred Notes may be subject to mandatory disposition pursuant to Gaming Laws in certain circumstances. See “—Gaming redemption.”

Note Guarantees

The Existing Notes are guaranteed, and the Exchange Notes will be guaranteed, on a senior unsecured basis by each of our Restricted Subsidiaries that guarantee the ERI Credit Facility. In the future, any Restricted Subsidiary that is a Domestic Subsidiary, other than any Immaterial Subsidiary, will become a Guarantor, as described under “—Certain covenants—Additional Note guarantees.” A Subsidiary will not be an Immaterial Subsidiary to the extent it guarantees or otherwise provides credit support for any Indebtedness of the Issuer or another Guarantor. These Note Guarantees will be joint and several senior unsecured obligations of the Guarantors.

A Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person, other than the Issuer or another Guarantor, unless:

(1) immediately after giving effect to that transaction, no Default or Event of Default exists; and

(2) either:

(a) the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger assumes all the obligations of that Guarantor under its Note Guarantee and the Indenture pursuant to a supplemental indenture in form satisfactory to the trustee; or

(b) the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the Indenture.

The Note Guarantee of a Guarantor will be released:

(1) in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) the Issuer or a Restricted Subsidiary of the Issuer, if the sale or other disposition does not violate the “Asset Sale” provisions of the Indenture;

(2) in connection with any sale or other disposition of Capital Stock of that Guarantor to a Person that is not (either before or after giving effect to such transaction) the Issuer or a Restricted Subsidiary of the Issuer, if the sale or other disposition does not violate the “Asset Sale” provisions of the Indenture and the Guarantor ceases to be a Restricted Subsidiary of the Issuer as a result of the sale or other disposition;

(3) if the Issuer designates any Restricted Subsidiary that is a Guarantor to be an Unrestricted Subsidiary in accordance with the applicable provisions of the Indenture;

(4) upon legal defeasance, covenant defeasance or satisfaction and discharge of the Indenture as provided below under the captions “—Legal Defeasance and Covenant Defeasance” and “—Satisfaction and discharge”; or

(5) upon the dissolution of a Guarantor if its assets are distributed to the Issuer or another Guarantor.

See “—Repurchase at the option of holders—Asset sales.”

Optional redemption

At any time prior to April 1, 2020, the Issuer may on any one or more occasions redeem up to 35% of the aggregate principal amount of Notes issued under the Indenture, upon not less than 30 nor more than 60 days’ prior written notice to the holders and the trustee, at a redemption price equal to 106.000% of the principal amount of the Notes redeemed, plus accrued and unpaid interest and Additional Interest, if any, to the date of redemption (subject to the rights of holders of Notes on the relevant record date to receive interest on the relevant interest payment date), with the net cash proceeds of an Equity Offering by the Issuer; provided that:

(1) at least 65% of the aggregate principal amount of Notes originally issued under the Indenture (excluding Notes held by the Issuer and its Subsidiaries) remains outstanding immediately after the occurrence of such redemption; and

(2) the redemption occurs prior to 180 days after the date of the closing of such Equity Offering.

At any time prior to April 1, 2020, the Issuer, at its option, may on one or more occasions redeem all or a part of the Notes, upon not less than 30 nor more than 60 days’ prior written notice to the holders and the trustee, at a redemption price equal to 100% of the principal amount of Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest and Additional Interest, if any, to the date of redemption (subject to the rights of holders of Notes on the relevant record date to receive interest due on the relevant payment date).

Except pursuant to the two preceding paragraphs, the Notes will not be redeemable at the Issuer’s option prior to April 1, 2020.

On or after April 1, 2020, the Issuer may on any one or more occasions redeem all or a part of the Notes, upon not less than 30 nor more than 60 days’ prior written notice to the holders and the trustee, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest and Additional Interest, if any, on the Notes redeemed, to the applicable date of redemption, if redeemed during the twelve-month period beginning on April 1 of the years indicated below (subject to the rights of holders of Notes on the relevant record date to receive interest on the relevant interest payment date):

Year	Percentage
2020	104.500%
2021	103.000%
2022	101.500%
2023 and thereafter	100.000%

Unless the Issuer defaults in the payment of the redemption price, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable redemption date.

Notice of redemption of any Notes given under the Indenture may be conditional.

Mandatory redemption

The Issuer is not required to make mandatory repayments or sinking fund payments with respect to the Notes.

Gaming redemption

Each holder, by accepting a Note, shall be deemed to have agreed that, if any Gaming Authority requires that a person who is a holder or the beneficial owner of Notes be registered, licensed, qualified or found suitable under applicable Gaming Laws, such holder or beneficial owner, as the case may be, shall apply for a license, qualification or a finding of suitability in accordance with such Gaming Laws. If such Person fails to apply or become registered, licensed or qualified or is found unsuitable, the Issuer shall have the right, at its option:

(1) to require such Person to dispose of its Notes or beneficial interest therein within 30 days of receipt of notice of the Issuer’s election or such earlier date as may be requested or prescribed by such Gaming Authority; or

(2) to redeem such Notes, upon not less than 30 days’ prior written notice to the holders and the trustee (or such earlier date as may be requested or prescribed by such Gaming Authority), at a redemption price equal to:

(a) the lesser of:

(i) the Person’s cost for such Notes, plus accrued and unpaid interest and Additional Interest, if any, to the earlier of the date of redemption or the date of the finding of unsuitability or failure to comply; and

(ii) 100% of the principal amount thereof, plus accrued and unpaid interest and Additional Interest, if any, to the earlier of the date of redemption or the date of the finding of unsuitability or failure to comply; or

(b) such other amount as may be required by applicable law or order of the Gaming Authority.

The Issuer shall notify the trustee in writing of any such disqualified holder status or redemption as soon as practicable. Neither the Issuer nor the trustee shall be responsible for any costs or expenses any holder or beneficial owner may incur in connection with its registration, application for a license, qualification or a finding of suitability, or any renewal or continuation of the foregoing or compliance with any other requirement of a Gaming Authority. Those costs and expenses will be the obligations of the holder or beneficial owner, as applicable.

Repurchase at the option of holders

Change of control

If a Change of Control occurs, each holder of Notes will have the right to require the Issuer to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that holder’s Notes pursuant to a Change of Control Offer on the terms set forth in the Indenture. In the Change of Control Offer, the Issuer will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of Notes repurchased, plus accrued and unpaid interest and Additional Interest, if any, on the Notes repurchased to the date of purchase, subject to the rights of holders of Notes on the relevant record date to receive interest due on the relevant interest payment date. Within ten business days following any Change of Control, the Issuer will mail a notice to each holder and the trustee (or send electronically in accordance with the applicable procedures of DTC in the case of notes in global form) describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the Change of Control Payment Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is sent, pursuant to the procedures required by the Indenture and described in such notice. The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the Indenture, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the Indenture by virtue of such compliance.

On the Change of Control Payment Date, the Issuer will, to the extent lawful:

(1) accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;

(2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

(3) deliver or cause to be delivered to the trustee the Notes properly accepted together with an Officer’s Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Issuer.

The paying agent will promptly send to each holder of Notes properly tendered the Change of Control Payment for such Notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book-entry in accordance with the applicable procedures of DTC) to each holder a new note equal in principal amount to any unpurchased portion of the Notes surrendered, if any. The Issuer will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

The provisions described above that require the Issuer to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the holders of the Notes to require that the Issuer repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

The Issuer will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Issuer and purchases all Notes properly tendered and not withdrawn under the Change of Control Offer, or (2) notice of redemption has been given pursuant to the Indenture as described above under the caption “—Optional redemption,” unless and until there is a default in payment of the applicable redemption price. Notwithstanding anything to the contrary contained herein, a Change of Control Offer may be made in advance of a Change of Control, conditioned upon the consummation of such Change of Control, if a definitive agreement is in place for the Change of Control at the time the Change of Control Offer is made.

If holders of not less than 90% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in a Change of Control Offer and the Issuer, or any third party making a Change of Control Offer in lieu of the Issuer as described above, purchases all of the Notes validly tendered and not withdrawn by such holders, the Issuer or such third party will have the right, upon not less than 30 nor more than 60 days’ prior notice, given not more than 30 days following such purchase pursuant to the Change of Control Offer described above, to redeem all Notes that remain outstanding following such purchase at a price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest to, but not including, the date of redemption (subject to the right of holders of record of Notes on the relevant record date to receive interest due on the relevant interest payment date).

The definition of “Change of Control” includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of the Issuer and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law.

Accordingly, the ability of a holder of Notes to require the Issuer to repurchase its Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Issuer and its Subsidiaries taken as a whole to another Person or group may be uncertain.

Asset sales

The Issuer will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) the Issuer (or such Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value (measured as of the date of the definitive agreement with respect to such Asset Sale) of the assets or Equity Interests issued or sold or otherwise disposed of; and

(2) at least 75% of the consideration received in the Asset Sale by the Issuer or such Restricted Subsidiary is in the form of cash or Cash Equivalents. For purposes of this provision, each of the following will be deemed to be cash:

(a) any liabilities, as shown on the Issuer’s most recent consolidated balance sheet, of the Issuer or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Notes or any Note Guarantee) that are assumed by the transferee of any such assets pursuant to a customary novation or indemnity agreement that releases the Issuer or such Restricted Subsidiary from or indemnifies against further liability;

(b) any securities, notes or other obligations received by the Issuer or any such Restricted Subsidiary from such transferee that are within 180 days following the closing of such Asset Sale converted by the Issuer or such Restricted Subsidiary into cash, to the extent of the cash actually so received;

(c) any Designated Non-Cash Consideration received by the Issuer or such Restricted Subsidiary in such Asset Sale having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (c) that is at the time outstanding, not to exceed $100.0 million at the time of the receipt of such Designated Non-Cash Consideration, with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value; and

(d) any stock or assets of the kind referred to in clause (2), (3) or (4) of the next paragraph of this covenant.

Within 365 days after the receipt of any Net Proceeds from an Asset Sale, the Issuer (or the applicable Restricted Subsidiary, as the case may be) may apply such Net Proceeds:

(1) to permanently repay, prepay, redeem or purchase:

(a) obligations under (i) the ERI Credit Facility (and other than with respect to proceeds from a Designated Asset Sale, permanently reduce commitments with respect thereto) and (ii) other secured Indebtedness of the Issuer, if applicable (other than any Disqualified Stock), or secured Indebtedness of a Guarantor; and/or

(b) Obligations under the Indenture, the Notes and the Note Guarantees or any other Pari Passu Debt of the Issuer or any Guarantor; provided that if the Issuer or any Restricted Subsidiary shall so repay or prepay any such other Pari Passu Debt, the Issuer will reduce (or offer to reduce) Obligations under the Indenture, the Notes and the Note Guarantees on a pro rata basis (based on the amount so applied to such repayments or prepayments) by, at its option, (i) redeeming Notes pursuant to Article 3 of the Indenture, (ii) making an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all holders to purchase their Notes at a purchase price of at least 100% of the principal amount thereof, plus the amount of accrued but unpaid interest and Additional Interest, if any, thereon up to the principal amount of Notes to be repurchased or (iii) purchasing Notes through privately negotiated transactions or open market purchases, in a manner that complies with the Indenture and applicable securities law;

(2) to acquire all or substantially all of the assets of, or any Capital Stock of, another Permitted Business, if, after giving effect to any such acquisition of Capital Stock, the Permitted Business is or becomes a Restricted Subsidiary of the Issuer;

(3) to improve real property or make a capital expenditure;

(4) to acquire other assets that are used or useful in a Permitted Business; or

(5) any combination of the foregoing;

provided, however, that if the Issuer or any Restricted Subsidiary contractually commits within such 365-day period to apply the Net Proceeds within 180 days of such contractual commitment in accordance with any of the above clauses (1) through (5), and such Net Proceeds are subsequently applied as contemplated by such contractual commitment, then the requirement for the application of Net Proceeds set forth in this paragraph shall be considered satisfied.

Pending the final application of any Net Proceeds, the Issuer (or the applicable Restricted Subsidiary) may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds from Asset Sales in any manner that is not prohibited by the Indenture.

Any Net Proceeds from Asset Sales that are not applied or invested as provided in the second paragraph of this covenant will constitute “Excess Proceeds.” Within 20 business days after the aggregate amount of Excess Proceeds exceeds $25.0 million, the Issuer will make an offer (an “Asset Sale Offer”) to all holders of Notes (with a copy to the trustee) and all holders of other Pari Passu Debt containing provisions similar to those set forth in the Indenture with respect to offers to purchase, prepay or redeem with the proceeds of sales of assets to purchase, prepay or redeem the maximum principal amount of Notes and such other Pari Passu Debt (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith) that may be purchased, prepaid or redeemed out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount, plus accrued and unpaid interest and Additional Interest, if any, to the date of purchase, prepayment or redemption, subject to the rights of holders of Notes on the relevant record date to receive interest due on the relevant interest payment date, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Issuer may use those Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of Notes and other Pari Passu Debt tendered into (or required to be prepaid or redeemed in connection with) such Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee will select the Notes and such other Pari Passu Debt to be purchased on a pro rata basis or by lot (and, in the case of notes in global form, in accordance with the applicable procedures of DTC), based on the amounts tendered or required to be prepaid or redeemed (with such adjustments as may be deemed appropriate by the Issuer so that only Notes in minimum denominations of $2,000, or an integral multiple of $1,000 in excess thereof, will be left outstanding). Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of Notes pursuant to a Change of Control Offer or an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control or Asset Sale provisions of the Indenture, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control or Asset Sale provisions of the Indenture by virtue of such compliance.

The agreements governing other Indebtedness of the Issuer and its Restricted Subsidiaries, including the ERI Credit Facility, the Indenture and the 7% Notes Indenture contain, and future agreements will likely contain, prohibitions of certain events, including events that would constitute a Change of Control or an Asset Sale. The exercise by the holders of Notes of their right to require the Issuer to repurchase the Notes upon a Change of Control or Asset Sale could cause a default under these other agreements, even if the Change of Control or Asset Sale itself does not, due to the financial effect of such repurchases on the Issuer. In the event a Change of Control or Asset Sale occurs at a time when the Issuer is prohibited from purchasing Notes, the Issuer could seek the consent of its lenders to the purchase of Notes or could attempt to refinance the borrowings that contain such prohibition. If the Issuer does not obtain a consent or repay those borrowings, the Issuer will remain prohibited from purchasing Notes. In that case, the Issuer’s failure to purchase tendered Notes would constitute an Event of Default under the Indenture which could, in turn, constitute a default under the other indebtedness. Finally, the Issuer’s ability to pay cash to the holders of Notes upon a repurchase may be limited by the Issuer’s then existing financial resources. See “Risk Factors—Risks Related to the Notes and Our Substantial Indebtedness—We may not be able to repurchase the Notes upon a change of control or pursuant to an asset sale offer.”

Selection and notice

If less than all of the Notes are to be redeemed at any time, the trustee will select Notes for redemption on a pro rata basis or by lot (or, in the case of Notes issued in global form as discussed under “—Book-entry, delivery and form,” based on a method that most nearly approximates a pro rata selection as the trustee deems fair and appropriate in accordance with the applicable procedures of DTC) unless otherwise required by law or applicable stock exchange or depositary requirements.

No Notes of $2,000 or less can be redeemed in part. The Issuer will mail notices of redemption by first class mail (or send such notices electronically in accordance with the applicable procedures in the case of Notes in global form) at least 30 but not more than 60 days before the redemption date to each holder of Notes to be redeemed at its registered address (with a copy to the trustee), except that redemption notices may be sent more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture.

If any Note is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of the principal amount of that Note that is to be redeemed. A new Note in principal amount equal to the unredeemed portion of the original Note will be issued in the name of the holder of Notes upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of Notes called for redemption unless the Issuer defaults in the payment of the redemption price.

Financial Calculations for Limited Condition Acquisitions

When calculating the availability under any basket or ratio under the Indenture, in each case in connection with a Limited Condition Acquisition and other transactions in connection therewith (including any incurrence or issuance of Indebtedness, Disqualified Stock or preferred stock and the use of proceeds thereof), the date of determination of such basket or ratio and of any Default or Event of Default may, at the option of the Issuer, be the date the definitive agreement(s) for such Limited Condition Acquisition is entered into. Any such ratio or basket shall be calculated on a pro forma basis, including with such adjustments as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of “Fixed Charge Coverage Ratio,” after giving effect to such Limited Condition Acquisition and other transactions in connection therewith (including any incurrence or issuance of Indebtedness, Disqualified Stock or preferred stock and the use of proceeds thereof) as if they had been consummated at the beginning of the applicable period for purposes of determining the ability to consummate any such Limited Condition Acquisition;

provided that if the Issuer elects to make such determination as of the date of such definitive agreement(s), then (x) the Issuer shall be deemed to be in compliance with such ratios or baskets solely for purposes of determining whether the Limited Condition Acquisition and other transactions in connection therewith (including any incurrence or issuance of Indebtedness, Disqualified Stock or preferred stock and the use of proceeds thereof), is permitted under the Indenture, and (y) such ratios or baskets shall not be tested at the time of consummation of such Limited Condition Acquisition or related transactions; provided, further, that if the Issuer elects to have such determinations occur at the time of entry into such definitive agreement(s), any such transactions (including any incurrence or issuance of Indebtedness, Disqualified Stock or preferred stock and the use of proceeds thereof) shall be deemed to have occurred on the date the definitive agreement(s) is entered into and shall be deemed outstanding thereafter for purposes of calculating any ratios or baskets under the Indenture after the date of such definitive agreement(s) and before the consummation of such Limited Condition Acquisition, unless such definitive agreement(s) is terminated or such Limited Condition Acquisition or incurrence or issuance of Indebtedness, Disqualified Stock or preferred stock or such other transaction to which pro forma effect is being given does not occur.

Certain covenants

Restricted payments

The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any other payment or distribution on account of the Issuer’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Issuer or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Issuer’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Issuer and other than dividends or distributions payable to the Issuer or a Restricted Subsidiary of the Issuer);

(2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Issuer, any direct or indirect parent of the Issuer or any Restricted Subsidiary) any Equity Interests of the Issuer or any Restricted Subsidiary (other than Disqualified Stock within one year of the Stated Maturity thereof or any such Equity Interests held by the Issuer, any direct or indirect parent of the Issuer or a Restricted Subsidiary of the Issuer);

(3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of an Issuer or any Guarantor that is contractually subordinated to the Notes or to any Note Guarantee (excluding any intercompany Indebtedness between or among the Issuer and any of its Restricted Subsidiaries), except a payment of interest or principal at the Stated Maturity thereof or a purchase, repurchase, or other acquisition of Indebtedness subordinated in right of payment to the Notes or any Note Guarantee made in contemplation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such purchase, redemption or other acquisition; or

(4) make any Restricted Investment

(all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(a) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence of such Restricted Payment;

(b) the Issuer would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption “—Incurrence of indebtedness and issuance of preferred stock”; and

(c) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Issuer and its Restricted Subsidiaries since the date of the Indenture (excluding Restricted Payments permitted by clauses (2) through (15) of the next succeeding paragraph), is less than the sum, without duplication, of:

(1) 50% of the Consolidated Net Income of the Issuer for the period (taken as one accounting period) from the beginning of the fiscal quarter in which the Notes are initially issued to the end of the Issuer’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

(2) 100% of the fair market value of the aggregate net proceeds received by the Issuer since the date of the Indenture as a contribution to its equity capital or from the issue or sale of Qualifying Equity Interests of the Issuer or from the issue or sale of convertible or exchangeable Disqualified Stock of the Issuer or convertible or exchangeable debt securities of the Issuer, in each case that have been converted into or exchanged for Qualifying Equity Interests of the Issuer (other than Qualifying Equity Interests and convertible or exchangeable Disqualified Stock or debt securities sold to a Subsidiary of the Issuer); plus

(3) to the extent that any Restricted Investment that was made after the date of the Indenture is (a) sold or otherwise cancelled, liquidated or repaid for value, or results in, or is otherwise returned or reduced by, the payment of principal, interest, dividends or distributions, or repayments of loans or advances, or other transfers of assets, or the satisfaction, release, expiration, cancellation or reduction (other than by means of payments by the Issuer or a Restricted Subsidiary) of Indebtedness or other obligations (including any such Indebtedness or other obligations guaranteed by the Issuer or any of its Restricted Subsidiaries), or any payments under management contracts or services agreements, or (b) made in an entity that subsequently becomes a Restricted Subsidiary of the Issuer or has been merged, consolidated or amalgamated with or into, or transfers or conveys its assets to, or is liquidated into, the Issuer or a Restricted Subsidiary, the amount of any such cash payment or the Fair Market Value of any such Property so received in a transaction described in clause (a) and, in the case of clause (b) the Fair Market Value of such Restricted Investment; plus

(4) to the extent that any Unrestricted Subsidiary of the Issuer designated as such after the date of the Indenture is redesignated as a Restricted Subsidiary after the date of the Indenture, the Fair Market Value of the Issuer’s Restricted Investment in such Subsidiary as of the date of such redesignation; plus

(5) 100% of any dividends or distributions received in cash and 100% of the Fair Market Value of any Property received in any such dividend or distribution by the Issuer or a Restricted Subsidiary after the date of the Indenture from an Unrestricted Subsidiary of the Issuer, to the extent that such dividends were not otherwise included in the Consolidated Net Income of the Issuer for such period.

The preceding provisions will not prohibit:

(1) the payment of any dividend or the consummation of any irrevocable repurchase, redemption, defeasance or other acquisition or retirement within 60 days after the date of declaration of the dividend or giving of the notice of repurchase, redemption, defeasance or other acquisition or retirement, as the case may be, if at the date of declaration or notice, the dividend or repurchase, redemption, defeasance or other acquisition or retirement would have complied with the provisions of the Indenture;

(2) the making of any Restricted Payment in exchange for, or out of or with the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Issuer) of, Equity Interests of the

Issuer (other than Disqualified Stock) or from the substantially concurrent contribution of equity capital to the Issuer; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will not be considered to be net proceeds of Qualifying Equity Interests for purposes of clause (c)(2) of the preceding paragraph and will not be considered to be net cash proceeds from an Equity Offering for purposes of the “Optional Redemption” provisions of the Indenture;

(3) the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution) by a Restricted Subsidiary of the Issuer to the holders of its Equity Interests on a pro rata basis;

(4) the repurchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness of an Issuer or any Guarantor that is contractually subordinated to the Notes or to any Note Guarantee or any Disqualified Stock of the Issuer or any Restricted Subsidiary thereof (including all accrued interest on the Indebtedness, all accrued and unpaid dividends on Disqualified Stock, and the amount of all penalties, fees, costs, expenses, discounts and premiums incurred in connection therewith and any original issue discount or debt issuance costs with respect thereto) in exchange for or with the net cash proceeds from a substantially concurrent incurrence of Permitted Refinancing Indebtedness;

(5) the payment of amounts necessary to repurchase Indebtedness or Equity Interests of the Issuer or any Restricted Subsidiary to the extent required by any Gaming Authority having jurisdiction over the Issuer or any Restricted Subsidiary or deemed necessary by the Board of Directors of the Issuer in order to avoid the suspension, revocation or denial of a gaming license by that Gaming Authority;

(6) the repurchase of Equity Interests deemed to occur upon the exercise, conversion or exchange of stock options, warrants, other rights to acquire Equity Interests or other convertible or exchangeable securities if such Equity Interests represent all or a portion of the exercise price thereof or upon the grant, vesting or exercise of restricted stock, restricted stock units or similar equity incentives to satisfy tax withholding or similar tax obligations with respect thereto;

(7) the payment, by the Issuer, of cash in lieu of the issuance of fractional shares upon the exercise of any option, warrant or similar instrument or upon the conversion or exchange of Equity Interests of the Issuer;

(8) the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Stock of the Issuer or any preferred stock of any Restricted Subsidiary of the Issuer issued on or after the date of the Indenture in accordance with the Fixed Charge Coverage Ratio test described below under the caption “—Incurrence of indebtedness and issuance of preferred stock”;

(9) the repurchase, redemption or other acquisition or retirement for value of any Indebtedness of an Issuer or any Guarantor that is unsecured or is contractually subordinated to the Notes or to any Note Guarantee or Disqualified Stock or preferred stock, in each case that is required to be repurchased or redeemed pursuant to provisions similar to those described under the caption “Repurchase at the option of holders—Change of control” or “—Repurchase at the option of holders—Asset sales”; provided that, prior to such repurchase, a redemption or other acquisition or retirement for value, an Asset Sale Offer or Change of Control Offer shall have been made and all Notes tendered and not withdrawn by holders in such Change of Control Offer or Asset Sale Offer, as applicable, have been repurchased (up to the maximum amount of Notes required to be so purchased, in the case of an Asset Sale Offer);

(10) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Issuer or any Restricted Subsidiary of the Issuer held by any current or former officer, director, employee or consultant (or family members, spouses or former spouses, heirs of, estates of or trusts formed by such persons) of the Issuer or any of its Restricted Subsidiaries pursuant to any equity subscription agreement, stock option agreement, employment agreement, severance agreement, shareholders’ agreement or similar agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $10.0 million in any twelve-month period;

(11) any payments made, or the performance of any transactions, in each case, as described in this offering memorandum under the heading “Use of Proceeds”;

(12) the distribution, as a dividend or otherwise, of Equity Interests of, or Indebtedness owed to the Issuer or a Restricted Subsidiary by, Unrestricted Subsidiaries;

(13) payment of consideration pursuant to, and the performance of all other transactions contemplated by, the terms of the Merger Agreement;

(14) any Restricted Payment, so long as (i) immediately before and after giving effect to such Restricted Payment no Event of Default has occurred and is continuing and (ii) after giving effect to such Restricted Payment, the Consolidated Leverage Ratio of the Issuer on a pro forma basis is less than 3.0 to 1.0; and

(15) so long as no Default or Event of Default has occurred and is continuing, other Restricted Payments in an aggregate amount not to exceed $200.0 million since the date of the Indenture.

The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Issuer or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment.

For purposes of determining compliance with this covenant, in the event that a Restricted Payment or Investment meets the criteria of more than one of the categories described in clauses (1) through (15) above, or is permitted pursuant to the first paragraph of this covenant or pursuant to any of clauses (1) through (21) of the definition of “Permitted Investments,” the Issuer will be entitled to classify such Restricted Payment (or, in each case, portion thereof) on the date of its payment or later reclassify such Restricted Payment (or, in each case, portion thereof) in any manner that complies with this covenant.

Incurrence of indebtedness and issuance of preferred stock

The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and the Issuer will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that the Issuer may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, and the Guarantors may incur Indebtedness (including Acquired Debt) or issue preferred stock, if the Fixed Charge Coverage Ratio for the Issuer’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or such preferred stock is issued, as the case may be, would have been at least 2.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock or the preferred stock had been issued, as the case may be, at the beginning of such four-quarter period.

The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1) the incurrence by the Issuer or any Guarantor (and/or the guarantee thereof by the Issuer or any Guarantor) of Indebtedness and letters of credit under the ERI Credit Facility or other Credit Facilities; provided that the aggregate principal amount of all such Indebtedness outstanding under this clause (1) as of any date of incurrence (after giving pro forma effect to the application of the proceeds of such incurrence), including all Permitted Refinancing Indebtedness incurred to repay, redeem, extend, refinance, renew, replace, defease or refund any Indebtedness incurred pursuant to this clause (1), shall not exceed the greater of (i) $1,750.0 million and (ii) 4.0 times Consolidated EBITDA of the Issuer and its Restricted Subsidiaries for the twelve-month period ended at the end of the most recent fiscal quarter for which financial statements are available, to be reduced dollar-for-dollar by the aggregate amount of all Net Proceeds from Asset Sales applied by the Issuer or any of its Restricted Subsidiaries to permanently repay Indebtedness under the Credit Facilities pursuant to the covenant described above under the caption “—Repurchase at the option of holders—Asset sales”;

(2) the incurrence by the Issuer and its Restricted Subsidiaries of the Existing Indebtedness;

(3) the incurrence by the Issuer and the Guarantors of Indebtedness represented by the Notes to be issued on the date of the Indenture and the related Note Guarantees and any Exchange Notes (and guarantees thereof) issued in exchange for the initial Notes pursuant to the Registration Rights Agreement (other than any Additional Notes and the related Note Guarantees);

(4) the incurrence by the Issuer or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, FF&E Financing, mortgage financings or purchase money obligations or other Indebtedness, in each case, incurred in connection with capital expenditures or for the purpose of financing all or any part of the purchase price or cost of design, construction, installation, renovation, repair, expansion, refurbishment or improvement of property, plant or equipment used or useful in the business of the Issuer or any of its Restricted Subsidiaries, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (4) not to exceed the greater of $200.0 million and 12% of Consolidated Tangible Assets;

(5) the incurrence by the Issuer or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge, any Indebtedness (other than intercompany Indebtedness) that was permitted by the Indenture to be incurred under the first paragraph of this covenant or clause (2), (3), (5) or (15) of this paragraph;

(6) the incurrence by the Issuer or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Issuer and any of its Restricted Subsidiaries; provided, however, that:

(a) if the Issuer or any Guarantor is the obligor on such Indebtedness and the payee is not the Issuer or a Guarantor, such Indebtedness must be unsecured and expressly subordinated to the prior payment in full in cash of all Obligations then due with respect to the Notes, in the case of an Issuer, or the Note Guarantee, in the case of a Guarantor; and

(b) (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Issuer or a Restricted Subsidiary of the Issuer and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either the Issuer or a Restricted Subsidiary of the Issuer, will be deemed, in each case, to constitute an incurrence of such Indebtedness by the Issuer or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7) the issuance by any of the Issuer’s Restricted Subsidiaries to the Issuer or to any of its Restricted Subsidiaries of shares of preferred stock; provided, however, that (a) any subsequent issuance or transfer of Equity Interests that results in any such preferred stock being held by a Person other than the Issuer or a Restricted Subsidiary of the Issuer and (b) any sale or other transfer of any such preferred stock to a Person that is not either the Issuer or a Restricted Subsidiary of the Issuer, will be deemed, in each case, to constitute an issuance of such preferred stock by such Restricted Subsidiary that was not permitted by this clause (7);

(8) the incurrence by the Issuer or any of its Restricted Subsidiaries of Hedging Obligations in the ordinary course of business;

(9) the guarantee by an Issuer or any of the Guarantors of Indebtedness of the Issuer or a Restricted Subsidiary of the Issuer to the extent that the guaranteed Indebtedness was permitted to be incurred by another provision of this covenant; provided that if the Indebtedness being guaranteed is subordinated to or pari passu with the Notes, then the Guarantee must be subordinated or pari passu, as applicable, to the same extent as the Indebtedness guaranteed;

(10) the incurrence by the Issuer or any of the Guarantors of Indebtedness in respect of bid, payment or other performance bonds, surety bonds, release, appeal and similar bonds, statutory obligations, workers’ compensation claims, self-insurance obligations and bankers’ acceptances in the ordinary course of business, and reimbursement obligations in respect of the foregoing;

(11) the incurrence by the Issuer or any of the Guarantors of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within five business days;

(12) the incurrence by the Issuer or any of its Restricted Subsidiaries arising in connection with endorsement of instruments for deposit in the ordinary course of business;

(13) the incurrence by the Issuer or any of its Restricted Subsidiaries of Indebtedness deemed to exist pursuant to the terms of a joint venture agreement as a result of a failure of the Issuer or such Restricted Subsidiary to make a required capital contribution therein; provided that the only recourse on such Indebtedness is limited to the Issuer’s or such Restricted Subsidiary’s equity interests in the related joint venture;

(14) Indebtedness arising from agreements of the Issuer or any of its Restricted Subsidiaries providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business, assets or a subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or subsidiary for the purpose of financing that acquisition; provided that: (a) such Indebtedness is not reflected at the time of such incurrence or assumption on the balance sheet of the Issuer or any of its Restricted Subsidiaries (contingent obligations referred to in a footnote or footnotes to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on that balance sheet for purposes of this clause (a)); and (b) in the case of a disposition, the maximum assumable liability in respect of that Indebtedness shall at no time exceed the gross proceeds including non-cash proceeds (the fair market value of those non-cash proceeds being measured at the time received and without giving effect to any subsequent changes in value), actually received by the Issuer and/or that Restricted Subsidiary in connection with that disposition;

(15) Acquired Debt and other Indebtedness of Persons outstanding on the date on which such Person became a Restricted Subsidiary or was acquired by, or merged into, the Issuer or any of its Restricted Subsidiaries or incurred or issued to finance a merger consolidation or other acquisition; provided, however, that at the time such Person is acquired, either (i) the Issuer would have been able to incur at least $1.00 of additional Indebtedness pursuant to the first paragraph of this covenant on a pro forma basis after giving effect to the incurrence of such Acquired Debt or Indebtedness pursuant to this clause (15) or (ii) on a pro forma basis, the Fixed Charge Coverage Ratio of the Issuer and its Restricted Subsidiaries would be higher than such ratio immediately prior to such acquisition or merger;

(16) the incurrence by the Issuer or any of its Restricted Subsidiaries of Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (16) not to exceed $100.0 million;

(17) (i) Indebtedness representing deferred compensation to employees of the Issuer or any of its Restricted Subsidiaries incurred in the ordinary course of business, and (ii) Indebtedness consisting of obligations of the Issuer or any of its Restricted Subsidiaries under deferred compensation or other similar arrangements incurred by such Person in connection with any Investment permitted under “—Restricted payments” above;

(18) Indebtedness consisting of the financing of insurance premiums; and

(19) Indebtedness owed to Capri Insurance Company in respect of premiums and reserves in an aggregate principal amount not to exceed $25.0 million at any one time outstanding.

For purposes of determining compliance with this “Incurrence of indebtedness and issuance of preferred stock” covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (19) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, the Issuer will be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant. Indebtedness under the ERI Credit Facility will initially be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of “Permitted Debt.” If obligations in respect of letters of credit are incurred pursuant to a Credit Facility and relate to other Indebtedness, then such letters of credit shall be treated as incurred pursuant to clause (1) of the definition of “Permitted Debt.” Except as provided in the preceding sentence, Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness that is otherwise included in the determination of a particular amount of Indebtedness shall not be included.

In connection with the incurrence or issuance, as applicable, of (x) revolving loan Indebtedness under this covenant or (y) any commitment relating to the incurrence or issuance of Indebtedness, Disqualified Stock or preferred stock under this covenant and the granting of any Lien to secure any such Indebtedness, the Issuer or the applicable Restricted Subsidiary may designate such incurrence or issuance and the granting of any such Lien as having occurred on the date of first incurrence or issuance of such revolving loan Indebtedness or commitment (such date, the “Deemed Date”), and any related subsequent actual incurrence or issuance or granting of any such Lien therefor will be deemed for all purposes under the Indenture to have been incurred or issued and granted on such Deemed Date, including, without limitation, for purposes of calculating the Fixed Charge Coverage Ratio and usage of any other baskets or ratios under the Indenture (as applicable).

The accrual of interest or preferred stock dividends, the accretion or amortization of original issue discount, the payment of interest on, or fees with respect to, any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of preferred stock as Indebtedness due to a change in accounting principles, and the payment of dividends on preferred stock or Disqualified Stock in the form of additional shares of the same class of preferred stock or Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of preferred stock or Disqualified Stock for purposes of this covenant; provided, in each such case, that the amount of any such accrual, accretion or payment shall be included in Fixed Charges of the Issuer as accrued. For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be utilized, calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Issuer or any Restricted Subsidiary may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

The amount of any Indebtedness outstanding as of any date will be:

(1) the accreted value of the Indebtedness determined on a constant yield to maturity basis over time, in the case of any Indebtedness issued with original issue discount;

(2) the principal amount of the Indebtedness, in the case of any other Indebtedness;

(3) in the case of a Guarantee of Indebtedness, the maximum amount of the Indebtedness guaranteed under such Guarantee; and

(4) in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(a) the Fair Market Value of such assets subject to such Lien at the date of determination; and

(b) the amount of the Indebtedness of the other Person secured by such Lien.

Liens

The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur or assume any Lien, except a Permitted Lien on or with respect to any of its property or assets including any shares of stock or Indebtedness of any Restricted Subsidiary, whether owned on the issue date or thereafter acquired, or any income, profits or proceeds therefrom, unless: in the case of any Lien securing Indebtedness that is subordinate in right of payment to the Notes or the Guarantees, the Notes or the Guarantees are secured by a Lien on such property, assets or proceeds that is senior in priority to such Lien, as long as such Indebtedness is secured by such Lien; and in all other cases, the Notes or the Guarantees, as the case may be, are secured on an equal and ratable basis with the obligations secured by such Lien for so long as such obligations are secured by such Lien.

For purposes of determining compliance with this covenant, (A) a Lien securing an item of Indebtedness need not be permitted solely by reference to one category of permitted Liens (or any portion thereof) described in the definition of “Permitted Liens” or pursuant to the first paragraph of this covenant but may be permitted in part under any combination thereof and (B) in the event that a Lien securing an item of Indebtedness (or any portion thereof) meets the criteria of one or more of the categories of permitted Liens (or any portion thereof) described in the definition of “Permitted Liens” or pursuant to the first paragraph of this covenant, the Issuer may, in its sole discretion, classify or reclassify, or later divide, classify or reclassify (as if incurred or issued at such later time), such Lien securing such item of Indebtedness (or any portion thereof) in any manner that complies with this covenant and at the time of incurrence, issuance, classification or reclassification will be entitled to only include the amount and type of such Lien or such item of Indebtedness secured by such Lien (or any portion thereof) in one of the categories of permitted Liens (or any portion thereof) described in the definition of “Permitted Liens” or pursuant to the first paragraph of this covenant and, in such event, such Lien securing such item of Indebtedness (or any portion thereof) will be treated as being incurred, issued or existing pursuant to only such clause or clauses (or any portion thereof) or pursuant to the first paragraph hereof without giving pro forma effect to such item (or portion thereof) when calculating the amount of Liens or Indebtedness that may be incurred or issued pursuant to any other clause or paragraph (or portion thereof) at such time. In addition, with respect to any revolving loan Indebtedness or commitment relating to the incurrence or issuance of Indebtedness that is designated to be incurred or issued on any date pursuant to the fourth paragraph of the covenant described under “Incurrence of indebtedness and issuance of preferred stock,” any Lien that does or that shall secure such Indebtedness may also be designated by the Issuer or any Restricted Subsidiary to be incurred on such date and, in such event, any related subsequent actual incurrence of such Lien shall be deemed for all purposes under the Indenture to be incurred on such prior date, including for purposes of calculating usage of any “Permitted Lien.”

With respect to any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the incurrence or issuance of such Indebtedness, such Lien shall also be permitted to secure any Increased Amount of such Indebtedness. The “Increased Amount” of any Indebtedness shall mean any increase in the amount of such Indebtedness that is not deemed to be an incurrence of Indebtedness for purposes of the covenant entitled “Incurrence of indebtedness and issuance of preferred stock.”

Dividend and other payment restrictions affecting restricted subsidiaries

The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions on its Capital Stock to the Issuer or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to the Issuer or any of its Restricted Subsidiaries;

(2) make loans or advances to the Issuer or any of its Restricted Subsidiaries; or

(3) sell, lease or transfer any of its properties or assets to the Issuer or any of its Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1) agreements in effect on the date of the Indenture and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided that the amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings are not, in the good faith determination of the Board of Directors of the Issuer, materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the date of the Indenture;

(2) the Indenture, the Notes and the Note Guarantees;

(3) agreements governing other Indebtedness permitted to be incurred under the provisions of the covenant described above under the caption “—Incurrence of indebtedness and issuance of preferred stock” and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided that the restrictions therein are not, in the good faith determination of the Board of Directors of the Issuer, materially more restrictive, taken as a whole, than those contained in the Indenture, the Notes and the Note Guarantees;

(4) applicable law, rule, regulation or order, including without limitation restrictions imposed by Gaming Authorities;

(5) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Issuer or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Indenture to be incurred;

(6) customary non-assignment provisions in contracts, licenses and leases entered into in the ordinary course of business;

(7) purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions on the property purchased or leased of the nature described in clause (3) of the preceding paragraph;

(8) any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending its sale or other disposition;

(9) any restriction or encumbrance contained in contracts for the sale of assets to be consummated in accordance with the Indenture solely in respect of the assets to be sold pursuant to such contract;

(10) Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not, in the good faith determination of the Board of Directors of the Issuer, materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(11) Liens permitted to be incurred under the provisions of the covenant described above under the caption “—Liens” that limit the right of the debtor to dispose of the assets subject to such Liens;

(12) agreements in existence with respect to a Restricted Subsidiary at the time it becomes a Restricted Subsidiary; provided, however, that such agreements are not entered into in anticipation or contemplation thereof;

(13) provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements (including agreements entered into in connection with a Restricted Investment), which limitation is applicable only to the assets that are the subject of such agreements;

(14) restrictions on cash or other deposits or net worth made to secure letters of credit or surety or other bonds issued in connection therewith or imposed by customers or suppliers under contracts entered into in the ordinary course of business; and

(15) Credit Facilities that, taken as a whole, are, in the good faith determination of the Board of Directors of the Issuer, customary for Credit Facilities of Persons engaged in a Permitted Business.

Merger, consolidation or sale of assets

The Issuer will not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not the Issuer is the surviving entity), or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Issuer and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:

(1) either: (a) the Issuer is the surviving entity; or (b) the Person formed by or surviving any such consolidation or merger (if other than the Issuer) or to which such sale, assignment, transfer, conveyance or other disposition has been made (the “Successor”) is an entity organized or existing under the laws of the United States, any state of the United States or the District of Columbia; and, if such entity is not a corporation, a co-obligor of the Notes is a corporation organized or existing under any such laws;

(2) the Successor (if other than the Issuer), assumes all the obligations of the Issuer under the Notes, the Indenture and the Registration Rights Agreement pursuant to agreements in form reasonably satisfactory to the trustee;

(3) immediately after such transaction, no Default or Event of Default exists; and

(4) the Issuer or the Successor would, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period (a) be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “—Incurrence of indebtedness and issuance of preferred stock”; or (b) have had a Fixed Charge Coverage Ratio equal to or greater than the actual Fixed Charge Coverage Ratio for the Issuer for such four quarter period.

In addition, the Issuer will not, directly or indirectly, lease all or substantially all of the properties and assets of it and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to any other Person.

Upon any sale, assignment, transfer, conveyance or other disposition of all or substantially all of the Issuer’s and its Restricted Subsidiaries’ assets, taken as a whole, in compliance with the provisions of this “Merger, consolidation or sale of assets” covenant, the Issuer will be released from the obligations under the

Notes and the Indenture except with respect to any obligations that arise from, or are related to, such transaction.

This “Merger, consolidation or sale of assets” covenant will not apply to any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among the Issuer and its Restricted Subsidiaries. Clauses (3) and (4) of the first paragraph of this covenant will not apply to (1) any merger or consolidation of the Issuer with or into one of its Restricted Subsidiaries for any purpose or (2) with or into an Affiliate solely for the purpose of reincorporating the Issuer in another jurisdiction.

Transactions with affiliates

The Issuer will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Issuer involving aggregate payments or consideration in excess of $5.0 million (each, an “Affiliate Transaction”) unless:

(1) the Affiliate Transaction is on terms that are no less favorable to the Issuer or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Issuer or such Restricted Subsidiary with an unrelated Person; and

(2) the Issuer delivers to the trustee with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $20.0 million, a resolution of the Board of Directors of the Issuer set forth in an Officer’s Certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of the Issuer.

The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1) any indemnification or employment, consultancy, advisory, severance or separation agreement, employee benefit plan or any similar arrangement, including any issuances of securities, loans or other payments, grants or awards, in each case in respect of or to employees, officers, directors, advisors or consultants entered into by the Issuer or any of its Restricted Subsidiaries in the ordinary course of business and payments pursuant thereto;

(2) transactions between or among the Issuer and/or its Restricted Subsidiaries;

(3) management agreements (including tax management arrangements arising out of, or related to, the filing of a consolidated tax return) entered into, consistent with past practice, by the Company or any Restricted Subsidiary, on the one hand, and an Unrestricted Subsidiary or other entity, on the other hand, pursuant to which the Company or such Restricted Subsidiary controls the day-to-day operations of such entity;

(4) transactions with a Person (other than an Unrestricted Subsidiary of the Issuer) that is an Affiliate of the Issuer solely because the Issuer owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

(5) payment of reasonable and customary fees and reimbursements of expenses (pursuant to indemnity arrangements or otherwise) of officers, directors, employees or consultants of the Issuer or any of its Restricted Subsidiaries;

(6) any issuance of Equity Interests (other than Disqualified Stock) of the Issuer to Affiliates of the Issuer;

(7) Permitted Investments and Restricted Payments that do not violate the provisions of the Indenture described above under the caption “—Restricted payments”;

(8) loans or advances to employees in the ordinary course of business not to exceed $1.0 million in the aggregate at any one time outstanding;

(9) so long as no Event of Default has occurred and is continuing, (x) the payment of any management, consulting or other fees for similar services for the management of the Issuer or any of its Subsidiaries due under any management agreement in an aggregate amount not to exceed $1.5 million per fiscal year and (y) any consulting agreements with any Person that is an Affiliate of the Issuer or any of its Subsidiaries; that any such consulting agreement includes fair and reasonable terms no less favorable to the Issuer or such Subsidiary, as the case may be, than the Issuer or such Subsidiary would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate;

(10) any transaction pursuant to any contract or arrangement in existence on the date the Notes were first issued, including the Merger Agreement, or any amendment thereto or any transaction contemplated thereby (including pursuant to any amendment thereto) or by any renewal, replacement, supplement or modification thereof so long as any such amendment, renewal, replacement, supplement or modification is not more disadvantageous to the holders in any material respect taken as a whole as compared to the original agreement or arrangement as in effect on the date the Notes are first issued as determined in good faith by the Board of Directors of the Issuer;

(11) transactions with persons who have entered into an agreement, contract or arrangement with the Issuer or any of its Restricted Subsidiaries to manage, own or operate a Gaming Facility because the Issuer and its Restricted Subsidiaries have not received the requisite approvals of the Gaming Authorities or are otherwise not permitted to manage, own or operate such Gaming Facility under applicable Gaming Laws; provided that such transactions shall have been approved by a majority of the disinterested members of the Issuer’s Board of Directors (or by the audit committee or any committee of the Board of Directors consisting of disinterested members of the Board of Directors) and determined by them to be in the best interests of the Issuer;

(12) transactions with customers, clients, suppliers, contractors, landlords, lessors, lessees, licensors, licensees, joint venture or development partners or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the Indenture which are fair to the Issuer and its Restricted Subsidiaries taken as a whole, in the determination of the Issuer’s Board of Directors (or by the audit committee or any committee of the Board of Directors) or management, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(13) transactions with joint ventures and Subsidiaries thereof and Unrestricted Subsidiaries relating to the provision of management services, overhead, sharing of customer lists and customer loyalty programs or that are approved by a majority of the disinterested members of the Issuer’s Board of Directors (or by the audit committee or any committee of the Board of Directors consisting of disinterested members of the Board of Directors) (a director shall be disinterested if he or she has no interest in such joint venture or Unrestricted Subsidiary other than through the Issuer and its Restricted Subsidiaries); provided that no Affiliate of the Issuer (other than the Issuer’s Restricted Subsidiaries) has an interest (other than indirectly through the Issuer and other than Unrestricted Subsidiaries or such joint ventures) in any such joint venture or Unrestricted Subsidiary;

(14) any transaction with respect to which the Issuer or any of its Restricted Subsidiaries obtains an opinion as to the fairness to the Issuer or such Restricted Subsidiary, as applicable, of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing;

(15) any investments in and other customary transactions with (a) Capri Insurance Company to the extent the same pertain to the provision of insurance coverage, historical practice, are required by applicable law or prudent insurance underwriting principles or (b) IOC-PA, L.L.C. consistent with historical practice; and

(16) transactions between the Issuer or any Restricted Subsidiary and any Person, which is an Affiliate solely due to a director or directors of such Person (or a parent company of such Person) also being a director of the Issuer; provided, however, that any such director abstains from voting as a director of the Issuer on any matter involving such other Person.

Business activities

The Issuer will not, and will not permit any of its Restricted Subsidiaries to, engage in any business other than Permitted Businesses, except to such extent as would not be material to the Issuer and its Restricted Subsidiaries taken as a whole.

No layering

The Issuer will not, and will not permit any Guarantor to, incur or suffer to exist Indebtedness that is contractually subordinated in right of payment to any other Indebtedness of the Issuer or such Guarantor, as the case may be, unless such Indebtedness is also contractually subordinated in right of payment to the Notes or such Guarantor’s Note Guarantee, as the case may be.

Additional Note guarantees

If the Issuer or any of its Restricted Subsidiaries acquires or creates another Domestic Subsidiary after the date of the Indenture, then that newly acquired or created Domestic Subsidiary will become a Guarantor and execute a supplemental indenture in form satisfactory to the trustee within 15 business days after the date on which it was acquired or created (or such longer period of time as may be required to obtain any necessary approvals under applicable Gaming Laws or other regulatory requirements). The Issuer shall use commercially reasonable efforts to obtain all approvals of any Gaming Authority necessary to permit a Domestic Subsidiary to become a Guarantor as promptly as practicable.

Designation of restricted and unrestricted subsidiaries

The Board of Directors of the Issuer may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by the Issuer and its Restricted Subsidiaries in the Subsidiary designated as an Unrestricted Subsidiary will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the covenant described above under the caption “—Restricted payments” or under one or more clauses of the definition of “Permitted Investments,” as determined by the Issuer. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors of the Issuer may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if that redesignation would not cause a Default.

Reports

Whether or not required by the SEC, so long as any Notes are outstanding, the Issuer will furnish to the trustee:

(1) within 90 days after the end of each fiscal year, annual reports of the Issuer containing the information that would have been required to be contained in an Annual Report on Form 10-K under the Exchange Act if the Issuer had been a reporting company under the Exchange Act, including (A) “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and (B) audited financial statements prepared in accordance with GAAP;

(2) within 45 days after the end of each of the first three fiscal quarters of each fiscal year, quarterly reports of the Issuer containing the information that would have been required to be contained in a Quarterly Report on Form 10-Q under the Exchange Act if the Issuer had been a reporting company under the Exchange Act, including (A) “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and (B) unaudited quarterly financial statements prepared in accordance with GAAP and reviewed pursuant to Statement on Auditing Standards No. 100 (or any successor provision); and

(3) within five business days after the occurrence of each event that would have been required to be reported in a Current Report on Form 8-K under the Exchange Act if the Issuer had been a reporting company under the Exchange Act, current reports containing substantially all of the information that would have been required to be contained in a Current Report on Form 8-K under the Exchange Act if the Issuer had been a reporting company under the Exchange Act; provided, however, that no such current report will be required to be furnished if the Issuer determines in its good faith judgment that such event is not material to noteholders or the business, assets, operations, financial positions or prospects of the Issuer and its Restricted Subsidiaries, taken as a whole;

provided, that such distribution requirements shall be deemed to have been satisfied if the Issuer files all such information meeting the above requirements within the applicable time periods with the SEC through the SEC’s Electronic Data Gathering, Analysis, and Retrieval System (EDGAR) (or any successor system);

provided further, however, that all such reports (A) will not be required to comply with Section 302 or Section 404 of the Sarbanes-Oxley Act of 2002, or related Items 307 and 308 of Regulation S-K promulgated by the SEC, or Item 10(e) of Regulation S-K (with respect to any non-GAAP financial measures contained therein), (B) will not be required to contain the separate financial information for Guarantors contemplated by Rule 3-10 or Rule 3-16 of Regulation S-X promulgated by the SEC, (C) will only be required to include limited executive compensation disclosure consisting of a summary compensation table (including any equity awards), a description of employment agreements with officers and a description of any incentive plans and (D) will not be required to include exhibits that would otherwise be required to be filed pursuant to Item 601 of Regulation S-K.

Events of default and remedies

Each of the following is an “Event of Default”:

(1) default for 30 days in the payment when due of interest (including Additional Interest) on the Notes;

(2) default in the payment when due (at maturity, upon redemption or otherwise) of the principal of, or premium, if any, on, the Notes;

(3) failure by the Issuer or any of its Restricted Subsidiaries to comply with the provisions described under the caption “—Certain covenants—Merger, consolidation or sale of assets”;

(4) subject to the last paragraph of this covenant, failure by the Issuer or any of its Restricted Subsidiaries for 60 days after notice to the Issuer by the trustee or the holders of at least 25% in aggregate principal amount of the Notes then outstanding (with a copy to the trustee if given by the holders) voting as a single class to comply with any of the other agreements in the Indenture;

(5) default under any mortgage, Indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Issuer or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Issuer or any of its Restricted

Subsidiaries), whether such Indebtedness or Guarantee now exists, or is created after the date of the Indenture, if that default:

(a) is caused by a failure to pay principal of, or interest or premium, if any, on, such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or

(b) results in the acceleration of such Indebtedness prior to its express maturity, and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $50.0 million or more;

(6) failure by the Issuer or any of its Restricted Subsidiaries to pay final judgments entered by a court or courts of competent jurisdiction in an uninsured aggregate amount in excess of $50.0 million, which judgments are not paid, waived, satisfied, discharged or stayed for a period of 60 days;

(7) except as permitted by the Indenture, any Note Guarantee is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, or any Guarantor, or any Person acting on behalf of any Guarantor, denies or disaffirms its obligations under its Note Guarantee; and

(8) certain events of bankruptcy or insolvency described in the Indenture with respect to the Issuer or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of its Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary.

In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Issuer, any Restricted Subsidiary of the Issuer that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Issuer that, taken together, would constitute a Significant Subsidiary, all outstanding Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the then outstanding Notes (with a copy to the trustee if given by the holders) may declare all the Notes to be due and payable immediately.

Subject to certain limitations, holders of a majority in aggregate principal amount of the then outstanding Notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from holders of the Notes notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal, interest or premium, if any.

Subject to the provisions of the Indenture relating to the duties of the trustee, in case an Event of Default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any holders of Notes unless such holders have offered to the trustee indemnity or security satisfactory to the trustee against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest when due, no holder of a Note may pursue any remedy with respect to the Indenture or the Notes unless:

(1) such holder has previously given the trustee notice that an Event of Default is continuing;

(2) holders of at least 25% in aggregate principal amount of the then outstanding Notes have requested the trustee to pursue the remedy;

(3) such holders have offered the trustee reasonable security or indemnity against any loss, liability or expense;

(4) the trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5) holders of a majority in aggregate principal amount of the then-outstanding Notes have not given the trustee a direction inconsistent with such request within such 60-day period.

The holders of a majority in aggregate principal amount of the then-outstanding Notes by notice to the trustee may, on behalf of the holders of all of the Notes, rescind an acceleration or waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest or premium, if any, on, or the principal of, the Notes.

The Issuer is required to deliver to the trustee annually a statement regarding compliance with the Indenture. Upon becoming aware of any Default or Event of Default, the Issuer is required to deliver to the trustee a statement specifying such Default or Event of Default.

Notwithstanding clause (4) of the first paragraph of this covenant, except as provided in the second to last sentence of this paragraph, the sole remedy for any failure to comply by the Issuer with the covenant described under the caption “—Reports” shall be the payment of liquidated damages as described in the following sentence, such failure to comply shall not constitute an Event of Default, and Holders of the Notes shall not have any right under the Indenture to accelerate the maturity of the Notes as a result of any such failure to comply. If a failure to comply by the Issuer with the covenant described under the caption “—Reports” continues for 60 days after the Issuer receives notice of such failure to comply in accordance with clause (4) of the first paragraph of this covenant (such notice, the “Reports Default Notice”), and is continuing on the 60th day following the Issuer’s receipt of the Reports Default Notice, the Issuer will pay liquidated damages to all Holders of Notes at a rate per annum equal to 0.25% of the principal amount of the Notes from the 60th day following the Issuer’s receipt of the Reports Default Notice to but not including the earlier of (x) the 121st day following the Issuer’s receipt of the Reports Default Notice and (y) the date on which the failure to comply by the Issuer with the covenant described under the caption “—Reports” shall have been cured or waived. On the earlier of the dates specified in the immediately preceding clauses (x) and (y), such liquidated damages will cease to accrue. If the failure to comply by the Issuer with the covenant described under the caption “—Reports” shall not have been cured or waived on or before the 121st day following the Issuer’s receipt of the Reports Default Notice, then the failure to comply by the Issuer with the covenant described under the caption “—Reports” shall on such 121st day constitute an Event of Default. A failure to comply with the covenant described under the caption “—Reports” automatically shall cease to be continuing and shall be deemed cured at such time as the Issuer furnishes to the trustee the applicable information or report (it being understood that the availability of such information or report on the Commission’s EDGAR service (or any successor thereto) shall be deemed to satisfy the Issuer’s obligation to furnish such information or report to the trustee); provided, however, that the trustee shall have no obligation whatsoever to determine whether or not such information, documents or reports have been filed pursuant to the EDGAR service (or its successor).

No personal liability of directors, partners, members, officers, employees and stockholders

No director, partner, member, officer, employee, incorporator or stockholder of the Issuer or any Guarantor, as such, will have any liability for any obligations of the Issuer or the Guarantors under the Notes, the Indenture, the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

The Issuer may at any time, at the option of its Board of Directors evidenced by a resolution set forth in an Officer’s Certificate, elect to have all of its obligations discharged with respect to the outstanding Notes and all obligations of the Guarantors discharged with respect to their Note Guarantees (“Legal Defeasance”) except for:

(1) the rights of holders of outstanding Notes to receive payments in respect of the principal of, or interest or premium, if any, on, such Notes when such payments are due from the trust referred to below;

(2) the Issuer’s obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the trustee, and the Issuer’s and the Guarantors’ obligations in connection therewith; and

(4) the Legal Defeasance provisions of the Indenture.

In addition, the Issuer may, at its option and at any time, elect to have the obligations of the Issuer and the Guarantors released with respect to certain covenants (including its obligation to make Change of Control Offers and Asset Sale Offers) that are described in the Indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the Notes. In the event of a Covenant Defeasance, all Events of Default described under “—Events of Default and Remedies” above (except those relating to payments on the Notes or bankruptcy, receivership, rehabilitation or insolvency events) will no longer constitute an Event of Default with respect to the Notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) the Issuer must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the Notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, or interest and premium, if any, on, the outstanding Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be, and the Issuer must specify whether the Notes are being defeased to such stated date for payment or to a particular redemption date;

(2) in the case of Legal Defeasance, the Issuer must deliver to the trustee an opinion of counsel who is reasonably acceptable to the trustee confirming that (a) the Issuer has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Issuer must deliver to the trustee an opinion of counsel who is reasonably acceptable to the trustee confirming that the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from transactions occurring substantially contemporaneously with the borrowing of funds, or from the borrowing of funds to be applied to such deposit (and any similar concurrent deposit relating to other Indebtedness), and the granting of Liens to secure such borrowings);

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the Indenture and the agreements governing any other Indebtedness being defeased, discharged or replaced) to which the Issuer or any of the Guarantors is a party or by which the Issuer or any of the Guarantors is bound;

(6) the Issuer must deliver to the trustee an Officer’s Certificate stating that the deposit was not made by the Issuer with the intent of preferring the holders of Notes over the other creditors of the Issuer with the intent of defeating, hindering, delaying or defrauding any creditors of the Issuer or others; and

(7) the Issuer must deliver to the trustee an Officer’s Certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, supplement and waiver

Except as provided in the next two succeeding paragraphs, the Indenture or the Notes or the Note Guarantees may be amended or supplemented with the consent of the holders of at least a majority in aggregate principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and any existing Default or Event of Default or compliance with any provision of the Indenture or the Notes or the Note Guarantees may be waived with the consent of the holders of a majority in aggregate principal amount of the then outstanding Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes).

Without the consent of each holder of Notes affected, an amendment, supplement or waiver may not (with respect to any Notes held by a non-consenting holder):

(1) reduce the principal amount of Notes whose holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed maturity of any Note or the premium payable in connection with a redemption of the Notes;

(3) reduce the rate of or change the time for payment of interest, including default interest, on any Note;

(4) waive a Default or Event of Default in the payment of principal of, or interest or premium, if any, on, the Notes (except a rescission of acceleration of the Notes by the holders of at least a majority in aggregate principal amount of the then outstanding Notes and a waiver of the payment default that resulted from such acceleration);

(5) make any Note payable in money other than that stated in the Notes;

(6) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of holders of Notes to receive payments of principal of, or interest or premium, if any, on, the Notes;

(7) waive a redemption payment with respect to any Note (other than a payment required by one of the covenants described above under the caption “—Repurchase at the option of holders”);

(8) contractually subordinate the Notes or the Guarantees to any other Indebtedness; or

(9) make any change in the preceding amendment and waiver provisions.

Notwithstanding the preceding, without the consent of any holder of Notes, the Issuer, the Guarantors and the trustee may amend or supplement the Indenture, the Notes or the Note Guarantees:

(1) to cure any ambiguity, defect or inconsistency;

(2) to provide for uncertificated Notes in addition to or in place of certificated Notes;

(3) to provide for the assumption of the Issuer’s or a Guarantor’s obligations to holders of Notes and Note Guarantees in the case of a merger or consolidation or sale of all or substantially all of the Issuer’s or such Guarantor’s assets, as applicable;

(4) to comply with the rules of any applicable securities depository;

(5) to make any change that would provide any additional rights or benefits to the holders of Notes and, in each case, the release, suspension or termination thereof, or that does not adversely affect the legal rights under the Indenture of any such holder;

(6) to conform the text of the Indenture, the Notes or the Note Guarantees to any provision of the Description of the Notes contained in the Final Offering Memorandum dated as March 15, 2017 delivered in connection with the Existing Notes to the extent that such provision in such Description of the Notes was intended to be a verbatim recitation of a provision of the Indenture, the Notes or the Note Guarantees which intent may be evidenced by an Officer’s Certificate to that effect;

(7) to release the Note Guarantee of a Guarantor in accordance with the terms of the Indenture;

(8) to allow any Guarantor to execute a supplemental indenture and/or a Note Guarantee with respect to the Notes;

(9) to provide for the issuance of Additional Notes in accordance with the limitations set forth in the Indenture as of the date of the Indenture;

(10) to comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the TIA;

(11) to comply with requirements of applicable Gaming Laws or to provide for requirements imposed by applicable Gaming Authorities; or

(12) to provide for the acceptance or appointment of a successor trustee.

Satisfaction and discharge

The Indenture will be discharged and will cease to be of further effect as to all Notes issued thereunder when:

(1) either:

(a) all Notes that have been authenticated, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust and thereafter repaid to the Issuer, have been delivered to the trustee for cancellation; or

(b) all Notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year (or are to be irrevocably called for redemption within one year) and the Issuer or any Guarantor has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Notes not delivered to the trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption;

(2) any Issuer has or any Guarantor has paid or caused to be paid all sums payable by it under the Indenture; and

(3) the Issuer has delivered irrevocable instructions to the trustee under the Indenture to apply the deposited money toward the payment of the Notes at maturity or on the redemption date, as the case may be.

In addition, the Issuer must deliver an Officer’s Certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been complied with.

The satisfaction and discharge will be effective on the day on which all the applicable conditions above have been satisfied. Upon compliance with the foregoing, the trustee shall execute proper instrument(s) acknowledging the satisfaction and discharge of all of the Issuer’s obligations under the Notes and the Indenture.

Concerning the trustee

If the trustee becomes a creditor of the Issuer or any Guarantor, the Indenture limits the right of the trustee to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as trustee under the Indenture (if the Indenture has been qualified under the TIA) or resign.

The holders of a majority in aggregate principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of Notes, unless such holder has offered to the trustee security and indemnity satisfactory to the trustee against any loss, liability or expense.

The trustee shall not be responsible for, and makes no representation as to any Gaming Law or any Gaming Authority, whether any holder or beneficial owner of Notes could be licensed, qualified or found suitable under any Gaming Law or by any Gaming Authority, and any consequence to any holder or beneficial owner of Notes under any Gaming Law or by any Gaming Authority.

Book-entry, delivery and form

The Exchange Notes will be represented by one or more global notes in registered form without interest coupons attached (collectively, the “Global Notes”). The Global Notes representing the Notes will be deposited with a custodian for DTC, and registered in the name of Cede & Co., as nominee of DTC.

Ownership of interests in the Global Notes (“Book-Entry Interests”) will be limited to persons that have accounts with DTC, or persons that hold interests through such participants.

Book-Entry Interests will be shown on, and transfers thereof will be done only through, records maintained in book-entry form by DTC and its participants. The laws of some jurisdictions, including certain states of the U.S., may require that certain purchasers of securities take physical delivery of such securities in definitive form. The foregoing limitations may impair your ability to own, transfer or pledge Book-Entry Interests. In addition, while the notes are in global form, holders of Book-Entry Interests are not considered the owners or “holders” of Notes for any purpose.

So long as the Notes are held in global form, DTC (or its nominees) will be considered the sole holders of Global Notes for all purposes under the Indenture. In addition, participants in DTC must rely on the procedures of DTC and indirect participants must rely on the procedures of DTC and the participants through which they own Book-Entry Interests, to transfer their interests or to exercise any rights of holders under the Indenture.

Neither the Company nor the Trustee has any responsibility or liability for any aspect of the records relating to the Book-Entry Interests.

Depository procedures

The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. The Issuer takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.

DTC has advised the Issuer that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between the Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

DTC has also advised the Issuer that, pursuant to procedures established by it, ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

Except as described below, owners of interests in the Global Notes will not have Notes registered in their names, will not receive physical delivery of Notes in certificated form and will not be considered the registered owners or “holders” thereof under the Indenture for any purpose.

Payments in respect of the principal of, and interest and premium, if any, on, a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the Indenture. Under the terms of the Indenture, the Issuer and the trustee will treat the Persons in whose names the Notes, including the Global Notes, are registered as the owners of the Notes for the purpose of receiving payments and for all other purposes. Consequently, neither the Issuer, the trustee nor any agent of the Issuer or the trustee has or will have any responsibility or liability for:

(1) any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC has advised the Issuer that its current practice, upon receipt of any payment in respect of securities such as the Notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe that it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the

Participants and the Indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or the Issuer. Neither the Issuer nor the trustee will be liable for any delay by DTC or any of the Participants or the Indirect Participants in identifying the beneficial owners of the Notes, and the Issuer and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Subject to the transfer restrictions applicable to the Existing Notes described herein, transfers between the Participants will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

Subject to compliance with the transfer restrictions applicable to the Existing Notes described herein, cross-market transfers between the Participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by their respective depositaries; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

DTC has advised the Issuer that it will take any action permitted to be taken by a holder of Notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the Notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the Notes, DTC reserves the right to exchange the Global Notes for legended Notes in certificated form, and to distribute such Notes to its Participants.

Exchange of Global Notes for Certificated Notes

A Global Note is exchangeable for Certificated Notes if:

(1) DTC (a) notifies the Issuer that it is unwilling or unable to continue as depositary for the Global Notes or (b) has ceased to be a clearing agency registered under the Exchange Act and, in either case, the Issuer fails to appoint a successor depositary;

(2) the Issuer, at its option, notifies the trustee in writing that it elects to cause the issuance of the Certificated Notes; or

(3) there has occurred and is continuing a Default or Event of Default with respect to the Notes.

In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the trustee by or on behalf of DTC in accordance with the Indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Same-day settlement and payment

The Issuer will make payments in respect of the Notes represented by the Global Notes, including principal, premium, if any, and interest, by wire transfer of immediately available funds to the accounts specified by DTC or its nominee. The Issuer will make all payments of principal, interest and premium, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such holder’s registered address. The Notes represented by the Global Notes are expected to be eligible to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such Notes will, therefore, be required by DTC to be settled in immediately available funds. The Issuer expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised the Issuer that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

Certain definitions

Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all defined terms used therein, as well as any other capitalized terms used herein for which no definition is provided.

“7% Notes” means the 7% Senior Notes Due 2023 issued by the Company under the 7% Notes Indenture.

“7% Notes Indenture” means that certain Indenture dated as of July 23, 2015, among the Company, the guarantors party thereto and U.S. Bank National Association, as trustee, as amended from time to time.

“Acquired Debt” means, with respect to any specified Person, (1) Indebtedness, Disqualified Stock or preferred stock of any other Person existing at the time such other Person is merged, acquired, consolidated, liquidated or amalgamated with or into or became a Restricted Subsidiary of such specified Person, whether or not such Indebtedness, Disqualified Stock or preferred stock is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and (2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person; provided that, for the avoidance of doubt, if such Indebtedness, Disqualified Stock, or preferred stock is redeemed, retired, or defeased (whether by covenant or legal defeasance), repurchased, discharged or otherwise repaid or acquired (or if irrevocable deposit has been made for the purpose of such repurchase, redemption, retirement, defeasance (whether covenant or legal), discharge or repayment or other acquisition) at the time, or substantially concurrently with the consummation, of the transaction by which such Person is merged, acquired, consolidated, liquidated or amalgamated with or into or became a Restricted Subsidiary (including by designation) of such specified Person, then such Indebtedness, Disqualified Stock, or preferred stock shall not constitute Acquired Debt.

“Additional Interest” means all amounts, if any, payable pursuant to the provisions relating to Additional Interest described in the Registration Rights Agreement. The trustee shall have no obligation to determine whether Additional Interest is payable or the amount of Additional Interest payable.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Applicable Premium” means, with respect to any Note on any redemption date, the greater of: (1) 1.0% of the principal amount of the Note; or (2) the excess of: (a) the present value at such redemption date of (i) the redemption price of the Note at April 1, 2020 (such redemption price being set forth in the table appearing above under the caption “—Optional redemption”), plus (ii) all required interest payments due on the Note through April 1, 2020 (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over (b) the principal amount of such Note. The trustee shall have no duty to calculate or verify the calculation of the Applicable Premium.

“Asset Sale” means:

(1) the sale, lease, conveyance or other disposition of any assets or rights by the Issuer or any of the Issuer’s Restricted Subsidiaries; provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Issuer and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the caption “—Repurchase at the option of holders—Change of control” and/or the provisions described above under the caption “—Certain covenants—Merger, consolidation or sale of assets” and not by the provisions of the covenant described above under the caption “—Repurchase at the option of holders—Asset sales”; and

(2) the issuance of Equity Interests by any of the Issuer’s Restricted Subsidiaries or the sale by the Issuer or any of the Issuer’s Restricted Subsidiaries of Equity Interests in any of the Issuer’s Subsidiaries (other than preferred stock issued in compliance with the covenant described above under the caption “—Certain covenants—Incurrence of indebtedness and issuance of preferred stock”).

Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(1) any single transaction or series of related transactions that involves assets having a Fair Market Value of less than $20.0 million;

(2) any transaction that is consummated in accordance with the provisions described under the caption “—Certain covenants—Merger, consolidation or sale of assets”;

(3) a transfer of assets between or among the Issuer and its Restricted Subsidiaries;

(4) an issuance of Equity Interests by a Restricted Subsidiary of the Issuer to the Issuer or to a Restricted Subsidiary of the Issuer;

(5) the sale, disposition, exchange for replacement items or other items used or useful in a Permitted Business, lease or other transfer of inventory, products, services or accounts receivable in the ordinary course of business or in bankruptcy or similar proceedings;

(6) any sale or other disposition of damaged, worn-out or obsolete assets in the ordinary course of business (including the abandonment or other disposition of intellectual property that is, in the reasonable judgment of the Issuer, no longer economically practicable to maintain or useful in the conduct of the business of the Issuer and its Restricted Subsidiaries taken as whole);

(7) licenses and sublicenses by the Issuer or any of its Restricted Subsidiaries of software or intellectual property in the ordinary course of business;

(8) any surrender or waiver of contract rights or settlement, release, recovery on or surrender of contract, tort or other claims in the ordinary course of business;

(9) the granting of Liens not prohibited by the covenant described above under the caption “—Certain covenants—Liens”;

(10) the sale or other disposition of cash or Cash Equivalents;

(11) a Restricted Payment that does not violate the covenant described above under the caption “—Certain covenants—Restricted payments” or a Permitted Investment;

(12) any exchange of property pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended, for use in a related business;

(13) foreclosures, condemnations or any similar action on assets;

(14) any leases of retail, restaurant or entertainment venues and other similar spaces in the ordinary course of business;

(15) terminations of Hedging Obligations;

(16) any settlement, release, waiver or surrender of contract rights or contract, tort or other litigation claims, or voluntary terminations of other contracts or assets, in the ordinary course of business;

(17) any disposition of Equity Interests of a Restricted Subsidiary pursuant to an agreement or other obligation with or to a Person (other than the Issuer or any of its Restricted Subsidiaries) from whom such Restricted Subsidiary was acquired, or from whom such Restricted Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), made as part of such acquisition and in each case comprising all or a portion of the consideration in respect of such sale or acquisition;

(18) any financing transaction with respect to property constructed, acquired, replaced, repaired or improved (including any reconstruction, refurbishment, renovation and/or development of real property) by the Issuer or any of its Restricted Subsidiaries, including sale and leaseback transactions and asset securitizations, permitted by the Indenture;

(19) sales of Unrestricted Subsidiaries or joint ventures or other development ventures, or issuances or sales of Equity Interests, Indebtedness, other securities or other Investments therein, or assets thereof;

(20) the transactions contemplated by the Paid-Up Oil and Gas Leases and other sales or leases of oil, gas or mineral rights; and

(21) the sale or other disposition of Non-Core Land.

In the event that a transaction (or a portion thereof) meets the criteria of more than one category of an Asset Sale, the Issuer, in its sole discretion, will be entitled to divide and classify or reclassify such transaction (or a portion thereof) between or among such categories.

“Attributable Debt” in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value will be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP; provided, however, that if such sale and leaseback transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capital Lease Obligation.”

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns,” “Beneficially Owning” and “Beneficially Owned” have a corresponding meaning.

“Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2) with respect to a partnership, the Board of Directors of the general partner of the partnership;

(3) with respect to a limited liability company, the board of managers of such limited liability company or any committee thereof duly authorized to act on behalf of such board or the managing member or members or any controlling committee of managing members thereof, as applicable, and

(4) with respect to any other Person, the board or committee of such Person serving a similar function.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty provided, however, that for the avoidance of doubt, any lease that is accounted for by any Person as an operating lease as of the Issue Date and any similar lease entered into after the Issue Date by any Person may, in the sole discretion of the Issuer, be accounted for as an operating lease and not as a Capital Lease Obligation.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person;

but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Cash Equivalents” means:

(1) United States dollars;

(2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than six months from the date of acquisition;

(3) money market deposits, certificates of deposit and Eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any lender party to the ERI Credit Facility or with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of “B” or better;

(4) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper having one of the two highest ratings obtainable from Moody’s or S&P and, in each case, maturing within two years after the date of acquisition;

(6) marketable short term money market and similar securities having the highest rating obtainable from Moody’s and S&P (or, if neither S&P nor Moody’s shall be rating such securities, then from another nationally recognized rating service) at the time of acquisition and in each case maturing within two years after the date of acquisition;

(7) other dollar denominated securities issued by any Person incorporated in the United States and that at the time of acquisition have an investment grade rating from Moody’s or S&P (or, if neither S&P nor Moody’s shall be rating such securities, then from another nationally recognized rating service) and maturing not more than two years after the date of acquisition; and

(8) money market funds that invest primarily in Cash Equivalents of the kinds described in clauses (1) through (7) of this definition.

“Change of Control” means the occurrence of any of the following:

(1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Issuer and its Subsidiaries taken as a whole to any Person (including any “person” (as that term is used in Section 13(d)(3) of the Exchange Act)) other than a Principal or a Related Party of a Principal; or

(2) the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any Person (including any “person” (as defined above)), other than the Principals and their Related Parties, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of the Issuer, measured by voting power rather than number of shares.

“Change of Control Offer” has the meaning assigned to that term in the Indenture.

“Change of Control Payment” has the meaning assigned to that term in the Indenture.

“Change of Control Payment Date” has the meaning assigned to that term in the Indenture.

“Consolidated EBITDA” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus (without duplication):

(a) in each case to the extent deducted in calculating such Consolidated Net Income:

(1) provisions for taxes, either payable or reasonably estimated to be payable, based on income, profits, margin or capital gains, plus franchise or similar taxes, of such Person and its Restricted Subsidiaries for such period;

(2) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including any amortization or write-off of deferred financing costs or debt issuance costs, original issue discount, non-cash interest payments, the interest component of any deferred payment obligations and the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings), and net of the effect of all payments made or received pursuant to Hedging Obligations related to interest rates;

(3) any cost, charge, fee or expense (including discounts and commissions, premiums and penalties, original issue discount, debt issuance costs and deferred financing costs and fees and charges incurred in respect of letters of credit or bankers’ acceptance financings) (or any amortization or write-off of the foregoing) associated with any Transaction Activity, to the extent deducted in computing such Consolidated Net Income;

(4) depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash charges or expenses, including any write-off or write-down, reducing Consolidated Net Income for such period (excluding (x) any amortization of a prepaid cash expense that was paid in a prior period and (y) any such non-cash charges and expenses that result in an accrual of or reserve for cash charges or expenses in any future period on or prior to the final Stated Maturity of the Notes and that such Person elects not to add back in the current period) of such Person and its Restricted Subsidiaries for such period; provided that if any such non-cash charges or expenses represent an accrual of a reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to the extent such Person elected to previously add back such amounts to Consolidated EBITDA;

(5) any Pre-Opening Expenses;

(6) the amount of any restructuring charges or reserve (including those relating to severance, relocation costs and one-time compensation charges), costs incurred in connection with any non-recurring strategic initiatives, other business optimization expense (including incentive costs and expenses relating to business optimization programs and signing, retention and completion bonuses) and any unusual or non-recurring charges or items of loss or expense (including losses on asset sales (other than asset sales in the ordinary course of business));

(7) the amount of any expense consisting of Restricted Subsidiary income attributable to non-controlling interests of third parties in any Restricted Subsidiary that is not a Wholly-Owned Restricted Subsidiary except to the extent of any cash distributions in respect thereof;

(8) the amount of insurance proceeds received during such period or after such period and on or prior to the date the calculation is made with respect to such period, attributable to any property which has been closed or had operations curtailed for any period; provided that such amount of insurance proceeds shall only be included pursuant to this clause (8) to the extent that such amount of insurance proceeds plus Consolidated EBITDA attributable to such property for such period (without giving effect to this clause (8)) does not exceed Consolidated EBITDA attributable to such property during the most recently completed four fiscal quarter period for which financial results are available that such property was fully operational (or if such property has not been fully operational for four consecutive fiscal quarters for which financial results are available prior to such closure or curtailment, the Consolidated EBITDA attributable to such property during the period prior to such closure or curtailment (for which financial results are available) annualized over four fiscal quarters);

(9) any losses resulting from mark-to-market accounting of Hedging Obligations or other derivative instruments;

(10) any charges, fees and expenses (or any amortization thereof) (including, without limitation, all legal, accounting, advisory or other transaction-related fees, charges, costs and expenses and any bonuses or success fee payments) related to any acquisition, Investment or disposition not prohibited by the Indenture (or any such proposed acquisition, Investment or disposition) (including amortization or write offs of debt issuance or deferred financing costs, premiums and prepayment penalties), in each case, whether or not successful, and in each case not already excluded from Consolidated Net Income pursuant to clause (10) of the definition thereof; and

(11) cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing Consolidated EBITDA or Consolidated Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of Consolidated EBITDA for any previous period and not added back;

(12) the amount of any restructuring, rebranding or similar charge or reserve in such period, including costs incurred in connection with (A) any acquisition, disposition, Investment or similar transaction occurring after the Issue Date or (B) severance and the consolidation or closing of any facilities after the Issue Date (or are reasonably expected to be initiated within twelve (12) months of the closing date of the applicable transaction);

(b) minus (without duplication) in each case to the extent included in calculating such Consolidated Net Income:

(1) non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business, and other than any items which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges for any prior period subsequent to the Issue Date, which was not added back to Consolidated EBITDA when accrued;

(2) the amount of non-cash gains resulting from mark-to-market accounting of Hedging Obligations or other derivative instruments; and

(3) any unusual or non-recurring items of income or gain (including, without limitation, gains on asset sales (other than asset sales in the ordinary course of business)) to the extent increasing Consolidated Net Income for such Period.

Consolidated EBITDA for any period shall be further adjusted as follows:

(A) acquisitions of any Person, property, business, operations or asset (including a management agreement or similar agreement) or investments that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date, and the change in Consolidated EBITDA resulting therefrom, will be given pro forma effect as if they had occurred on the first day of the four-quarter reference period, and Consolidated EBITDA for such reference period shall include the Consolidated EBITDA of the acquired Person (or attributable to the acquired property, business, operations or asset) or applicable to such investments, and related transactions, and subject to clause (C) below shall otherwise be calculated on a pro forma basis in accordance with Regulation S-X under the Securities Act;

(B) any Person, property, business, operations or asset (including a management agreement or similar agreement) or investments that have been disposed of by the specified Person or any of its Restricted Subsidiaries during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date, and the change in Consolidated EBITDA resulting therefrom, and any discontinued operations (as determined in accordance with GAAP), will be given pro forma effect as if they had occurred on the first day of the four-quarter reference period, and Consolidated EBITDA for such reference period shall exclude the Consolidated EBITDA of the disposed of Person (or attributable to the disposed of property, business, operations or asset or discontinued operations) or applicable to such disposed of investments and subject to clause (C) below shall otherwise be calculated on a pro forma basis in accordance with Regulation S-X under the Securities Act;

(C) Pro Forma Cost Savings shall be given effect;

(D) (a) any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during the applicable four-quarter reference period, and (b) any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during the applicable four-quarter reference period; and

(E) in any fiscal quarter during which a purchase of property that prior to such purchase was subject to any operating lease that will be terminated in connection with such purchase shall occur and during the three following fiscal quarters, there shall be added to Consolidated EBITDA an amount equal to the quarterly payment in respect of such lease (as if such purchase did not occur) times (a) 4 (in the case of the quarter in which such purchase occurs), (b) 3 (in the case of the quarter following such purchase), (c) 2 (in the case of the second quarter following such purchase) and (d) 1 (in the case of the third quarter following such purchase), all as determined on a consolidated basis for such Person and its Restricted Subsidiaries.

“Consolidated Leverage Ratio” means, with respect to any Person, as of any date of determination, the ratio of (x) (i) Consolidated Total Indebtedness of such Person as of such date of determination (the “Calculation Date”), after giving effect to all transactions to occur on the Calculation Date, including, without limitation, giving pro forma effect to any transactions with respect to Indebtedness consistent with clause (1) of the definition of “Fixed Charge Coverage Ratio,”minus (ii) cash and Cash Equivalents (in each case, free and clear of Liens other than Permitted Liens) in an amount not to exceed $100.0 million (but excluding cage cash) as of such date that would be required to be reflected on a consolidated balance sheet in accordance with GAAP to (y) Consolidated EBITDA of such Person for the most recently ended four full fiscal quarters for which internal financial statements are available (the “reference period”) immediately preceding the Calculation Date. For the avoidance of doubt, for purposes of this definition, “Consolidated EBITDA” shall be calculated after giving effect on a pro forma basis, without duplication, to the items in clauses (A) — (E) of the definition thereof.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the net income (loss) of such Person and its Restricted Subsidiaries (on the applicable date of determination) for such period, on a consolidated basis, determined in accordance with GAAP and without any reduction in respect of preferred stock dividends; provided that, without duplication:

(1) any gain or loss (together with any related provision for taxes thereon), realized in connection with (a) any Asset Sale (other than asset sales in the ordinary course of business) or (b) any disposition of any securities (other than dispositions in the ordinary course of business) by such Person or any of its Restricted Subsidiaries, and any extraordinary gain or loss (together with any related provision for taxes thereon) shall be excluded;

(2) the net income (but not loss) of any Person that (i) is not a Restricted Subsidiary, (ii) is accounted for by the equity method of accounting or (iii) is an Unrestricted Subsidiary shall be excluded; provided that Consolidated Net Income of such Person and its Restricted Subsidiaries shall be increased by the amount of dividends or distributions or other payments (including management fees) that are actually paid or payable in cash to such Person or a Restricted Subsidiary thereof in respect of such period (or to the extent converted into cash) (including by any Person referred to in clauses (i)-(iii));

(3) solely for the purpose of determining the amount available for Restricted Payments under clause (c)(3)(a) of “Certain covenants—Restricted payments,” the net income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that net income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders unless such restriction with respect to the payment of dividends or similar distributions has been waived; provided that such exclusions shall not apply with respect to limitations imposed either (x) pursuant to Acquired Debt which has been irrevocably called for redemption, repurchase or other acquisition or repayment or in respect of which the required steps have been taken to have such Acquired Debt defeased (whether by covenant or legal defeasance) or discharged, or a deposit has been made for such purpose or (y) by Gaming Laws of general applicability within the jurisdiction in which such Restricted Subsidiary operates or applicable to all Persons operating a business similar to that of such Restricted Subsidiary within such jurisdiction; provided, further, that Consolidated Net Income of such Restricted Subsidiary will be included to the extent of dividends or other distributions or other payments actually paid or permitted to be paid in cash (or to the extent converted into cash) by such Restricted Subsidiary in respect of such period, to the extent not already included therein;

(4) any goodwill or other asset impairment charges or other asset write-offs or write-downs, including any resulting from the application of Accounting Standards Codification Nos. 350 and 360, and any expenses or charges relating to the amortization of intangibles as a result of the application of Accounting Standards Codification No. 805, shall be excluded;

(5) any non-cash charges or expenses related to the repurchase of stock options to the extent not prohibited by the Indenture, and any non-cash charges or expenses related to the grant, issuance or repricing of, or any amendment or substitution with respect to, stock appreciation or similar rights, stock options, restricted stock, or other Equity Interests or other equity-based awards or rights or equivalent instruments, shall be excluded;

(6) the cumulative effect of a change in accounting principles shall be excluded;

(7) any expenses or reserves for liabilities shall be excluded to the extent that such Person or any of its Restricted Subsidiary is entitled to indemnification therefor under binding agreements; provided, that any such liabilities for which such Person or such Restricted Subsidiaries is not actually indemnified shall reduce Consolidated Net Income for the period in which it is determined that such Person or such Restricted Subsidiary will not be indemnified (to the extent such liabilities would otherwise reduce Consolidated Net Income without giving effect to this clause (7));

(8) losses, to the extent covered by insurance and actually reimbursed, or, so long as the Issuer has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (a) not denied by the applicable carrier in writing within 180 days and (b) in fact reimbursed within 365 days of the final settlement of the applicable claim (with a deduction for any amount so added back to the extent not so reimbursed within 365 days), expenses with respect to liability or casualty events or business interruption shall be excluded;

(9) gains and losses resulting solely from fluctuations in currency values and the related tax effects shall be excluded, and charges relating to Accounting Standards Codification Nos. 815 and 820 shall be excluded; and

(10) any non-recurring charges or expenses of such Person or its Restricted Subsidiaries or of a company or business acquired by such Person or its Restricted Subsidiaries (in each case, including those relating to severance, relocation costs and one time compensation charges and any charges or expenses in connection with conforming accounting policies or reaudited, combining or restating financial information), in each case, incurred in connection with the purchase or acquisition of such acquired company or business by such Person or its Restricted Subsidiaries shall be excluded.

“Consolidated Tangible Assets” of any Person as of any date means the total assets of such Person and its Restricted Subsidiaries as of the most recent fiscal quarter end for which a consolidated balance sheet of such Person and its Restricted Subsidiaries is available, minus total goodwill and other intangible assets of such Person and its Restricted Subsidiaries reflected on such balance sheet, all calculated on a consolidated basis in accordance with GAAP.

“Consolidated Total Indebtedness” means, with respect to any Person as at any date of determination, (a) an amount equal to the aggregate amount of all outstanding Indebtedness of such Person and its Restricted Subsidiaries as of such date determined on a consolidated basis in accordance with GAAP, excluding (i) Indebtedness which has been repaid, discharged, defeased (whether by covenant or legal defeasance), retired, repurchased or redeemed on or prior to such date or which a Person has irrevocably made a deposit to repay, defease (whether by covenant or legal defeasance), discharge, repurchase, retire or redeem or which a Person has called for redemption, defeasance (whether by covenant or legal defeasance), discharge, repurchase or retirement, on or prior to such date, (ii) Indebtedness of the type described in clause (5) of the definition thereof or any guarantee thereof and Indebtedness constituting banker’s acceptances, letters of credit and Hedging Obligations, and (iii) in the case of Indebtedness of a non-Wholly-Owned Restricted Subsidiary, to the extent Consolidated EBITDA (including through the calculation of Consolidated Net Income or due to non-controlling interests in such Restricted Subsidiary owned by a Person other than the Issuer or any of its Restricted Subsidiaries) did not include all of the net income of such Restricted Subsidiary, an amount of Indebtedness of such Restricted Subsidiary (provided that such Indebtedness is not otherwise guaranteed by the Issuer or another Restricted Subsidiary, if any, that guarantees the notes) directly proportional to the amount of net income of such Restricted Subsidiary not so included in Consolidated EBITDA (including through the calculation of Consolidated Net Income), less (b) cash and Cash Equivalents of such Person and its Restricted Subsidiaries in an amount not to exceed $100.0 million.

“continuing” means, with respect to any Default or Event of Default, that such Default or Event of Default has not been cured or waived.

“Credit Facility,” or “Credit Facilities” means, one or more debt facilities (including, without limitation, the ERI Credit Facility), indentures or commercial paper facilities, in each case, with banks or other institutional lenders or accredited investors or institutional investors providing for revolving credit loans, term loans, term debt, debt securities, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, extended, increased, refunded, replaced in any manner (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Designated Asset Sales” means the Asset Sales of each of the Lake Charles Gaming Facilities and the Marquette Gaming Facilities.

“Designated Non-Cash Consideration” means the fair market value of non-cash consideration received by the Issuer or any of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-Cash Consideration pursuant to an officer’s certificate setting forth the basis of such valuation, executed by a financial officer of the Issuer, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of or collection on such Designated Non-Cash Consideration.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Issuer to repurchase such Capital Stock upon the occurrence of a change of control, an asset sale or an event of loss will not constitute Disqualified Stock if the terms of such Capital Stock provide that the Issuer may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “—Certain covenants—Restricted payments.” The amount of Disqualified Stock deemed to be outstanding at any time for purposes of the Indenture will be the maximum amount that the Issuer and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends. Disqualified Stock shall not include any shares of Capital Stock, which, after the issuance thereof, become subject to mandatory redemption due to the actions or requirements of any Gaming Authority, to the extent that such issuance was made in compliance with applicable laws and, at the time of such issuance, such Capital Stock did not constitute Disqualified Stock.

“Domestic Subsidiary” means any Restricted Subsidiary of the Issuer (a) that was formed under the laws of the United States or any state of the United States or the District of Columbia and does not constitute an Immaterial Subsidiary or (b) that directly or indirectly, guarantees, or pledges any property or assets to secure Indebtedness incurred under a Credit Facility.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means a public or private sale of Equity Interests of the Issuer by Issuer (other than Disqualified Stock and other than to a Subsidiary of the Issuer).

“ERI Credit Facility” means the revolving credit facility and term loan facility under that certain Credit Agreement, dated as of April 17, 2017, by and among Issuer (as successor to Escrow Issuer), the several lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as administrative agent, swingline lender and issuing lender, and J.P. Morgan Securities LLC, Macquarie Capital (USA) Inc., Credit Suisse Securities (USA) LLC, U.S. Bank National Association, and KeyBank National Association, as joint lead arrangers, joint bookrunners and co-syndication agents, providing for up to $300.0 million of revolving credit borrowings and up to $1,450.0 million of term loan borrowings, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and, in each case, as amended, restated, modified, renewed, refunded, replaced in any manner (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.

“Exchange Notes” means the Notes issued in this offering.

“Existing Indebtedness” means all Indebtedness of the Issuer and its Subsidiaries (other than Indebtedness under the Credit Agreement) in existence on the date of the Indenture, until such amounts are repaid.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, which shall be determined in good faith by the Board of Directors of the Issuer if expected to be greater than $20.0 million.

“FF&E” means furniture, fixtures and equipment used in the ordinary course of business in the operation of a Permitted Business.

“FF&E Financing” means Indebtedness, the proceeds of which will be used solely to finance or refinance the acquisition or lease by the Issuer or a Restricted Subsidiary of the Issuer of FF&E.

“Fixed Charge Coverage Ratio” means with respect to any specified Person for any period, the ratio of the Consolidated EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect (in accordance with Regulation S-X under the Securities Act) to such incurrence, assumption, Guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1) acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations, or any Person or any of its Restricted Subsidiaries acquired by the specified Person or any of its Restricted Subsidiaries, and including all related financing transactions and including increases in ownership of Restricted Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date, or that are to be made on the Calculation Date, will be given pro forma effect (in accordance with Regulation S-X under the Securities Act) as if they had occurred on the first day of the four-quarter reference period;

(2) the Consolidated EBITDA attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded;

(3) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date;

(4) any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period;

(5) any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period; and

(6) if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term as at the Calculation Date in excess of 12 months).

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of original issue discount or premium, non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark-to-market valuation of Hedging Obligations or other derivative instruments pursuant to Accounting Standards Codification Nos. 815 and 820), the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations in respect of interest rates but excluding any amortization or write-off of deferred financing costs or debt issuance costs and excluding commitment fees, underwriting fees, assignment fees, debt issuance costs or fees, redemption or prepayment premiums, and other transaction expenses or costs or fees consisting of Transaction Activities associated with undertaking, or proposing to undertake, any Transaction Activity; plus

(2) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3) any interest expense on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

(4) the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of the Issuer (other than Disqualified Stock) or to the Issuer or a Restricted Subsidiary of the Issuer, times (b) a fraction, the numerator of which is one minus the then current combined, federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case determined on a consolidated basis in accordance with GAAP.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the date of the Indenture.

“Gaming Authorities” means, in any jurisdiction in which the Issuer or any of its Subsidiaries manages or conducts any racing, riverboat and/or casino gaming operations or activities, the applicable gaming board, commission or other governmental authority responsible for interpreting, administering and enforcing Gaming Laws, including, but not limited to, the Colorado Limited Gaming Control Commission, the Florida Dept. of Business and Prof. Regulation, Division of Pari-Mutuel Wagering, Iowa Racing and Gaming Commission, the Nevada Gaming Commission, the Nevada Gaming Control Board, the Louisiana Gaming Control Board, the Mississippi Gaming Commission, the Missouri Gaming Commission, the Pennsylvania Gaming Control Board, the Pennsylvania State Horse Racing Commission, the Pennsylvania Liquor Control Board, the Ohio Lottery Commission, the Ohio State Racing Commission, the West Virginia Lottery Commission, and the West Virginia Racing Commission.

“Gaming Facility” means any gaming or pari-mutuel wagering establishment and other Property or assets directly ancillary thereto or used in connection therewith, including any building, restaurant, hotel, theater, parking facilities, retail shops, spa, land, golf courses and other recreation and entertainment facilities, vessel, barge, ship, equipment, kennels or stables owned or operated by the Issuer or its Subsidiaries.

“Gaming Laws” means all laws, rules, regulations, orders, resolutions and other enactments applicable to racing, riverboat and/or casino gaming operations or activities, as in effect from time to time, including the policies, interpretations and administration thereof by the applicable Gaming Authorities, the Colorado Limited Gaming Act of 1991 (C.R.S. 12-47.1-101 et. seq.), the Florida Pari-mutuel Wagering Act (§ 550-551, Fla. Stat.), the Iowa Code Chapters 99D and 99F, the Nevada Gaming Control Act (codified at Chapter 463 of the Nev. Rev. Statutes), the Louisiana Gaming Control Law (codified at La. R.S. 27:1, et seq.), the Mississippi Gaming Control Act (codified at Miss. Code Ann. Section 75-76-1 et seq.), the Ohio Racing Law (codified at Chapter 3769 of the Ohio Revised Code and Chapter 3769 of the Ohio Administrative Code), the Ohio Lottery Law (codified at Chapter 3770 of the Ohio Revised Code and Chapters 3770:1 and 3770:2 of the Ohio Administrative Code), the Pennsylvania Race Horse Development and Gaming Act, the West Virginia Lottery Racetrack Table Games Act, the West Virginia Racetrack Video Lottery Act and Chapter 19, Article 23 (Horse and Dog Racing) of the West Virginia Code, in each case, together with any rules or regulations promulgated thereunder or related thereto.

“Government Securities” means securities that are direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).

“Guarantors” means any Subsidiary of the Issuer that executes a Note Guarantee in accordance with the provisions of the Indenture, and their respective successors and assigns, in each case, until the Note Guarantee of such Person has been released in accordance with the provisions of the Indenture.

“Hedging Obligations” of any Person means the obligations of such Person pursuant to (1) any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement or arrangement designed to protect such Person against fluctuations in interest rates, (2) agreements or arrangements designed to protect such Person against fluctuations in foreign currency exchange rates in the conduct of its operations, or (3) any forward contract, commodity swap agreement, commodity option agreement or other similar agreement or arrangement designed to protect such Person against fluctuations in commodity prices, in each case entered into in the ordinary course of business for bona fide hedging purposes and not for purposes of speculation.

“Immaterial Subsidiary” means any Restricted Subsidiary that is designated by the Issuer as an “Immaterial Subsidiary” if and for so long as such Restricted Subsidiary has (i) total assets at such time (x) individually, not exceeding $10.0 million and (y) together with all other Immaterial Subsidiaries, 5.0% of the Issuer’s consolidated assets as of the last day of the most recently ended fiscal quarter for which internal financial statements are available and (ii) total revenues and operating income (x) individually, not exceeding $10.0 million and (y) together with all other Immaterial Subsidiaries, 5.0% of the Issuer’s consolidated revenues and operating income, in each case, as of the most recently ended fiscal quarter for which internal financial statements are available; provided that such Restricted Subsidiary will be deemed to be an Immaterial Subsidiary only to the extent that, and for so long as, all of the above requirements are satisfied.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables) whether or not contingent:

(1) in respect of borrowed money;

(2) evidenced by bonds, Notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) other than obligations with respect to letters of credit to the extent such letters of credit have not been drawn upon or, if and to the extent drawn upon, are reimbursed no later than the third business day following receipt by such Person of a demand for reimbursement following payment on such letter of credit;

(3) in respect of banker’s acceptances;

(4) representing Capital Lease Obligations or Attributable Debt in respect of sale and leaseback transactions;

(5) representing the balance deferred and unpaid of the purchase price of any property or services (other than accounts payable or trade payables and other accrued liabilities arising in the ordinary course of business); or

(6) representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit, Attributable Debt and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien, other than a Permitted Lien described in clause (27) of the definition thereof, on any asset of the specified Person

(whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person. Indebtedness shall be calculated without giving effect to the effects of Statement of Financial Accounting Standards No. 133 and related interpretations, as amended from time to time, to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under the Indenture as a result of accounting for any embedded derivatives created by the terms of such Indebtedness.

“insolvency or liquidation proceeding” means:

(1) any case commenced by or against any Issuer or any Guarantor under Title 11, U.S. Code or any similar federal or state law for the relief of debtors, any other proceeding for the reorganization, recapitalization or adjustment or marshalling of the assets or liabilities of the Issuer or any other grantor, any receivership or assignment for the benefit of creditors relating to the Issuer or any other grantor or any similar case or proceeding relative to the Issuer or any other grantor or its creditors, as such, in each case whether or not voluntary;

(2) any liquidation, dissolution, marshalling of assets or liabilities or other winding up of or relating to the Issuer or any other grantor, in each case whether or not voluntary and whether or not involving bankruptcy or insolvency; or

(3) any other proceeding of any type or nature in which substantially all claims of creditors of the Issuer or any other grantor are determined and any payment or distribution is or may be made on account of such claims.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Issuer or any Restricted Subsidiary of the Issuer sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Issuer such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Issuer, the Issuer will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Issuer’s Investments in such Restricted Subsidiary that were not sold or disposed of in an amount determined as provided in the penultimate paragraph of the covenant described above under the caption “—Certain covenants—Restricted payments.” The acquisition by the Issuer or any Restricted Subsidiary of the Issuer of a Person that holds an Investment in a third Person will be deemed to be an Investment by the Issuer or such Restricted Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in the penultimate paragraph of the covenant described above under the caption “—Certain covenants—Restricted payments.” Except as otherwise provided in the Indenture, the amount of an Investment will be the original cost of such Investment, plus the cost of all additions thereto and minus the amount of any portion of such Investment repaid to the Person making such Investment in cash as a repayment of principal or return of capital, as the case may be, but without giving effect to subsequent changes in value.

“Issue Date” means March 29, 2017.

“Lake Charles Gaming Facilities” means the Gaming Facilities owned, leased, operated or used by the Company or its Restricted Subsidiaries in Westlake (near Lake Charles), Louisiana, including the vessel Grand Palais having Official No. 1028318.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, or any lease in the nature thereof.

“Limited Condition Acquisition” means any acquisition or other Investment, including by way of merger, amalgamation or consolidation or similar transaction, by the Issuer or one or more of its Restricted Subsidiaries, with respect to which the Issuer or any such Restricted Subsidiaries have entered into an agreement or is otherwise contractually committed to consummate and the consummation of which is not expressly conditioned upon the availability of, or on obtaining, third party financing.

“Marquette Gaming Facilities” means the Gaming Facilities in Marquette, Iowa, including the vessel Miss Marquette having Official No. 950558.

“Moody’s” means Moody’s Investors Service, Inc.

“Net Proceeds” means the aggregate cash proceeds and Cash Equivalents received by the Issuer or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash or Cash Equivalents received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of (i) the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, (ii) taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, (iii) amounts required to be applied to the repayment of Indebtedness, other than Indebtedness under a Credit Facility, secured by a Lien on the asset or assets that were the subject of such Asset Sale, (iv) all distributions to other holders of Equity Interests in Restricted Subsidiaries contractually required to be made as a result of such Asset Sale, (v) any reserve for adjustment or indemnification obligations in respect of the sale price of such asset or assets established in accordance with GAAP and (vi) amounts reserved, in accordance with GAAP, against any liabilities associated with the Asset Sale and related thereto, including pension and other retirement benefit liabilities, purchase price adjustments, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale; provided that Net Proceeds shall include any cash payments received upon the reversal (without the satisfaction of any applicable liabilities in cash in a corresponding amount) of any reserve described in clause (vi) or, if such liabilities have not been satisfied in cash and such reserve is not reversed within eighteen (18) months after such Asset Sale, the amount of such reserve.

“Non-Core Land” means each of the following parcels of land, each of which is immaterial to the Issuer’s gaming operations and as to which the Issuer has no intention to develop:

(1) the 244.69 acre parcel of land known as the “Quarry Parcel” in Hancock, West Virginia;

(2) the 162.79 acre parcel of land known as the “Woodview Golf Course” in Hancock, West Virginia;

(3) the 387.12 acre portion of the land known as the “Original Mountaineer Parcel” which is located to the east of State Route 2 site in Hancock, West Virginia;

(4) the 97.706 acre parcel of land known as the “Coldwell Parcel” in Hancock, West Virginia;

(5) the 37.85 acre parcel of land known as the “Hazel Parcel” in Hancock, West Virginia;

(6) the 1.755 acre parcel of land known as the “Glover/Daily Double Parcel” in Hancock, West Virginia;

(7) the 5.78 acre parcel of land known as the “J&T Parcel” in Hancock, West Virginia;

(8) the 109.01 acre parcel of land known as the “LSW Sanitation Parcel” in Hancock, West Virginia;

(9) the 0.92 acre parcel of land known as the “Craig/Smith Parcel” in Hancock, West Virginia;

(10) the 70.213 acre parcel of land known as the “Watson Parcel” site in Hancock, West Virginia;

(11) the 6.65 acre parcel of land known as the “Phillips Parcel” in Hancock, West Virginia;

(12) the approximately 0.955 acre parcel of land known as the “Jefferson School Parcel” in Hancock, West Virginia;

(13) the 234.99 acre parcel of land known as the “Logan/Realm Parcel” in Hancock, West Virginia;

(14) the 38.017 acre parcel of land known as the “BOC Gas Parcel” in Hancock, West Virginia;

(15) the 37.11 acre parcel of land known as the “Mara Parcel” in Franklin County, Ohio;

(16) 5.596 acres in Summit Township, Erie County, Pennsylvania;

(17) the 272 acre parcel in Summit Township, Erie County, Pennsylvania;

(18) the 213.35 acre parcel of land located in McKean Township, Pennsylvania;

(19) the following parcels of undeveloped land in the Cripple Creek, County of Teller, Colorado:

(a) 4005.134110080; 4005.134110090; 4005.134110220; 4005.134080230; 4005.134080240; and 4005.134090180;

(20) the following parcels of undeveloped land in Kimmswick, Jefferson County, Missouri:

(a) 19-7.0-25.0-001.02; 19-7.0-36.0-001.01; 20-9.0-31.0-004.02; and 20-9.0-31.0-005;

(21) the parcel of undeveloped land located at the address 1600 Lady Luck Parkway, Bettendorf, Iowa;

(22) the parcel of undeveloped land located at the address 100 Miner Street, Central City, Colorado.

“Non-Recourse Debt” means Indebtedness as to which neither the Issuer nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) or (b) is directly or indirectly liable as a guarantor or otherwise. Notwithstanding the foregoing, the Issuer and its Restricted Subsidiaries may enter into customary “completion guaranties” or “support agreements” in respect of construction projects undertaken by Unrestricted Subsidiaries so long as such “completion guaranties” or “support agreements”: (i) are unsecured or secured only by cash deposits; (ii) are subject to a fixed liability cap stated in United States dollars; and (iii) the aggregate amount of capped liability of such “completion guaranties” or “support agreements” shall not exceed $100.0 million at any one time outstanding. For avoidance of doubt, any such “completion guaranties” or “support agreements” that satisfy the requirements of the preceding sentence shall constitute “Non-Recourse Debt” for purposes of the definition of “Unrestricted Subsidiary.”

“Note Guarantee” means the Guarantee by each Guarantor of the Issuer’s obligations under the Indenture and the Notes, executed pursuant to the provisions of the Indenture.

“Notes” means the Existing Notes and the Exchange Notes.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness (including, without limitation, interest accruing at the then applicable rate provided in such documentation after the maturity of such Indebtedness and interest accruing at the then applicable rate provided in such documentation after the filing of a petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to any debtor under such documentation, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding).

“Officer” means, with respect to any Person, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Controller, the Secretary, any Senior Vice President, any Vice President or any Assistant Vice President of such Person.

“Officer’s Certificate” means a certificate signed on behalf of the Issuer by an Officer of the Issuer.

“Paid-Up Oil and Gas Leases” means those certain Paid-Up Oil and Gas Leases entered into as of May 10, 2011 by and among Mountaineer Park, Inc. and Chesapeake Appalachian, L.L.C, as the same may be amended, supplemented, modified, extended, replaced, renewed or restated from time to time.

“Pari Passu Debt” means any Indebtedness of the Issuer or any Guarantor that ranks equally in right of payment with the Notes or the Note Guarantee of such Guarantor, as applicable (without giving effect to collateral arrangements).

“Permitted Business” means any business that is the same as, or reasonably related, ancillary or complementary to, any of the businesses in which the Issuer and its Restricted Subsidiaries are engaged on the date of the Indenture, including any gaming business and other business or activity that is incidental, related or complementary thereto, including without limitation any related hotel, hospitality, food, beverage, entertainment or transportation activities.

“Permitted Investments” means:

(1) any Investment in the Issuer or in a Restricted Subsidiary of the Issuer;

(2) any Investment in Cash Equivalents;

(3) any Investment by the Issuer or any Restricted Subsidiary of the Issuer in a Person, if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary of the Issuer; or

(b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Issuer or a Restricted Subsidiary of the Issuer;

(4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “—Repurchase at the option of holders—Asset sales”;

(5) any Investment the payment of which consists of Equity Interests (other than Disqualified Stock) of the Issuer or proceeds from the sale of such Equity Interests; provided that such Equity Interests will not increase the amount available for Investments under clause (c) of the second paragraph under the covenant described in “Certain covenants—Restricted payments;”

(6) receivables owing to the Issuer or its Restricted Subsidiaries, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms, including without limitation credit extended to customers;

(7) any Investments received in compromise or resolution of (A) obligations of trade creditors or customers that were incurred in the ordinary course of business of the Issuer or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (B) litigation, arbitration or other disputes;

(8) Investments represented by Hedging Obligations;

(9) loans and advances to officers, directors and employees for payroll, business-related travel expenses, moving or relocation expenses, drawing accounts and other similar expenses, in each case, made in the ordinary course of business;

(10) other loans or advances to officers, directors and employees in an aggregate principal amount not to exceed $600,000 at any one time outstanding;

(11) repurchases of the Notes;

(12) any guarantee of Indebtedness permitted to be incurred by the covenant entitled “—Certain covenants—Incurrence of indebtedness and issuance of preferred stock” other than a guarantee of Indebtedness of an Affiliate of the Issuer that is not a Restricted Subsidiary of the Issuer;

(13) any Investment existing on, or made pursuant to binding commitments existing on, the date of the Indenture and any Investment consisting of an extension, modification or renewal of any Investment existing on, or made pursuant to a binding commitment existing on, the date of the Indenture; provided that the amount of any such Investment may be increased (a) as required by the terms of such Investment as in existence on the date of the Indenture or (b) as otherwise permitted under the Indenture;

(14) Investments acquired after the date of the Indenture as a result of the acquisition by the Issuer or any Restricted Subsidiary of the Issuer of another Person, including by way of a merger, amalgamation or consolidation with or into the Issuer or any of its Restricted Subsidiaries in a transaction that is not prohibited by the covenant described above under the caption “—Certain covenants —Merger, consolidation or sale of assets” after the date of the Indenture to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(15) Investments resulting from the acquisition of a Restricted Subsidiary that was otherwise permitted by the Indenture, which Investments were held by such Restricted Subsidiary at the time of such acquisition and were not acquired in contemplation of such acquisition;

(16) Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons in the ordinary course of business;

(17) Investments required by a Gaming Authority or made in lieu of payment of a tax or in consideration of a reduction in tax;

(18) Investments in sales of Non-Core Land by the Issuer or any of its Restricted Subsidiaries in an amount not to exceed (x) $10.0 million and (y) Designated Non-Cash Consideration received under clause (2)(c) under the caption “Repurchase at the option of holders—Asset sales”;

(19) Investments in joint ventures formed for the purpose of developing hotels or other facilities that constitute Permitted Businesses that are adjacent to or ancillary to any casino or gaming facility owned by the Issuer or a Restricted Subsidiary of the Issuer in an amount not to exceed $5.0 million;

(20) Investments in any Person having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (20) that are at the time outstanding not to exceed $300.0 million; provided, however, that if an Investment made pursuant to this clause (20) is made in any Person that is not a Restricted Subsidiary as of the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (20) for so long as such Person continues to be a Restricted Subsidiary; and

(21) any Investment so long as, at the time the Investment is made and after giving effect thereto, (i) no Event of Default has occurred and is continuing and (y) the Consolidated Leverage Ratio of the Issuer is less than or equal to 4.0 to 1.0 on a pro forma basis.

“Permitted Liens” means:

(1) Liens securing Permitted Debt incurred pursuant to and outstanding under clause (1) of the second paragraph of the covenant described above under the caption “—Certain covenants—Incurrence of indebtedness and issuance of preferred stock”;

(2) (a) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business; (b) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of insurance or social security or premiums with respect thereto (and Liens on proceeds of related policies); (c) Liens imposed by Gaming Laws or Gaming Authorities, and Liens on deposits made to secure gaming license applications or to secure the performance of surety or other bonds; and (d) Liens securing obligations with respect to letters of credit issued in connection with any of the items referred to in this clause (2);

(3) Liens in favor of the Issuer or the Guarantors;

(4) Liens on property or assets (including Capital Stock) of a Person (or its Subsidiaries) existing at the time such Person is merged with or into or consolidated with the Issuer or any Subsidiary of the Issuer or otherwise becomes a Subsidiary of the Issuer and amendments or modifications thereto and replacements or refinancings thereof; provided that such Liens were not granted in connection with, or in anticipation of, such merger or consolidation or acquisition (except for Liens securing Indebtedness incurred pursuant to clause (15) of the second paragraph of the covenant entitled “—Certain covenants—Incurrence of indebtedness and issuance of preferred stock”) and do not extend to any assets other than those of such Person (and its Subsidiaries) merged into or consolidated with the Issuer or the Subsidiary or which becomes a Subsidiary of the Issuer;

(5) Liens (including extensions, renewals or replacements thereof) on property existing at the time of acquisition of the property by the Issuer or any Subsidiary of the Issuer; provided that (except for Liens securing Indebtedness incurred pursuant to clause (15) of the second paragraph of the covenant entitled “—Certain covenants—Incurrence of indebtedness and issuance of preferred stock”) such Liens were in existence prior to, or not incurred in contemplation of, such acquisition;

(6) Liens to secure Indebtedness (including Capital Lease Obligations and FF&E Financing) permitted by clause (4) of the second paragraph of the covenant entitled “—Certain covenants—Incurrence of indebtedness and issuance of preferred stock” covering only the assets acquired with or financed by such Indebtedness (and directly related assets, including proceeds (including insurance proceeds) and replacements thereof or assets which were financed with Indebtedness permitted by such clause that has been refinanced (including successive refinancings));

(7) Liens existing on the date of the Indenture;

(8) Liens for taxes, assessments or governmental charges, levies or claims that are not yet due and payable or delinquent or that are being contested in good faith by appropriate proceedings; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(9) Liens imposed by law, such as carriers’, warehousemen’s, landlord’s and mechanics’ liens, in each case, incurred in the ordinary course of business;

(10) survey exceptions, easements, encroachments, subdivisions or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(11) Liens created for the benefit of (or to secure) the Notes (or the Note Guarantees);

(12) Liens to secure any Permitted Refinancing Indebtedness (and customary obligations related thereto); provided, however, that the new Lien is limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof);

(13) Liens on insurance policies and proceeds thereof, or other deposits, to secure insurance premium financings;

(14) filing of Uniform Commercial Code financing statements as a precautionary measure in connection with operating leases;

(15) bankers’ Liens, rights of setoff, Liens arising out of judgments or awards not constituting an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;

(16) Liens on cash, Cash Equivalents or other property arising in connection with the defeasance, discharge or redemption of Indebtedness;

(17) Liens on specific items of inventory or other goods (and the proceeds thereof) of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created in the ordinary course of business for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(18) grants of software and other technology licenses in the ordinary course of business;

(19) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(20) other Liens incidental to the conduct of the business of the Issuer and its Subsidiaries or the ownership of their Properties which were not created in connection with the incurrence of Indebtedness and do not in the aggregate materially detract from the value of such Properties or materially impair the use thereof, including without limitation leases, subleases, licenses and sublicenses and Liens imposed pursuant to the Paid-Up Oil and Gas Leases;

(21) Liens securing obligations to the trustee pursuant to the compensation and indemnity provisions of the Indenture and Liens owing to an Indenture trustee in respect of any other Indebtedness permitted to be incurred under the covenant entitled “—Certain covenants —Incurrence of indebtedness and issuance of preferred stock”;

(22) pledges or deposits made in connection with any letter of intent or purchase agreement;

(23) Liens to secure Indebtedness permitted by clause (12) of the second paragraph of the covenant entitled “—Certain covenants—Incurrence of indebtedness and issuance of preferred stock”;

(24) Liens securing Hedging Obligations that are incurred in the ordinary course of business (and not for speculative purposes);

(25) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(26) Liens securing customary cash management obligations not otherwise prohibited by the Indenture;

(27) Liens solely on any cash earnest money deposits made by the Issuer or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted under the Indenture;

(28) Liens on Equity Interests in an Unrestricted Subsidiary to the extent that such Liens secure Non-Recourse Debt or other Indebtedness of an Unrestricted Subsidiary or joint venture;

(29) Permitted Vessel Liens; and

(30) Liens securing Indebtedness; provided, that the principal amount of such Indebtedness secured pursuant to this clause (30) together with all other Indebtedness then outstanding and incurred under this clause (30) does not to exceed the greater of (i) $75.0 million and (ii) 4.5% of Consolidated Tangible Assets.

“Permitted Refinancing Indebtedness” means any Indebtedness of the Issuer or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge other Indebtedness, Disqualified Stock or preferred stock of the Issuer or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) (or, if greater, the committed amount (only to the extent the committed amount could have been incurred or issued on the date of initial incurrence or issuance and was deemed incurred or issued at such time for the purposes of the covenant under the caption “—Certain covenants—Incurrence of indebtedness and issuance of preferred stock”)) of the Indebtedness, Disqualified Stock or preferred stock renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued interest on the Indebtedness, all accrued or accumulated dividends on the Disqualified Stock or preferred stock, and the amount of all penalties, fees, expenses, costs, discounts and premiums incurred in connection therewith and any original issue discount or debt issuance costs with respect thereto);

(2) other than in connection with a refinancing of the Notes (including any redemption or repurchase) that is financed with Indebtedness under a Credit Facility, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity that is (a) equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness, Disqualified Stock or preferred stock being renewed, refunded, refinanced, replaced, defeased or discharged or (b) more than 90 days after the final maturity date of the Notes;

(3) to the extent the Permitted Refinancing Indebtedness refinances (a) Indebtedness that is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness is subordinated in right of payment to, the Notes on terms at least as favorable, taken as a whole, to the Holders of Notes as those contained in the documentation governing the Indebtedness being refinanced or (b) Disqualified Stock or preferred stock, such Permitted Refinancing Indebtedness is Disqualified Stock or preferred stock, as applicable; and

(4) if the indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is unsecured, such Permitted Refinancing Indebtedness is unsecured;

provided, however, that, unless otherwise permitted by the Indenture, Permitted Refinancing Indebtedness shall not include Indebtedness of the Issuer or any Restricted Subsidiary that refinances debt of a Subsidiary that is not a Guarantor.

“Permitted Vessel Liens” means maritime Liens on ships, barges or other vessels for damages arising out of a maritime tort, wages of a stevedore, when employed directly by a person listed in 46 U.S.C. Section 31341, crew’s wages, salvage and general average, whether now existing or hereafter arising and other maritime Liens which arise by operation of law during normal operations of such ships, barges or other vessels

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Pre-Opening Expenses” means, with respect to any fiscal period, the amount of expenses (including Fixed Charges) incurred with respect to capital projects which are classified as “pre-opening expenses” on the applicable financial statements of the Issuer and its Restricted Subsidiaries for such period, prepared in accordance with GAAP.

“Principals” means (a) Donald L. Carano, Gene R. Carano, Gregg R. Carano, Gary L. Carano, Cindy L. Carano and Glenn T. Carano, (b) their respective spouses, (c) their respective descendants and any member of their respective immediate families, including in each case stepchildren and family members by adoption, (d) their heirs at law and their estates and the beneficiaries thereof, (e) any charitable foundation created by any of them, and (f) any trust, corporation, limited liability company, partnership or other entity, the beneficiaries, stockholders, members, general partners, owners or Persons Beneficially Owning a majority of the interests of which consist of any one or more of the Persons referred to in the immediately preceding clauses (a) through (e).

“Pro Forma Cost Savings” means the amount of cost savings, operating expense reductions and synergies projected by Issuer in good faith to be realized as a result of specified actions taken or with respect to which steps have been initiated (in the good faith determination of Issuer) during the Issuer’s most recently ended four full fiscal quarters for which internal financial statements are available as of the date of determination (or are reasonably expected to be initiated within twelve (12) months of the closing date of such specified transaction), including in connection with any acquisition, disposition, Investment or similar transaction (calculated on a pro forma basis as though such cost savings, operating expense reductions and synergies had been realized during the entirety of the Issuer’s most recently ended four full fiscal quarters for which internal financial statements are available as of the date of determination), net of the amount of actual benefits realized during the Issuer’s most recently ended four full fiscal quarters for which internal financial statements are available as of the date of determination from such actions; provided that (i) such actions are to be taken within twelve (12) months after the consummation of the applicable transaction, restructuring or implementation of an initiative that is expected to result in such cost savings, expense reductions or synergies, (ii) no cost savings, operating expense reductions and synergies shall be added pursuant to this definition to the extent duplicative of any expenses or charges otherwise added to Consolidated EBITDA, whether through a pro forma adjustment or otherwise, for the Issuer’s most recently ended four full fiscal quarters for which internal financial statements are available as of the date of determination, and (iii) projected amounts (and not yet realized) may no longer be added in calculating Consolidated EBITDA pursuant to this definition to the extent more than twelve (12) months have elapsed after the specified action taken in order to realize such projected cost savings, operating expense reductions and synergies; provided further, that the aggregate amount of additions made to Consolidated EBITDA for any during the Issuer’s most recently ended four full fiscal quarters for which internal financial statements are available as of the date of determination pursuant to this definition shall not (i) exceed 15.0% of Consolidated EBITDA for the Issuer’s most recently ended four full fiscal quarters for which internal financial statements are available as of the date of determination (after giving effect to this definition) or (ii) be duplicative of one another.

“Property” means, with respect to any Person, any interest of such Person in any land, property or asset, whether real, personal or mixed, or tangible or intangible, including, without limitation, Capital Stock in any other Person.

“Qualifying Equity Interests” means Equity Interests of the Issuer other than Disqualified Stock.

“Registration Rights Agreement” means the registration rights agreement among the Issuer, the Guarantors and the other parties named on the signature pages thereof, as such agreement may be amended, modified or supplemented from time to time and, with respect to any Additional Notes, one or more registration rights agreements among the Issuer, the Guarantors and the other parties thereto, as such agreement(s) may be amended, modified or supplemented from time to time, relating to rights given by the Issuer to the purchasers of Additional Notes to register such Additional Notes under the Securities Act.

“Related Party” means:

(1) any controlling stockholder, majority owned Subsidiary, or immediate family member, including, without limitation, present, former and future spouses, sons-in-law and daughters-in-law (in the case of an individual) of any Principal; or

(2) any trust, corporation, partnership, limited liability company or other entity, the beneficiaries, stockholders, partners, members, owners or Persons beneficially holding a majority (and controlling) interest of which consist of any one or more Principals and/or such other Persons referred to in the immediately preceding clause (1).

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, and its successors.

“SEC” means the U.S. Securities and Exchange Commission.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of the Indenture.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the date of the Indenture, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” means, with respect to any specified Person:

(1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership or limited liability company of which (a) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (b) such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Transaction Activity” means any of the following (and, in each case, whether or not successful): (a) the actual or attempted incurrence of any Indebtedness or the issuance of any Equity Interests by the Issuer or any Restricted Subsidiary, activities related to any such actual or attempted incurrence or issuance, or the issuance of commitments in respect thereof, (b) amending or modifying, or redeeming, refinancing, tendering for, refunding, defeasing (whether by covenant or legal defeasance), discharging, repaying, retiring or otherwise acquiring for value, any Indebtedness prior to the Stated Maturity thereof or any Equity Interests (including any premium, penalty, commissions or fees), (c) the termination of any Hedging Obligations or other derivative instruments or any fees paid to enter into any Hedging Obligations or other derivative instruments or (d) any acquisition or disposition of any Person, property or assets permitted pursuant to the terms of the Indenture, including the Isle Acquisition.

“Treasury Rate” means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to April 1, 2020, provided, however, that if the period from the redemption date to April 1, 2020, is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Unrestricted Subsidiary” means any Subsidiary of the Issuer that is designated by the Board of Directors of the Issuer as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors, but only to the extent that as of the time of such designation:

(1) has no Indebtedness other than Non-Recourse Debt (other than “completion guaranties” or “support agreements” that constitute Non-Recourse Debt); and

(2) such Subsidiary does not own Capital Stock or Indebtedness of or hold any Lien on any Property of the Issuer or any Subsidiary of the Issuer that is not a Subsidiary of the Subsidiary so designated.

“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) the then outstanding principal amount of such Indebtedness.

“Wholly-Owned Restricted Subsidiary” of any specified Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) will at the time be owned by such Person or by one or more Wholly-Owned Restricted Subsidiaries of such Person.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a general discussion based upon present law of certain U.S. federal income tax considerations relevant to the holders of the Existing Notes exchanging Existing Notes for Exchange Notes pursuant to the exchange offer. This summary is limited to holders who hold the Existing Notes as capital assets for purposes of the Internal Revenue Code of 1986, as amended (the “Code”). This discussion does not address rules relating to Notes held by special categories of holders, including financial institutions, insurance companies, regulated investment companies, real estate investment trusts, broker-dealers, tax-exempt organizations, traders in securities that elect to mark-to-market, investors liable for the alternative minimum tax, U.S. expatriates, investors that hold notes as part of a straddle, hedging, constructive sale or conversion transaction, and U.S. Holders (as defined below) whose functional currency is not the U.S. dollar. The discussion does not address any state, local or foreign taxes, the Medicare tax on net investment income or the federal alternative minimum tax. Holders should note that no rulings have been, or are expected to be, sought from the U.S. Internal Revenue Service (the “IRS”) with respect to any of the U.S. federal income tax consequences discussed below, and no assurance can be given that the IRS or a court will not take contrary positions.

This summary is not a comprehensive description of all of the U.S. federal tax consequences that may be relevant with respect to the exchange of the Notes. We urge you to consult your own tax advisor regarding your particular circumstances and the U.S. federal income and estate and gift tax consequences to you of exchanging these Notes, as well as any tax consequences arising under the laws of any state, local or foreign tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws.

As used herein, the term “U.S. holder” means a beneficial owner of Notes (other than a partnership) that for U.S. federal income tax purposes is any of the following:

•	an individual citizen or resident of the U.S.;

•	a corporation or any other entity treated as a corporation for U.S. federal income tax purposes created or organized in or under the laws of the U.S., any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust if it (1) is subject to the primary supervision of a court within the U.S. and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under to be treated as a U.S. person.

“Non-U.S. holder” means a person that is a beneficial owner of a Note other than a U.S. holder.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds the Notes being exchanged in the exchange offer, the U.S. federal income tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership and accordingly, this summary does not apply to partnerships. A partner of a partnership exchanging the Notes should consult its own tax advisor regarding the U.S. federal income tax consequences to the partner of exchanging Existing Notes for Exchange Notes pursuant to the exchange offer.

Exchange offer

The exchange of Existing Notes for Exchange Notes will not result in a deemed exchange of the Notes for “new” Notes and therefore will not constitute a taxable exchange for U.S. federal income tax purposes. As a result, (1) a U.S. holder or a non-U.S. Holder will not recognize any taxable gain or loss as a result of exchanging such holder’s Existing Notes pursuant to the exchange offer; (2) the holding period of the

Exchange Notes will include the holding period of the Existing Notes exchanged therefor; and (3) the adjusted tax basis of the Exchange Notes will be the same as the adjusted tax basis of the Existing Notes exchanged therefor immediately before such exchange.

PLAN OF DISTRIBUTION

Each broker-dealer that receives Exchange Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Existing Notes where such Existing Notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration date of this exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, all dealers effecting transactions in the Exchange Notes may be required to deliver a prospectus.

We will not receive any proceeds from any sale of Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such exchange Notes. Any broker-dealer that resells exchange Notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange Notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of exchange Notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 180 days after the expiration date, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the outstanding notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the outstanding Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

Certain legal matters with respect to the Notes will be passed upon for the Company by Milbank, Tweed, Hadley & McCloy LLP and McDonald Carano LLP.

EXPERTS

The consolidated financial statements of Eldorado Resorts, Inc. appearing in Eldorado Resorts Inc.’s Annual Report on Form 10-K for the year ended December 31, 2016 (including schedule appearing therein), and the effectiveness of Eldorado Resorts Inc.’s internal control over financial reporting as of December 31, 2016 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Isle of Capri Casinos, Inc. appearing in Isle of Capri Casinos, Inc.’s Current Report on Form 8-K filed on December 21, 2016 for the year ended April 24, 2016 (including schedule appearing therein), and the effectiveness of Isle of Capri Casinos, Inc.’s internal control over financial reporting as of April 24, 2016 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

Eldorado Resorts, Inc.

OFFER TO EXCHANGE ANY AND ALL OUTSTANDING

6% SENIOR NOTES DUE 2025 (THE “EXISTING NOTES”)

($375,000,000 IN AGGREGATE PRINCIPAL AMOUNT OUTSTANDING)

FOR

6% SENIOR NOTES DUE 2025 (THE “EXCHANGE NOTES”)

AND

GUARANTEES OF THE EXCHANGE NOTES BY THE GUARANTORS NAMED HEREIN

PROSPECTUS

June 26, 2017